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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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ATLAS AIR WORLDWIDE HOLDINGS, INC.
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LETTER TO OUR SHAREHOLDERS FROM THE BOARD OF DIRECTORS

Dear Shareholders,

We are pleased to invite you to attend the Annual Meeting of Shareholders on Wednesday, May 22, 2019. Our meeting will be held at 10:00 a.m., local time, at the Doral Arrowwood Hotel and Conference Center, 975 Anderson Hill Road, Rye Brook, New York 10573.

As your Board, we welcome this opportunity to communicate with you. In stewarding your Company, we seek to achieve long-term, sustainable performance and to create value through the right business strategies, prudent risk management, effective corporate governance practices, environmental and social initiatives, effective executive compensation programs, and well-functioning talent and succession planning. We would like to highlight a few areas of significance for the Board this past year:

A Record Year and Outlook

Atlas Air Worldwide continues to grow.

We have driven substantial growth in the scale, diversity and profitability of our business over the past several years. We generated record volumes, revenue, and earnings in 2018.

Our focus is on express, e-commerce and fast-growing markets, such as those in Asia and South America, where we had the best year in Company history in 2018.

Our record performance in 2018 and our outlook for another record year in 2019 are driven by multiyear initiatives that have expanded our capabilities, enabled us to serve a greater range of customers, and provided a solid platform for future growth opportunities.

We are excited about our future and our role in the future of airfreight.

Our business and our initiatives begin with our mission to be our customers' most trusted partner. Our operating philosophy is to grow our business by helping our customers grow theirs. Embedded in our core values is our commitment to the highest standards of safety and regulatory compliance, and to policies that promote the health and well-being of our employees and the environment.

Airfreight is vital in today's modern, global economy. It is a catalyst for international trade. It provides efficient access to markets. It is driving increased innovation in supply chains, and it is a powerful contributor to global economic and social development.

We are proud to be a leader in an industry where we can grow our business, deliver value for our customers and shareholders, and be a driver of positive social impact. Global airfreight traffic is expected to double in size over the next 20 years. As it does, it will drive a continuing increase in connectivity between developed and developing countries, triggering opportunities for economic growth and social transformation in local communities that otherwise would not be in reach.

2018 Financial and Operating Performance

Operationally and financially, our 2018 results reflected the continued leadership and strength of our ACMI and Charter businesses, the growth of our annuity-like Dry Leasing operations, ongoing efficiency and productivity initiatives and a disciplined balance sheet focus.

Volumes in 2018 increased 17% to a record 296,264 block hours, with revenue growing 24% to a record $2.7 billion and total direct contribution by our business segments increasing 18% to $496.3 million.

On a reported basis, income from continuing operations, net of taxes, increased 21% to $270.6 million, or $5.22 per diluted share, which included an unrealized gain on financial instruments of $123.1 million related to outstanding warrants.

On an adjusted basis, income from continuing operations, net of taxes,* grew 53% to $204.3 million, or $7.27 per diluted share* in 2018, with Adjusted EBITDA* rising 26% to $540.6 million.

Looking Ahead

Atlas Air Worldwide is well-positioned to meet customer demand by capitalizing on the scale and scope of our domestic and worldwide operations to drive higher volumes, revenue and earnings in 2019.

We have the aircraft and provide the services that customers want. In March 2019, we expanded our strategic relationship with leading e-commerce retailer Amazon. We are scheduled to begin flying five 737-800 freighters for Amazon on a CMI (crew, maintenance and insurance) basis this year, with an opportunity to operate up to 15 additional aircraft by May 2021. As airfreight continues to grow, further globalization will require time-definite air networks such as those we provide to facilitate the flow of goods.

With the exceptional contribution of our employees, we are eager to grow our business, deliver value and benefits for our customers and shareholders, and extend our role in the global movement of goods, technology, ideas and social good.

Continued Alignment of Strategy, Performance and Executive Compensation

Our strong 2018 financial and operating results are a reflection of our leadership in international aviation outsourcing. During 2018, key accomplishments included the addition of 16 aircraft to our operating fleet in response to customer demand, with the operating fleet numbering more than 100 aircraft for the first time; significant progress on our initiative to provide air transport services for Amazon; expanded relationships with existing customers, including Asiana Cargo, DHL Express and the U.S. military; and the establishment of new relationships with new customers, including Industria de Diseno Textil, S.A. (Inditex) and SF Express. Our long-term strategy is to move more deeply into express, e-commerce and fast-growing global markets. Driving our execution of this strategy are an experienced, dedicated team of employees focused on our customers' expectations; a modern, superior fleet tailored to meet our customers' unique needs; a broad array of value-added, global operating services; and a solid financial structure.

Our 2018 executive compensation programs were thoughtfully structured to align with our long-term strategy and drive our operational performance and deliver strong financial results. Shareholder feedback has been and will continue to be influential in shaping our governance and executive compensation programs and practices.

Recent Governance Enhancements

As part of our ongoing commitment to incorporating specific feedback from shareholders into our governance practices, we implemented several noteworthy changes since our last shareholder meeting consistent with topics of importance raised by shareholders. Among other changes, we (1) elected two gender-diverse (including one ethnically diverse) Board members, (2) amended the Nominating and Governance Committee charter to provide that

*
Adjusted income from continuing operations, net of taxes, Adjusted Diluted EPS from continuing operations, net of taxes, and Adjusted EBITDA are non-GAAP measures. A reconciliation to the most directly comparable GAAP measures may be found on Page 45 and Page 46 of our 2018 Annual Report on Form 10-K, included with our Annual Report to Shareholders.

diversity should be a factor in assessing the Board's core competencies as a whole, and (3) moved to proactively prevent potential over-boarding issues by amending our Corporate Governance Principles to limit directors to serving on a maximum of four public-company boards (including the Company's board).

We regularly conduct ongoing reviews of our governance practices to ensure that we maintain best practices and enhanced disclosure in our proxy statement and other SEC filings.

Continued Focus on Environmental and Social Issues

We are dedicated to serving our customers and the communities in which we operate. Fulfilling this commitment dictates that we build a vibrant, innovative organization that satisfies our customers' needs and delivers value to our shareholders. Effectively addressing environmental and social issues is a key part of building a premier organization. Doing so means maintaining sound business practices and long-term, sustainable strategies that are designed to (1) minimize the impact of our business on the environment and partner us with our customers and other stakeholders to ensure a clean, low-carbon future (such as our FuelWise program and planned participation in CORSIA, a global carbon emissions program governing international flying); (2) prioritize our shareholders while actively ensuring the needs of our other stakeholders are appropriately addressed – for example, earning trust and support by maintaining the highest level of legal and ethical conduct by our employees, maintaining practices and policies that create a diverse and respectful environment for our globally situated employees and reward them for their hard work, ingenuity and creativity; and (3) actively involve our Company and its employees in our local and global community through programs ranging from volunteering at local socioeconomically disadvantaged schools to providing varied and extensive aid relief during disasters and times of need. Please see the section titled "Environmental, Social and Governance Issues" for a discussion of the various ways in which we address these matters, which we view as an important part of our business.

We look forward to our continued dialogue with you and welcome your feedback as we execute our strategy and focus on sustainable, long-term value creation. Please feel free to share your thoughts or concerns with us. Communications may be addressed to the Board in care of the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, or e-mailed to corporate.secretary@atlasair.com.

We value your input and thank you for your investment and ongoing support.

Robert F. Agnew, Chairman
Timothy J. Bernlohr
Charles F. Bolden, Jr.
William J. Flynn
Bobby J. Griffin
Carol B. Hallett
Jane H. Lute
Duncan J. McNabb
Sheila A. Stamps
John K. Wulff

Notice of 2019 Annual Meeting of Shareholders

To be held on May 22, 2019

We will hold the 2019 Annual Meeting of Shareholders of Atlas Air Worldwide Holdings, Inc., a Delaware corporation, on Wednesday, May 22, 2019, at 10:00 a.m., local time, at the Doral Arrowwood Hotel and Conference Center, 975 Anderson Hill Road, Rye Brook, New York, for the following purposes:

1.
To elect a Board of Directors to serve until the 2020 Annual Meeting of Shareholders or until their successors are elected and qualified;

2.
To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2019;

3.
To hold an advisory vote to approve the compensation of the Company's Named Executive Officers;

4.
To consider and vote on a proposal to approve an amendment to our 2018 Incentive Plan to increase the number of shares that are available for issuance of awards under such plan; and

5.
To transact such other business, if any, as may properly come before the meeting and any adjournments thereof.

The foregoing matters are described in more detail in the Proxy Statement that is attached to this notice.

Only shareholders of record at the close of business on April 8, 2019, which date has been fixed as the record date for notice of the Annual Meeting of Shareholders, are entitled to receive this notice and to vote at the meeting and any adjournments thereof.

YOUR VOTE IS VERY IMPORTANT. WE HOPE YOU WILL ATTEND THIS ANNUAL MEETING OF SHAREHOLDERS IN PERSON. WHETHER OR NOT YOU ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD. RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A PROXY CARD. IF YOU HAVE RECEIVED MORE THAN ONE PROXY CARD, IT IS AN INDICATION THAT YOUR SHARES ARE REGISTERED IN MORE THAN ONE ACCOUNT. PLEASE COMPLETE, DATE, SIGN AND RETURN EACH PROXY CARD YOU RECEIVE.

By Order of the Board of Directors

ADAM R. KOKAS Executive Vice President, General Counsel and Secretary

April 19, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 2019
This Proxy Statement and the AAWW 2018 Annual Report are available for downloading, viewing and printing at https://www.ezodproxy.com/atlasair/2019.

PROXY SUMMARY

PROXY SUMMARY

2018 Performance Highlights

Overview of Business

We are a leading global provider of outsourced aircraft and aviation operating services. We operate the world's largest fleet of 747 freighters and provide customers a broad array of 747, 777, 767, 757 and 737 aircraft for domestic, regional and international cargo and passenger operations. Our fleet totaled 112 aircraft at year-end 2018, including 16 we added pursuant to growth initiatives in 2018.

We provide unique value to our customers by giving them access to a wide range of modern, efficient aircraft, combined with outsourced aircraft operating services that we believe lead the industry in terms of quality and global scale. We operated almost 60,000 flights serving 382 destinations in 89 countries in 2018, reflecting our far-reaching global scale and scope.

Our customers include express delivery providers, e-commerce retailers, airlines, freight forwarders, the U.S. military, and charter brokers. We provide global services with operations in Africa, Asia, Australia, Europe, the Middle East, North America, and South America.

2018 Performance Highlights and Key Accomplishments

We delivered record volumes, revenue and earnings in 2018, reflecting our growth initiatives and our focus on express, e-commerce and fast-growing global markets.

Strategic Initiatives

  •
  We added 16 aircraft (nine 767s, six 747s and one 777) to our operating fleet in response to customer demand, with more than 100 planes included in our operating fleet for the first time. We ended the year with 112 aircraft across five fleet types that are well-suited to our growing domestic and regional operations, as well as our long-haul, international flying.

  •
  We expanded our commercial relationship with leading e-commerce retailer Amazon. We placed and began operating eight new 767-300 freighters for Amazon during 2018, raising the number to 20 at year-end, which was in line with our expectations when we commenced this new service in 2016.

i

PROXY SUMMARY
  •
  We completed agreements to operate 747 freighters for several existing and new customers, including Asiana Cargo, Inditex, one of the world's largest fashion retailers, and SF Express, China's leading express operator.

Continued Growth Opportunities

Our record financial and operating performance in 2018 reflected the leadership and strength of our ACMI and Charter businesses, the growth and annuity-like contribution of our Dry Leasing operations, ongoing efficiency and productivity initiatives, and a disciplined balance sheet focus.

We see tremendous opportunity for continued growth in our key markets, fueled by an expanding global middle class with higher levels of disposable income. Further globalization will require expansive and time-definite air networks to facilitate the international flow of goods.

While expanding our operating platforms and our fleet during 2018, we continued to maintain a lean management structure.

In addition, we continue to execute on strategic initiatives to strengthen and diversify our business mix, expand our customer base, generate cost savings through operating efficiencies, and enhance our portfolio of assets and services. Our actions have positioned us to capitalize on market opportunities.

Strong Performance in 2018

Disciplined and Balanced Capital Allocation Strategy

We are committed to creating, enhancing and delivering value to our shareholders. Our commitment reflects a disciplined and balanced capital allocation strategy that has focused on maintaining a strong balance sheet, investing in modern, efficient assets and returning capital to shareholders.

2018 Capital Allocation Actions:

  •
  Added 16 aircraft to operating fleet in response to customer demand, ending the year with 112 aircraft across five fleet types

  •
  Secured $223 million of financing with respect to 14 767-300 aircraft for Amazon dry lease and CMI agreements

  •
  Secured $167 million of financing for two 777-200 aircraft for DHL Express dry lease and CMI agreements

  •
  Paid $250 million of debt principal

  •
  Focused on maintaining a healthy cash position – $248.4 million2 at year-end 2018

  •
  Amended and extended revolving credit facility, increasing available amounts under the facility to $200 million for four years

  •
  Maintained authority to repurchase shares up to $25 million

1
Adjusted Diluted EPS from continuing operations, net of taxes, is a non-GAAP measure. A reconciliation to the most directly comparable GAAP measure may be found on Page 45 of our 2018 Annual Report on Form 10-K, included with our Annual Report to Shareholders.

2
Includes cash, cash equivalents, short-term investments and restricted cash.

PROXY SUMMARY

Shareholder Outreach, Engagement and Responsiveness

We have engaged in extensive ongoing shareholder outreach over the past eight years to better understand shareholder perspectives and consider ideas for improvements to, among other things, our corporate governance, sustainability and executive compensation practices, as well as our business strategy and performance, capital allocation strategy and public disclosures. This year, we again engaged in a robust shareholder outreach program, reaching out to shareholders representing approximately 75% of our outstanding shares, and engaged with shareholders representing over 65% of our outstanding shares. We have made recent changes to our governance and executive compensation practices in response to insights gained during these discussions.

During all shareholder outreach meetings, AAWW sought input on our overall pay program, as well as emerging topics of expressed shareholder interest, such as environmental, social and governance ("ESG") issues. We received many supportive and positive comments on the Company's direction (both from a business growth and governance perspective), our recent pay program changes and our board rotation/refreshment and outlook.

As a result of specific feedback from shareholders, we have made several changes to our compensation program and practices and disclosure over recent years, and made changes to our governance practices in response to topics of importance raised by shareholders. Examples of feedback received are also included below.

Summary of Key Messages and Actions Related to Shareholder Outreach

Topic	What We Heard From Our Shareholders

Percentage weighting of performance-based LTI awards	• Support for our performance-based versus time-based LTI weighting of 50%/50%

Favorability of relative LTI metrics

•

Support for the use of a TSR metric with a thoughtful broad comparator group and no upward modification in the event the absolute total shareholder return is negative (even if the Comparative TSR performance achieved would have provided for an upward adjustment)

Board Composition & Refreshment	• Supportive of extensive board refreshment in recent years, including emphasis on strengthening needed board skills/experience, in addition to expansion of gender and other diversity

ESG/Sustainability	• Investors continued to encourage our focus on ESG factors and commitment to strong ESG practices
• Investor interest in sustainability continues to gain momentum as investors seek to gain a deeper understanding of the Company's focus on, and commitment to, ESG matters

Peer Group Selection	• Supportive of revised, revamped peer group that more closely reflects the global nature and structure of our business and operations

Share Ownership Guidelines	• Support for increased share ownership levels for the CEO and other executives to further align the interests of management with those of shareholders

Compensation structure to limit inappropriate risk taking	• Investors continued to encourage our ongoing monitoring and review of executive compensation program to identify potential sources of material risk within the program design and administration
• Support for comprehensive risk assessment performed annually by independent compensation consultant

PROXY SUMMARY

CHANGES MADE IN DIRECT RESPONSE TO FEEDBACK

    Changes made since our last shareholder meeting:

    •
    Enhanced disclosure regarding LTI percentage weighting as a percentage of total compensation (p. 37)

    •
    Elected two gender-diverse (including one ethnically diverse) board members having skills in cybersecurity and finance (skills identified by the Board and the Nominating and Governance Committee as areas of significant value-added Board skills) (p. viii)

    •
    Amended Nominating and Governance Committee charter to provide that diversity (including gender and ethnicity) should be a factor in assessing the Board's core competencies as a whole (p. 26)

    •
    Moved to proactively prevent potential over-boarding issues by amending Corporate Governance Principles to limit directors to serving on a maximum of four public-company boards (including the Company's board) (p. 27)

    •
    Implemented regular cybersecurity briefings at Board meetings

  •
  Extensive changes in 2017 – 2018:

  •
  Transitioned to strict double-trigger standard for all awards, requiring actual separation from service for second trigger

  •
  Added relative TSR performance measure to LTI awards to further strengthen pay-for-performance link

  •
  Enhanced disclosure regarding LTI performance target setting

  •
  Increased CEO stock ownership guidelines to 6x base salary to further align CEO interest with shareholders

  •
  Named two new nominees with a focus on gender diversity, cybersecurity, banking and financial skills as well as other skills in our board matrix to the 2018 Board slate. Also rotated Chairs of Board and Nominating & Governance Committee in 2017

  •
  Revised peer group to reflect appropriate comparators for our evolving global business

  •
  Included a member of the Compensation Committee in shareholder outreach

  •
  Other recent shareholder-driven changes:

  •
  Adopted proxy access providing eligible shareholders the right to include director nominees in our proxy materials

  •
  Increased the weight of corporate financial and customer service goals from 70% to 80% in determining compensation of our Named Executive Officers ("NEOs") under the Annual Incentive Program

  •
  Strengthened disclosure to reflect that we once again set target goals for Company performance (net income) under the Annual Incentive Plan at levels higher than the Company's actual prior-year performance

  •
  Memorialized our general practice of granting equity awards subject to vesting periods greater than one year by adding minimum vesting language to our 2016 Plan and continued this provision in our current 2018 Plan

PROXY SUMMARY

    •
    Engaged a new independent compensation consultant, Pay Governance LLC ("Pay Governance"), in late 2016

    •
    Added enhanced disclosure regarding our environmental, social and governance practices

    •
    Adopted limits on Director service on other boards in keeping with market best practices and investor input regarding a Director's time commitment

    •
    Refreshed our board membership (one new 2017 director, two new directors elected in 2016), with a view towards increasing diversity and board skills and expertise

    •
    Adopted majority voting to elect Directors in uncontested elections

We regularly conduct ongoing reviews of both our governance and executive compensation practices to ensure that we maintain best practices and enhanced disclosure in our proxy statement and other SEC filings. We have also worked to expand and enhance our public disclosure around the topics of interest to our shareholders during these discussions.

In general, our outreach program over the past two years has targeted shareholders representing approximately 75% of our outstanding shares, with investor discussions occurring throughout the year on relevant topics and on the evolving governance landscape in the off-season, as well as our annual meeting ballot items.

  •
  In-Season Engagement. In 2018, prior to our annual meeting, we reached out to shareholders representing over 75% of our outstanding shares (including 24 of our 26 largest holders) and held discussions with all available shareholders.

  •
  Off-Season Engagement. After our 2018 annual meeting, we reached out to shareholders representing approximately 75% of our outstanding shares and engaged with shareholders representing over 65% of our outstanding shares, to obtain additional feedback on our corporate governance and executive compensation practices. As further discussed herein, specific shareholder feedback throughout the years has directly resulted in changes and enhancements to our executive compensation and corporate governance programs.

v

PROXY SUMMARY

The diagram below represents our ongoing shareholder outreach process.

Compensation Program that Aligns Pay and Performance

Our compensation programs are designed to drive achievement of our business strategies and provide competitive opportunities. Accordingly, achievement of most of those opportunities depends on the attainment of certain performance goals tied to Company performance. Atlas' compensation programs are designed to provide compensation that:

1.
Attracts, motivates and retains high-performing executives

2.
Provides performance-based incentives to reward achievement of short- and long-term business goals and strategic objectives which align with our operating plan, while recognizing individual contributions

3.
Aligns the interests of our executives with those of our shareholders, including by placing more than 89% of 2018 CEO total compensation opportunity "at risk", with over 68% subject to achievement of preestablished performance goals tied to operational, financial and strategic objectives.

In making compensation decisions for 2018, the Compensation Committee considered our operating strategy and goals, as well as comments received through our shareholder outreach program. In response to shareholder feedback, we adopted some very significant and impactful changes, as described on page iv and the Compensation Discussion and Analysis.

PROXY SUMMARY

The Company performance metrics we believe are important to our shareholders are the same metrics as we used in our incentive plans in 2018:

Annual Incentives

Company Performance Metric		NEO Performance Metric
Company Financial Performance – Adjusted Net Income	➨	Adjusted Net Income

Customer On-Time Performance – Stringent standards specified under customer contracts	➨	Customer Service On-Time Reliability

Company Business Plan and Strategic Initiatives	➨	Individual Performance Objectives (based heavily on annually set corporate strategic objectives)

Long-Term Incentives – PSUs and Performance Cash

EBITDA Growth	➨	EBITDA Growth

Return on Invested Capital	➨	Return on Invested Capital

TSR (for awards granted in 2018 and later)	➨	Comparative TSR (for awards granted in 2018 and later)

Strong, Well-Balanced Corporate Governance Practices
✓
Best Practices. We maintain corporate governance best practices that promote accountability and protect shareholder rights, including the adoption of proxy access provisions in our By-laws and the implementation of majority voting in uncontested elections.

In addition, we have annually elected Directors, 100% Board independence (except our CEO), separate CEO and Chairman positions, no poison pill in place, 100% independent Board committees, and ongoing dialogue with shareholders, including on governance, executive compensation, and other key business matters.

✓
Highly Qualified Board. Our Directors bring deep industry experience to provide effective oversight in the boardroom.
✓
Independent Board Leadership. We have separate Chairman of the Board and CEO roles with an independent Chairman elected annually by our Board. In recent years, we have refreshed the independent Chairman and the Chairs of our Audit Committee, Compensation Committee, and Nominating and Governance Committee, providing strong, independent Board and Committee leadership.
✓
Focus on Board Composition, Refreshment and Rotation. We regularly evaluate the composition of our Board and our Committee leadership to ensure that we have the right balance of experience and perspective, and a mix of skills, backgrounds and diversity to effectively facilitate oversight of management and strategy. To that end, we have welcomed five new directors since 2016, which represents one-half of the current Board, and rotated the Chair of the Board in mid-2017 following the rotation of the Chairs of our Audit Committee, Compensation Committee, and Nominating and Governance Committee over that time frame.

Shareholders should note that while the Board does not follow formal age and tenure policies, it is the Board's current expectation that Chairs (Board and Committees) will generally serve from three to five years and that members of the Board will generally serve 12 to 15 years. Both the Board and the Nominating and Governance Committee review Board and Committee composition, tenure, refreshment and rotation matters on a regular basis.

PROXY SUMMARY

New Directors for 2018

Jane H. Lute	Shelia A. Stamps

To best serve shareholders, both of these recently elected Directors bring an appropriate balance of fresh perspective and experience to effectively oversee strategy and management.

The current average tenure of our Directors and the composition of our Board is as follows:

Director Tenure	Board Composition

To evidence the Board's focus on refreshment, tenure and composition matters, the Board's average tenure has declined from eight years in April 2016 to approximately seven years today.

Please see pages 15-30 for further discussion of our governance practices.

Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement   |

  |   Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement

GENERAL INFORMATION

ATLAS AIR WORLDWIDE HOLDINGS, INC.
2000 Westchester Avenue
Purchase, New York 10577

PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS

May 22, 2019

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or "Board") of Atlas Air Worldwide Holdings, Inc., a Delaware corporation ("AAWW" or the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, May 22, 2019, at the Doral Arrowwood Hotel and Conference Center, 975 Anderson Hill Road, Rye Brook, New York 10573 at 10:00 a.m., local time, and at any adjournments or postponements of the Annual Meeting. It is expected that this Proxy Statement and the accompanying proxy will first be mailed or delivered to shareholders beginning on or about April 22, 2019. Proxies may be solicited in person, by telephone or by mail, and the costs of such solicitation will be borne by AAWW.

THE COMPANY

AAWW is a leading global provider of outsourced aircraft and aviation operating services. We operate the world's largest fleet of 747 freighters and provide customers with a broad array of 747, 777, 767, 757 and 737 aircraft for domestic, regional and international cargo and passenger operations.

AAWW is a holding company with two wholly owned operating subsidiaries, Atlas Air, Inc. ("Atlas") and Southern Air, Inc. ("Southern"). We also have a 51% economic interest and a 75% voting interest in Polar Air Cargo Worldwide, Inc. ("Polar"). In addition, we are the parent company of several wholly owned subsidiaries related to our dry leasing services (collectively referred to as "Titan"). Except as otherwise noted, AAWW, Atlas, Southern and Titan (along with all other entities included in AAWW's consolidated financial statements) are collectively referred to herein as the "Company," "AAWW," "we," "us," or "our."

Combined with Polar, AAWW provides ACMI, CMI, Charter and Dry Leasing services to DHL Express ("DHL") in support of DHL's transpacific express, North American, intra-Asian and global networks. Additionally, we fly between the Asia Pacific region, the Middle East and Europe on behalf of DHL and other customers. Atlas also provides incremental charter capacity to Polar and DHL Express from time to time.

Our primary service offerings include the following:

  •
  ACMI (Aircraft, Crew, Maintenance, and Insurance): We provide outsourced cargo and passenger aircraft operating solutions, including the provision of an aircraft, crew, maintenance, and insurance. Customers assume fuel, demand, and price risk and most other operational fees and costs.

  •
  CMI (Crew, Maintenance, and Insurance): Within ACMI, we also provide outsourced cargo and passenger aircraft operating solutions, generally including the provision of crew, line maintenance, and insurance, but not the aircraft. Customers assume fuel, demand and price risk, and are responsible for providing the aircraft (which they may lease from us), heavy and non-heavy maintenance, and most other operational fees and costs.

Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement   |   1

THE COMPANY
  •
  Charter:  We provide cargo and passenger aircraft charter services to customers including the U.S. military Air Mobility Command, brokers, freight forwarders, direct shippers, airlines, sports teams and fans, and private charter customers. The customer generally pays a fixed charter fee that includes fuel, insurance, landing fees, navigation fees, and most other operational fees and costs.

  •
  Dry Leasing:  We provide cargo and passenger aircraft and engine leasing solutions. The customer operates, and is responsible for insuring and maintaining, the flight equipment.

We currently operate our service offerings through the following reportable segments: ACMI, Charter, and Dry Leasing.

ACMI and CMI	Charter	Dry Leasing

~75% of Block Hours	~25% of Block Hours	Not Tied to Block Hours

*
Block Hours are the time intervals between when an aircraft departs the terminal until it arrives at the destination terminal and are the units by which we typically charge ACMI and Charter customers. In Dry Leasing, customers are typically charged a fixed monthly amount for the use of an aircraft or engine.

2  |   Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement

ABOUT THE ANNUAL MEETING

ABOUT THE ANNUAL MEETING

At our Annual Meeting, the holders of shares of our Common Stock, par value $0.01 per share (the "Common Stock"), will act upon the matters outlined in the notice of meeting at the beginning of this Proxy Statement, in addition to transacting such other business, if any, as may properly come before the meeting or any adjournments or postponements thereof. The shares represented by your proxy will be voted as indicated on your proxy, if properly executed. If your proxy is properly signed and returned, but no directions are given on the proxy, the shares represented by your proxy will be voted:

  •
  FOR the election of the Director Nominees named herein, to serve until the 2020 Annual Meeting or until their successors are elected and qualified (Proposal No. 1);

  •
  FOR ratifying the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2019 (Proposal No. 2);

  •
  FOR the adoption of an advisory vote approving the compensation of our NEOs (the "Say-on-Pay" vote) (Proposal No. 3);

  •
  FOR the approval of an amendment to our 2018 Incentive Plan to increase the number of shares that are available for issuance of awards under such plan (Proposal No. 4).

In addition, if any other matters are properly submitted to a vote of shareholders at the Annual Meeting, the accompanying form of proxy gives the proxy holders the discretionary authority to vote your shares in accordance with their best judgment on that matter. Unless you specify otherwise, it is expected that your shares will be voted on those matters as recommended by our Board of Directors, or if no recommendation is given, in the proxy holders' discretion.

For additional information regarding our Annual Meeting, see "Additional Information" at the end of this Proxy Statement.

Record Date and Voting Securities

All of our shareholders of record at the close of business on April 8, 2019 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, there were 25,852,099 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock will be entitled to one vote on each matter considered at the Annual Meeting. A description of certain restrictions on voting by shareholders who are not "U.S. citizens," as defined by applicable laws and regulations, can be found in "Additional Information – Limited Voting by Foreign Owners" at the end of this Proxy Statement.

Quorum, Vote Required

A majority of the outstanding shares of Common Stock as of the Record Date must be present, in person or by proxy, at the Annual Meeting to have the required quorum for the transaction of business. If the number of shares of Common Stock present in person and by proxy at the Annual Meeting does not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

  Proposal No. 1: Election of Directors. In an uncontested election, a Director is elected by a majority of the votes cast (the number of shares voted "For" a Director-Nominee must exceed the number of votes cast "Against" that Director-Nominee). Shares voting "Abstain" or broker non-votes will have no effect on the election of Directors. Brokers, banks, and other nominees have no discretionary voting power in respect of this item.

  Proposal No. 2: Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2019. The affirmative vote of a

Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement   |   3

ABOUT THE ANNUAL MEETING

  majority of the shares represented at the Annual Meeting, either in person or by proxy and entitled to vote on this proposal, is required to ratify the selection of PricewaterhouseCoopers LLP. Shares voting "Abstain" will have the same effect as a vote "Against" this Proposal 2. Brokers, banks, and other nominees have discretionary voting power in respect of this item.

  Proposal No. 3: Advisory Vote to Approve the Compensation of the Company's NEOs. Because Proposal 3 asks for a nonbinding, advisory vote, there is no "required vote" that would constitute approval. We value highly the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our NEOs. Shares voting "Abstain" will have the same effect as a vote "Against" this Proposal 3. Broker non-votes will have no effect on this nonbinding advisory vote. Brokers, banks, and other nominees have no discretionary voting power in respect of this item.

  Proposal No. 4: Approval of an Amendment to our 2018 Incentive Plan. The affirmative vote of a majority of the shares represented at the Annual Meeting, either in person or by proxy and entitled to vote on this proposal, is required to approve the amendment to our 2018 Incentive Plan to increase the number of shares that are available for issuance of awards under such plan. Shares voting "Abstain" or broker non-votes will have no effect on approval of the amendment to our 2018 Incentive Plan. Brokers, banks, and other nominees have no discretionary voting power in respect of this item.

4  |   Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board has nominated 10 persons to stand for election at the 2019 Annual Meeting and to hold office until the next Annual Meeting. All Nominees are currently Directors elected at the 2018 Annual Meeting. The Nominating and Governance Committee has recommended the 10 Nominees for nomination by the Board after an evaluation of the size and composition of the Board and a review of each member's skills, characteristics, and independence. The Board believes that each of the Nominees brings strong skills, background, experience and industry expertise to the boardroom, giving the Board as a group the appropriate balance of skills needed to exercise its oversight responsibilities and composition that aligns with our long-term strategy. The Board further believes that diversity with respect to gender, ethnicity, background, professional experiences and perspectives are important elements in the Board selection process. To underscore its commitment to Board diversity, the Nominating and Governance Committee amended its charter in late 2018 to provide that such diversity (including gender and ethnicity) should be a factor in assessing the Board's core competencies as a whole. Both the Nominating and Governance Committee and the full Board will therefore consider attributes such as race, gender, cultural background and professional experience when reviewing candidates for the Board and in assessing the Board's overall composition.

Each Nominee has consented to be named as a Nominee for election as a Director and has agreed to serve if elected. Except as otherwise described below, if any of the Nominees is not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for substitutes designated by our Board of Directors, unless the Board chooses to reduce the number of Directors. Management is not aware of any circumstances that would render any Nominee unavailable. At the Annual Meeting, Directors are expected to be elected to hold office until the 2020 Annual Meeting or until their successors are elected and qualified, as provided in our By-Laws.

Because this election is not a contested election, each Director will be elected by the vote of the majority of the votes cast when a quorum is present. A "majority of the votes cast" means that the number of votes cast "for" a Director exceeds the number of votes cast "against" that Director. "Votes cast" excludes abstentions and any votes withheld by brokers in the absence of instructions from street name holders ("broker non-votes").

It is the policy of the Board that, as a condition of nomination, each incumbent Director nominated has submitted to the Secretary of the Company an irrevocable contingent resignation. This resignation will be effective only if (i) the Nominee fails to receive a majority of the votes cast in an uncontested election and (ii) the Board accepts such resignation within 60 days following the certification of the election results.

Director Core Competencies

Board Composition and Nomination Considerations

Our Board strives to maintain an appropriate balance of experience, tenure, diversity, leadership, skills and qualifications that are of importance to our Company and the execution of our strategy. Given the diversity of our business operations, it is important to bring together Directors with differing experiences, perspectives and backgrounds to ensure proper oversight of the interests of our Company and our shareholders.

The Nominating and Governance Committee works with the full Board to determine the qualifications and experiences it believes are most relevant and responsive to the needs of our business. In doing so, the Nominating and Governance Committee takes into account a number of factors, including:

  •
  Evolving strategic priorities;

  •
  Existing characteristics of our Board, including tenure and diversity;

  •
  Results of our annual Board and Committee self-evaluations; and

  •
  Shareholder feedback sought as part of a robust outreach program with Board member participation.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Evaluation of Director Nominees and Recent Board Expansion

In 2017 and early 2018, the Board of Directors and the Nominating and Governance Committee continued a process begun in 2016 for seeking out, evaluating and recommending potential candidates for election to the Board. During 2017 and early 2018, the full Board, under the guidance of the Nominating and Governance Committee, undertook a thorough review of the skills, qualifications and tenure of our incumbent Directors, as well as the size of the Board, in the context of our long-range strategic plan, consistent with our governance principles, and taking into account feedback from shareholder outreach. The Board reviewed in detail the experience, skills, and qualifications of our then-incumbent Directors and identified new areas of subject-matter expertise that would enhance the overall strength of our current Board and the ability of the Company to execute its long-term strategic plan. The results of these evaluations and the meaningful and tangible feedback generated were also considered by the Board and the Committee in searching for and evaluating nominees who could (1) add new and different areas of subject-matter expertise to the Board consistent with our growing Company and long-term strategy, and (2) strengthen the overall effectiveness of the Board. Key skills and qualifications that the Board and Committee identified included information technology, cybersecurity, finance, banking, executive leadership experience and presence, as well as public-company board experience. Through this process, the Board identified Ms. Lute, who has extensive geopolitical, information technology and cybersecurity experience, and Ms. Stamps, who has extensive finance and banking experience, as candidates for election to the Board at the 2018 Annual Meeting, thereby strengthening the overall effectiveness of the Board through the addition of new and different areas of subject matter expertise. Both Ms. Lute and Ms. Stamps also possess senior executive leadership skills and experience, as well as public-company board experience, traits the Board considered highly desirable.

The Board and the Nominating and Governance Committee asked all of the Directors to consider the skills and qualifications identified and recommend potential candidates to be considered. A special committee of the Board, consisting of the Chair of the Nominating and Governance Committee, the Chairman of the Board, the Chief Executive Officer and another of the independent Directors, was then established to interview and evaluate the identified candidates and make recommendations to the Nominating and Governance Committee. Over several months, this special committee interviewed all candidates recommended by the members of the Nominating and Governance Committee, as well as members of the Board. While all of the candidates interviewed demonstrated an extraordinary and diverse background and scope of experience, the Nominating and Governance Committee determined to recommend, and with approval by the Board to nominate, Ms. Lute and Ms. Stamps, for election as Directors of the Company.

6  |  Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Director Skills and Experience

Our Board selected Director Nominees based on their diverse skills, qualifications, backgrounds and expertise, which the Board believes will contribute to the effective oversight of the Company. The chart below depicts the current skills, qualifications, and expertise represented on our Board.

	Agnew	Bernlohr	Bolden	Flynn	Griffin	Hallett	Lute	McNabb	Stamps	Wulff

Capital Structure		✓		✓					✓	✓

Civil & Governmental Aviation	✓		✓	✓		✓		✓

Corporate Governance		✓	✓	✓	✓		✓	✓	✓	✓

Current / Previous Senior Executive Experience	✓	✓		✓	✓		✓		✓	✓

Cybersecurity & Information Technology							✓

Finance, Accounting & Risk Management	✓	✓		✓					✓	✓

Global Operations	✓		✓	✓	✓	✓	✓	✓		✓

International Trade				✓	✓	✓		✓

Legal, Regulatory & Government Affairs		✓		✓		✓	✓	✓	✓	✓

Mergers & Acquisitions	✓	✓		✓	✓				✓	✓

Military Affairs	✓		✓	✓		✓	✓	✓

Public-Company Board Experience			✓	✓	✓	✓	✓	✓	✓	✓

Sales & Marketing	✓	✓		✓					✓

Strategic Planning	✓	✓	✓	✓	✓	✓		✓	✓	✓

Supply Chain & Procurement	✓	✓		✓	✓	✓		✓

Transportation & Security	✓	✓	✓	✓	✓	✓		✓

We view each of the skillsets discussed in the above chart to be essential to the effective oversight of the Company, as discussed further below.

  •
  Capital Structure: Background and experience in capital structure and allocation to help the Board make informed decisions regarding the funding of our operations

  •
  Civil & Governmental Aviation: Background and experience in commercial aviation and the impact of governmental regulation on the industry to help the Board deepen its understanding of the markets in which we operate

  •
  Corporate Governance: Experience and knowledge of public-company governance issues and policies and governance best practices to support our goal to operate ethically, with accountability and transparency

  •
  Current/Previous Senior Executive Experience: Business and strategic management experience from service in a significant leadership position such as a CEO or CFO or other senior leadership role to help us drive business strategy, growth and performance

  •
  Cybersecurity & Information Technology: Experience in technology, innovation or cybersecurity, particularly as a senior executive, to assist us as we seek to identify and address the impact of technology on our business and our long-term success

  •
  Finance, Accounting & Risk Management: Background and experience in finance, accounting, financial reporting or risk management to support the Board in providing effective financial oversight over a growing and increasingly complex organization

Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement   |   7

PROPOSAL NO. 1 – ELECTION OF DIRECTORS
  •
  Global Operations: Experience doing business internationally or focused on international issues and operations and exposure to markets, economies and cultures outside the U.S. that provides the Board with a diversity of perspectives in its decision-making

  •
  International Trade: Experience in the international exchange of goods and services whose economic, social and political importance are on the rise and that are taking on a larger role in the Board's practical understanding in Company decision-making and strategy

  •
  Legal, Regulatory & Governmental Affairs: Experience in legal, regulatory and governmental affairs, including as part of a business and/or through positions with governmental organizations, helps the Board understand legal risks and contributes to its understanding of the regulatory landscape and working with governmental agencies

  •
  Mergers & Acquisitions: Experience that provides the Board with insight unto developing and implementing strategies for our growing business

  •
  Military Affairs: Experience in military matters to help the Board understand and oversee the development of our business and relationship with the AMC, USTRANSCOM and other government related operations

  •
  Public-Company Board Experience: Experience acquired on other boards to help the Board oversee an ever-changing mix of strategic, operational and compliance-related matters

  •
  Sales & Marketing: Experience to help the Board oversee the identification and development of new markets for our services and related goods

  •
  Strategic Planning: Experience and background in strategic planning to help the Board define and prioritize our direction, communicate our message and ensure organizational alignment that reflects a shared vision of the Company's role, values and priorities

  •
  Supply Chain & Procurement: Experience in sourcing and managing the flow of goods and services to help us maximize customer value and to gain a competitive advantage in the marketplace

  •
  Transportation: Experience in our business and industry that contributes to the Board's understanding in defining and prioritizing our strategy and key issues most impactful to our business

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED ON THE IMMEDIATELY FOLLOWING PAGES.

8  |  Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Nominees for Director

Robert F. Agnew Independent Chairman Age: 68 Director since: 2004 Committees: Nominating and Governance

Background: Mr. Agnew is President and Chief Executive Officer of Morten Beyer & Agnew, an international aviation consulting firm experienced in the financial modeling and technical due diligence of airlines and aircraft funding (Morten Beyer & Agnew is a privately held business).

Mr. Agnew has over 30 years of experience in aviation and marketing consulting and has been a leading provider of aircraft valuations to banks, airlines, and financial institutions worldwide. Previously, he served as Senior Vice President of Marketing and Sales at World Airways. Mr. Agnew began his commercial aviation career at Northwest Airlines, where he concentrated on government and contract sales, schedule planning, and corporate operations research. Earlier, he served in the U.S. Air Force as an officer and instructor navigator with the Strategic Air Command. Within the last five years, Mr. Agnew served as a director of Stanley Martin Communities, LLC and TechPubs LLC (both privately held businesses). In addition, he is a member and formerly chaired the Military Airlift Committee of The National Defense Transportation Association.

Board Skills and Qualifications: Civil and Governmental Aviation; Finance, Accounting and Risk Management; Global Operations; Mergers and Acquisitions; Military Affairs; Current/Previous Senior Executive Experience; Supply Chain and Procurement; Sales and Marketing; Strategic Planning; Transportation and Security

Timothy J. Bernlohr Independent Director Age: 60 Director since: 2006 Committees: Audit (Chair) Nominating and Governance

Background: Mr. Bernlohr is the founder and managing member of TJB Management Consulting, LLC, which specializes in providing project-specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services (TJB Management Consulting is a privately held business). Mr. Bernlohr founded the consultancy in 2005. Mr. Bernlohr was President and Chief Executive Officer of RBX Industries, Inc., which was a nationally recognized leader in the design, manufacture, and marketing of rubber and plastic materials to the automotive, construction, and industrial markets, until it was sold in 2005. Prior to joining RBX in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products divisions of Armstrong World Industries, where he served in a variety of management positions. Mr. Bernlohr also serves as a director of WestRock Company (Chairman, Compensation Committee), International Seaways, Inc. (Chairman, Compensation Committee) and Skyline Champion Corporation (Chairman of the Board). Within the last five years, he was a director of Chemtura Corporation, Rock-Tenn Company, The Cash Store Financial Services Inc., and Overseas Shipholding Group, Inc.

Board Skills and Qualifications: Capital Structure; Corporate Governance; Finance, Accounting and Risk Management; Legal, Regulatory and Government Affairs; Mergers and Acquisitions; Current/Previous Senior Executive Experience; Supply Chain and Procurement; Sales and Marketing; Strategic Planning; Transportation and Security

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Charles F. Bolden, Jr. Independent Director Age: 72 Director since: 2017 Committees: Audit

Major General Charles F. Bolden, Jr., Retired, U.S. Marine Corps, served as the 12th Administrator of the National Aeronautics and Space Administration (NASA) from July 2009 to January 2017. As Administrator, he led a nationwide NASA team to advance the missions and goals of the U.S. space program. General Bolden's 34-year career with the U.S. Marine Corps also included 14 years as a member of NASA's Astronaut Office. After joining the Office in 1980, General Bolden traveled to orbit four times aboard the space shuttle between 1986 and 1994, commanding two of the missions and piloting two others. His flights included deployment of the Hubble Space Telescope and the first joint U.S.-Russian shuttle mission, which featured a cosmonaut as a member of his crew. General Bolden left NASA in 1994 and returned to the operating forces of the Marine Corps. His final duty was as Commanding General of the 3rd Marine Aircraft Wing, Miramar, Calif. General Bolden currently serves as Director of Lord Corporation (a privately held business) and Blue Cross/Blue Shield of South Carolina (a mutual insurance company).

Board Skills and Qualifications: Civil and Governmental Aviation; Corporate Governance; Global Operations; Military Affairs; Public-Company Board Experience; Strategic Planning; Transportation and Security

William J. Flynn President and CEO Age: 65 Director since: 2006

Background: Mr. Flynn has been our President and Chief Executive Officer since June 2006. Mr. Flynn has a 42-year career in international supply chain management and freight transportation.

Prior to joining us, Mr. Flynn served as President and Chief Executive Officer of GeoLogistics Corporation since 2002 where he led a successful turnaround of the company's profitability and the sale of the company in September 2005. Prior to his tenure at GeoLogistics, Mr. Flynn served as Senior Vice President at CSX Transportation from 2000 to 2002. Mr. Flynn spent over 20 years with Sea-Land Service, Inc., a global provider of container shipping services, serving in roles of increasing responsibility in the U.S., Latin America, and Asia. He ultimately served as head of the company's operations in Asia. Within the last five years, Mr. Flynn was a director of Republic Services, Inc. He currently serves as a director of Airlines for America (a trade association).

Board Skills and Qualifications: Capital Structure; Civil and Governmental Aviation; Corporate Governance; Finance, Accounting and Risk Management; Global Operations; International Trade; Legal, Regulatory and Government Affairs; Mergers and Acquisitions; Military Affairs; Current/Previous Senior Executive Experience; Supply Chain and Procurement; Public-Company Board Experience; Sales and Marketing; Strategic Planning; Transportation and Security

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Bobby J. Griffin Independent Director Age: 70 Director since: 2016 Committees: Compensation Nominating and Governance

Background and Experience: Mr. Griffin served as President – International Operations for Ryder System, Inc., a global provider of transportation, logistics and supply chain management solutions from 2005 to 2007. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder, including as Executive Vice President – International Operations from 2003 to 2005 and Executive Vice President – Global Supply Chain Operations from 2001 to 2003. Prior to Ryder, Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder in 1986. He currently serves as director of Hanesbrands Inc., United Rentals, Inc. ("United Rentals") and WESCO International, Inc. Mr. Griffin was named Lead Independent Director for United Rentals effective May 8, 2019.

Board Skills and Qualifications: Corporate Governance; Current/Previous Senior Executive Experience; Global Operations; International Trade; Mergers and Acquisitions; Public-Company Board Experience; Supply Chain and Procurement; Strategic Planning; Transportation and Security

Carol B. Hallett Independent Director Age: 81 Director since: 2006 Committees: Compensation (Chair) Nominating and Governance

Background: Ms. Hallett has been of counsel at the U.S. Chamber of Commerce since 2003 and served as a member of the U.S. Chamber Foundation Board of Directors from 2003 to 2015. From 1995 to 2003, Ms. Hallett was President and Chief Executive Officer of the Air Transport Association of America (ATA), the nation's oldest and largest airline trade association, now known as the Airlines for America (A4A). Prior to joining the ATA, Ms. Hallett served as senior government relations advisor with Collier, Shannon, Rill & Scott from 1993 to 1995. From 2003 to 2004, she was chair of Homeland Security at Carmen Group, Inc., where she helped develop the homeland security practice for the firm. From 1986 through 1989, Ms. Hallett served as United States Ambassador to the Commonwealth of the Bahamas. From 1989 to 1993, she was Commissioner of the United States Customs Service. Ms. Hallett has also served as a director of Rolls Royce-North America (a unit of Rolls Royce Group plc) from 2003 to 2018. In addition, she was appointed by the Secretaries of Treasury and Homeland Security and served on the Customs Oversight Advisory Committee (COAC) from 2011 to 2015. Ms. Hallett has served on the Transnational Threat Committee at the Center for Strategic and International Studies since 2003. Within the last five years, she was a director of G4S Government Solutions Inc. (a privately held business).

Board Skills and Qualifications: Civil and Governmental Aviation; Global Operations; International Trade; Legal, Regulatory and Government Affairs; Military Affairs; Supply Chain and Procurement; Public-Company Board Experience; Strategic Planning; Transportation and Security

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Jane H. Lute Independent Director Age: 62 Director since: 2018 Committees: Compensation

Background and Experience: Ms. Lute is the President and CEO of SICPA North America, a company that specializes in providing solutions to protect the integrity and value of products, processes, and documents. Ms. Lute also serves as Special Advisor to the Secretary-General of the United Nations, where she has held several positions in peacekeeping and peace building. Previously, Ms. Lute served as Deputy Secretary for the U.S. Department of Homeland Secretary from 2009-2013. She also served as Chief Executive Officer of the Center for Internet Security (CIS), an operating not-for-profit organization and home of the Multi-State Information Sharing and Analysis Center (MS-ISAC), providing cybersecurity services for state, local, tribal and territorial governments. Ms. Lute has served on several international commissions focused on cybersecurity and the future of the Internet. She began her distinguished career in the United States Army and served on the National Security Council staff under both Presidents George H.W. Bush and William Jefferson Clinton. Ms. Lute holds a Ph.D. in political science from Stanford University and a J.D. from Georgetown University. She is a member of the Virginia bar. Ms. Lute is also a director of Union Pacific Corporation and the not-for-profit Atlantic Council and Center for Internet Security.

Board Skills and Qualifications: Cybersecurity and Information Technology; Corporate Governance; Global Operations; Legal, Regulatory and Government Affairs; Military Affairs; Current/Previous Senior Executive Experience; Public-Company Board Experience

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Duncan J. McNabb Independent Director Age: 66 Director since: 2012 Committees: Audit Nominating and Governance (Chair)

Background: General Duncan J. McNabb, Retired, U.S. Air Force, served as Commander of the United States Air Mobility Command from 2005 to 2007 and Commander of the United States Transportation Command (USTRANSCOM) from 2008 until his retirement from the Air Force in December 2011. USTRANSCOM is the single manager for air, land, and sea transportation for the Department of Defense (DOD). He also served as DOD's Distribution Process Owner, overseeing DOD's end-to-end supply chain, transportation, and distribution to our armed forces worldwide. General McNabb commanded more than $56 billion in strategic transportation assets, over 150,000 service personnel and a worldwide command-and-control network. A graduate of the United States Air Force Academy and Air Force pilot, he flew more than 5,600 hours in transport and rotary aircraft, including the C-17. General McNabb has held command and staff positions at squadron, group, wing, major command and DOD levels. During his over 37-year military career, General McNabb also served as the Air Force Deputy Chief of Staff for Plans and Programs with responsibility for all Air Force programs and over $500 billion in funding over the Air Force's Five-Year Defense Plan (FYDP). He later served as Director of Logistics on the Joint Staff and was responsible for operational logistics and strategic mobility support to the Chairman of the Joint Chiefs and the Secretary of Defense. Before his final command at USTRANSCOM, McNabb served as the 33rd Vice Chief of Staff of the Air Force. General McNabb is also a Director and Chairman of the Government Security Committee of AT Kearney Public Sector & Defense Services (a privately held business), a member of the Boards of Directors of AAR Corp. and of Elbit Systems of America (a privately held business), as well as a cofounder and a managing partner of Ares Mobility Solutions, Inc. (also a privately held business). He serves as Chairman of the Board of Trustees for Arnold Air Society and Silver Wings and Chairman of the Airlift/Tanker Association (both not-for-profit organizations). Within the last five years, he was also a director of AdvanTac Technologies and HDT Global (both privately held businesses).

Board Skills and Qualifications: Civil and Governmental Aviation; Corporate Governance; Global Operations; International Trade; Legal, Regulatory and Government Affairs; Military Affairs; Supply Chain and Procurement; Public-Company Board Experience; Strategic Planning; Transportation and Security

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Sheila A. Stamps Independent Director Age: 61 Director since: 2018 Committees: Audit

Background and Experience: Ms. Stamps, has a diversity of strategic and financial experience including governance oversight of aviation businesses. She previously served as Executive Vice President at DBI, LLC, a private mortgage investment company, from 2011 to 2012. She served from 2008 to 2011 as Director of Pension Investments and Cash Management at New York State Common Retirement Fund, and from 2004 to 2005 as a Fellow at the Weatherhead Center for International Affairs at Harvard University. Prior to this, Ms. Stamps served as a Managing Director and Head of Relationship Management, Financial Institutions at Bank of America (formerly FleetBoston Financial Corporation). From 1982 to 2003, she held a number of executive positions with Bank One Corporation (now, JPMorgan Chase & Co.), including Managing Director and Head of European Asset-Backed Securitization and Managing Director and Senior Originator of Asset-Backed Securitization. She currently serves as a Director of CIT Group, Inc. and CIT Bank N.A.; a Director of IES Abroad, and from 2014-2018 as Commissioner and Audit Committee Chair of the New York State Insurance Fund. Ms. Stamps holds an MBA from the University of Chicago; serves on the Board Advisory Services Faculty of the National Association of Corporate Directors; and is recognized as a NACD Board Leadership Fellow.

Board Skills and Qualifications: Capital Structure; Corporate Governance; Finance, Accounting and Risk Management; Mergers and Acquisitions; Regulatory and Government Affairs; Sales and Marketing; Strategic Planning; Current/Previous Senior Executive Experience; Public-Company Board Experience

John K. Wulff Independent Director Age: 70 Director since: 2016 Committees: Audit Compensation

Background and Experience: Mr. Wulff is the former Chairman of the board of directors of Hercules Incorporated, a specialty chemicals company, a position he held from July 2003 until Ashland Inc.'s acquisition of Hercules in November 2008. Prior to that time, he served as a member of the Financial Accounting Standards Board from July 2001 until June 2003. Mr. Wulff was previously Chief Financial Officer of Union Carbide Corporation, a chemical and polymers company, from 1996 to 2001. During his 14 years at Union Carbide, he also served as Vice President and Principal Accounting Officer from January 1989 to December 1995, and Controller from July 1987 to January 1989. Mr. Wulff was also a partner of KPMG LLP and predecessor firms from 1977 to 1987. Mr. Wulff is also a member of the board of directors of Celanese Corporation. Within the last five years, Mr. Wulff served as a director of Chemtura Corporation, Moody's Corporation and Sunoco, Inc.

Board Skills and Qualifications: Finance, Accounting and Risk Management; Current/Previous Senior Executive Experience; Governmental and Regulatory; Capital Structure; Corporate Governance; Global Operations; Mergers and Acquisitions; Public- Company Board Experience; Strategic Planning

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Our Board held five in-person meetings and four telephonic meetings in 2018. Pursuant to Board policy, Directors are expected to attend all Board and Committee meetings, as well as our annual meeting of shareholders. Each Director attended more than 75% of the meetings of the Board and committees of the Board on which such Director serves. All of the Directors attended the 2018 Annual Meeting, except for Ms. Lute.

Board Leadership Structure

The Chairman of the Board is an independent director. We have maintained separate roles for the Chairman of the Board and the CEO for almost 15 years. While we do not have a formal policy in place with respect to separating or combining the positions of Chairman and CEO or having an independent Chairman, the Board evaluates its leadership structure on a periodic basis to ensure it aligns with the evolving circumstances and needs of the Company. The Board believes that its current structure is in the best interest of the Company and its shareholders at this time.

The separation of the roles contributes to the Board's strong and independent oversight of a focused and effective management team. It allows the CEO to focus on the everyday operations of the business while also positioning the Chairman to provide independent counsel and leadership to the Board, CEO, and management team relating to Company operations, governance, and compensation matters. The Chairman's key responsibilities include:

  •
  Presiding over meetings of our Board of Directors, executive sessions of our nonmanagement Directors and our annual meeting of shareholders;

  •
  Briefing the CEO on issues discussed in executive sessions;

  •
  Facilitating communications among directors and between the CEO and the Board, and supervising the circulation of information to the full Board;

  •
  Developing, in conjunction with our CEO, and approving the agenda for our Board meetings;

  •
  Recommending Board committee appointments and responsibilities in conjunction with the Nominating and Governance Committee;

  •
  Leading the evaluation process of our CEO, with oversight of the annual Board or Committee self-evaluations;

  •
  Overseeing the periodic review of management's strategic plan; and

  •
  Carrying out any other responsibilities requested by the CEO or the Board.

We currently believe that maintaining separate roles for the Chairman and CEO also promotes a greater role for the nonexecutive Directors in the oversight of the Company, including oversight of material risks facing the Company, encourages active participation by the independent Directors in the work of our Board of Directors, and enhances our Board of Directors' role of representing shareholders' interests.

Board Effectiveness and Annual Assessment

The Board is focused on enhancing its performance through a rigorous assessment process of the effectiveness of the Board and its Committees with a view to increasing shareholder value. We have designed our Board evaluation process to solicit input and perspective from all our Directors on various matters, including, but not limited to:

  •
  The effectiveness of the Board and its operations;

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  •
  The Board's leadership structure;

  •
  Board composition, including the Directors' capabilities, experiences and knowledge;

  •
  The quality of Board interactions;

  •
  The effectiveness of Board Committees;

  •
  Efficiency of Board and Committee meetings; and

  •
  The evaluation process itself.

As set forth in its charter, the Nominating and Governance Committee oversees the Board and Committee evaluation process. The process includes written evaluation forms that assess the effectiveness of the Board and its standing Committees and that provide feedback on an unattributed basis. Candid, one-on-one discussions between the Chairman of the Nominating and Governance Committee and each of the other Board members are also conducted and provide additional individual feedback.

Periodically, we may employ the services of an independent third party (as was the case in late 2017) to facilitate our annual evaluations of the Board and its three standing Committees (Audit, Compensation and Nominating and Governance). Regardless of whether an independent party is involved in the evaluation process, the results of the assessments are compiled without attribution into a single form and sent to the Directors for a full Board assessment and to each Committee member, for those Committees on which they serve, to identify areas for future improvement. The evaluation results and the feedback received are used to update policies and practices as appropriate. The feedback is also considered by the Nominating and Governance Committee and the full Board when searching for and evaluating future Board nominees to help ensure we are adding the proper mix of subject matter expertise and perspective consistent with the needs of our growing company and our long-term strategy.

During 2017 and early 2018, continuing the process developed and implemented over the previous two years, the full Board, under the guidance of the Nominating and Governance Committee, undertook a thorough review of the skills, qualifications and tenure of our incumbent Directors, as well as the size of the Board, in the context of our long-term strategic plan. The Board was particularly focused on enhancing its expertise in information technology, cybersecurity, banking and finance, as well as seeking nominees who had executive experience and presence and public-company board experience. The Board believes that building a diverse Board comprised of individuals from different backgrounds and with a range of experiences and viewpoints is desirable. This commitment to Board diversity is consistent with the Nominating and Governance charter which provides that diversity (including gender and ethnicity) should be a factor in assessing the Board's core competencies as a whole

Through the process described above, the Board identified Ms. Lute, who has an extensive cybersecurity background and is currently a director of Union Pacific Corporation, and Ms. Stamps, who has extensive banking and finance experience and currently serves on the board of CIT Group Inc., as candidates for election to the Board at the 2018 Annual Meeting. See "Director Core Competencies" above for additional information.

Board Refreshment

We recognize the importance of Board refreshment being evaluated on an ongoing basis within the context of our overall business strategy. The Nominating and Governance Committee regularly considers the size and composition, including consideration of diversity, background, experience, and tenure, of the Board and how its members change over time. Discussions are held throughout the year covering Director tenure and the skillsets then currently represented by the incumbent Directors. These discussions are supported by the formal evaluation process described above that identifies areas for improvement, including the need to add new members with unique expertise and experience which the Nominating and Governance Committee believes will benefit the Company and the Board as a whole. Through this process, we have added five new Directors, constituting one-half of the entire Board, since 2016. These five Directors (Mr. Griffin (2016), Mr. Wulff (2016), Mr. Bolden (2017), Ms. Lute (2018) and Ms. Stamps

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(2018)) have brought a fresh perspective and added skills and experience to help the Board effectively oversee management and the implementation of the Company's long-term strategy.

The Board believes that, on balance, mandatory retirement and term limits would sacrifice the contributions of Directors who have been able to develop increasing insight into our strategy and operations over time, and thus has not established a mandatory retirement age or term limits. As noted above, the Nominating and Governance Committee evaluates the qualifications and performance of each incumbent Director before recommending his or her nomination for an additional term. Additionally, our Corporate Governance Principles provide that any Director who has a significant change in his or her job responsibilities must submit a letter of resignation from the Board, which allows the Board to review the continued appropriateness of the Director's membership on the Board in light of the changed circumstances.

The following graphic illustrates how our Board assessment and refreshment processes support our commitment to help ensure that our Board collectively has the right mix of skills and experience necessary to oversee management, implement our long-term strategy and meet our evolving business and strategic needs:

Board Oversight of Risk-Mitigation Process

The Board of Directors is responsible for oversight of the Company's risk-assessment and management process. It exercises its risk-oversight function both as a whole and through delegation to its three standing Committees, each of which meets regularly and reports back to the Board.

The Board delegates to the Nominating and Governance Committee risk-management oversight responsibility of corporate governance policies and procedures, including Board organization and membership.

The Board delegates to the Compensation Committee responsibility for oversight of management's compensation risk assessment, and ensuring that the compensation practices of the Company continue to not encourage excessive risk-taking by management.

The Board delegates certain other risk management oversight matters to our Audit Committee. The Audit Committee's responsibilities include:

  •
  Direct oversight of our internal audit function, including the organizational structure and staff qualification, as well as the scope and methodology of the internal audit process; and

  •
  A review, at least annually, of our enterprise risk management plan to ensure that appropriate measures and processes are in place, including discussion of the major risks, the key strategic plan assumptions considered during the assessment and steps implemented to monitor and mitigate such exposures on an ongoing basis.

The Nominating and Governance, Audit and Compensation Committees report to the Board, as appropriate, when a matter rises to the level of a material, enterprise-level risk. In addition to the reports from the Nominating and Governance, Audit and Compensation Committees, the Board regularly receives briefings from management on certain operational, safety and commercial risks, financial and liquidity risks, information technology and cybersecurity risks and human resources and human capital matters. The Board also periodically discusses risk oversight as part of its annual detailed corporate strategy review.

The Company's management is responsible for day-to-day risk management. Our Internal Audit, Safety, Security, Corporate Controller, Information Technology, Human Resources, Legal, Business Resiliency, and Treasury Departments serve as the primary monitoring and testing functions for companywide policies and procedures, and manage the day-to-day oversight of the risk-management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, technological, compliance, and reporting levels.

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We believe that the division of risk management responsibilities as described above is an effective approach for addressing risks facing the Company.

Director Independence

The Nominating and Governance Committee has determined that all Directors other than Mr. Flynn are independent under Company standards and SEC and NASDAQ rules. The Nominating and Governance Committee classifies the following Directors nominated for election at the Annual Meeting as independent: Ms. Hallett, Lute and Stamp and Messrs. Agnew, Bernlohr, Bolden, Griffin, McNabb and Wulff.

Our Nominating and Governance Committee Charter includes categorical standards to assist the Nominating and Governance Committee in making its determination of Director independence within the meaning of the rules of the SEC and the Marketplace Rules of NASDAQ. The Nominating and Governance Committee will not consider a Director to be independent if, among other things, he or she:

  •
  Was employed by us at any time in the last three years;

  •
  Has an immediate family member who is, or in the past three years was, employed by us as an executive officer;

  •
  Has accepted or has an immediate family member who has accepted any compensation from us in excess of $120,000 during a period of 12 consecutive months within the three years preceding the determination of independence (other than compensation for Board service, compensation to a family member who is a nonexecutive employee, or benefits under a tax-qualified retirement plan or nondiscretionary compensation);

  •
  Is, was or has a family member who is or was a partner, controlling shareholder, or executive officer of any organization to which we made or from which we received payments for property or services in the current year or any of the past three fiscal years in an amount that exceeds the greater of $200,000 or 5% of the recipient's consolidated gross revenues for the year;

  •
  Is or has a family member who is employed as an executive officer of another entity where at any time during the last three years any of the Company's executive officers serve or served on the entity's compensation committee; or

  •
  Is or has a family member who is a current partner of the Company's independent registered public accounting firm or was or has a family member who was a partner or employee of the Company's independent registered public accounting firm who worked on the Company's audit at any time during the last three years.

Pursuant to the Nominating and Governance Committee Charter and as further required by NASDAQ rules, the Nominating and Governance Committee made a subjective determination as to each nonemployee Director that no relationship exists which, in the opinion of the Board, would interfere with such individual's exercise of independent judgment in carrying out his or her responsibilities as a Director. As part of such determination, the Nominating and Governance Committee examined, among other things, whether there were any transactions or relationships between AAWW and an organization of which a nonemployee Director or Director Nominee has been a partner, shareholder, or officer within the last fiscal year. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that a Director is independent.

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Active and Engaged Board

As part of the Board's ongoing review of the Company's practices and in consideration of specific shareholder feedback, our Board has implemented many compensation, Board and governance enhancements during recent years. The below table provides a summary of these changes.

2018 – 2019

Compensation

✓	Continued compensation practices implemented during prior year (see "Compensation Discussion and Analysis" beginning on page 32)

✓	Enhanced disclosure regarding LTI payouts (see page 37)

Governance

✓	Amended Nominating and Governance Committee charter to provide that diversity (including gender and ethnicity) should be a factor in assessing the Board's core competencies as a whole (see page 26)

✓	Moved to proactively prevent potential over-boarding issues by amending Corporate Governance Principles to limit directors to serving on a maximum of four public-company boards (including the Company's board) (see page 27)

2017 – 2018

Compensation

✓	Transitioned to strict double-trigger standard for all awards, requiring actual separation from service for second trigger

✓	Added relative TSR performance measure to LTI awards to further strengthen pay-for-performance alignment with no upward modification in the event the absolute total shareholder return is negative (even if the Comparative TSR performance achieved would have provided for an upward adjustment)

✓	Enhanced disclosure around LTI performance target setting

✓	Increased CEO stock ownership guidelines to 6x base salary to further align CEO incentives with shareholders

✓	Revised peer group to reflect appropriate comparators for our growing and evolving global business

✓	Compensation member participation in shareholder outreach

Board

✓	Nominated two new directors to the Board in 2018, with a focus on gender diversity, cybersecurity and banking/finance skills

✓	Made significant changes to Board leadership, including new Chairman of the Board in May 2017 and ongoing refreshment of Committee Chairs

✓	Recurring Board briefings on cybersecurity matters by the Senior Vice President of Information Technology

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2016 – 2017

Compensation

✓	Increased the weight of corporate financial and customer service goals from 70% to 80% in determining compensation of our NEOs under the AIP

✓	Enhanced disclosure to clarify rigor of performance goals under the AIP

✓	Formalized existing practice of granting equity awards subject to vesting periods greater than one year by adding minimum vesting language to 2016 Plan

✓	Engaged a new independent compensation consultant, Pay Governance

Board

✓	Implemented additional Board refreshment including one new director added in 2017 and two new directors added in 2016

✓	Adopted limits on Director service on other boards in keeping with market best practices and investor input regarding a board's time commitment

Governance

✓	Added proxy access provisions to our By-laws

✓	Added enhanced disclosure of our environmental, social and governance policies

Executive Sessions

The outside members of the Board, as well as our Board Committees, meet in executive session (with no management Directors or management present) on a regular basis, as well as upon the request of one or more outside Directors. The sessions have been generally scheduled and led by the Chairman of the Board, and executive sessions of our committees are chaired by the respective committee chair. The executive sessions include topics the outside Directors or Committee members deem appropriate.

Communications with the Board

The Board of Directors welcomes input and suggestions. Shareholders and other interested parties who wish to communicate with the Board may do so by mail to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, or e-mail to corporate.secretary@atlasair.com. All communications received by Directors from third parties that relate to matters within the scope of the Board's responsibilities will be forwarded to the Chairman of the Board. All communications received by Directors from third parties that relate to matters within the responsibility of one of the Board committees will be forwarded to the Chairman of the Board and the Chairman of the appropriate committee. All communications received by Directors from third parties that relate to ordinary business matters that are not within the scope of the Board's responsibilities are forwarded to AAWW's General Counsel.

Code of Ethics and Employee Handbook

Our Audit Committee monitors our Code of Ethics applicable to the CEO, Senior Financial Officers and Members of the Board of Directors. The Code includes certain provisions regarding disclosure of violations and waivers of, and amendments to, the Code of Ethics by covered parties. The Code of Ethics is reviewed on an annual basis by our Audit Committee. Any person who wishes to obtain a copy of our Code of Ethics may do so by writing to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577. A copy of the Code of Ethics is available in the "About Us – Structure and Governance" section of our website at www.atlasairworldwide.com.

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In 2018, we conducted a comprehensive global review of our Employee Handbook and Code of Conduct to ensure it was compliant with applicable laws and consistent with best practices. The new Employee Handbook and Code of Conduct that sets forth, among other things, the policies and business practices that apply to all employees of any AAWW operating subsidiary in accordance with applicable federal, state and local laws and best practices, was provided and distributed to employees in January 2019. The Employee Handbook addresses such topics as compliance with laws, moral and ethical conduct, equal employment opportunity, promoting a work environment free from harassment or discrimination, paid time off, work place leaves, the protection of intellectual property and proprietary information, and numerous other personal policies and procedures.

Environmental, Social and Governance Issues

As a leading global provider of outsourced aviation operating services, we encounter and manage a broad range of ESG issues. We have identified the following ESG issues, by category, as among the most relevant to our business and of highest interest to our key stakeholders:

Environmental:

  •
  Setting groundwork to participate in CORSIA, the global carbon emissions program governing international flying starting on January 1, 2021, which currently aims to have its member companies commit to zero carbon growth by 2022

  •
  Our current fleet consists primarily of 747-8F, 747-400F and 777F aircraft, which have reduced environmental impact and noise, and are modern assets that we believe are superior in terms of fuel efficiency, range, noise, capacity and loading capabilities

  •
  Our newer-model -8F aircraft are about 15% more fuel-efficient than our 400s, which translates into approximately 15% lower carbon dioxide emissions

  •
  The -8Fs are also approximately 30% less noisy than 747-400 aircraft

  •
  We conserve fuel wherever possible through our FuelWise fuel-management information system, which uses our existing data to analyze fuel-consumption performance, enabling us to track fuel-burn rates more accurately and efficiently and to identify additional opportunities to conserve fuel

  •
  We work with our customers to plan routes that are more fuel-efficient

  •
  We participate in industry and governmental initiatives to optimize air-traffic management systems, where advances could result in substantial reductions in fuel use and emissions and fewer interruptions at airports

  •
  Our record on the ground is also very strong, with no significant spills of fuel, deicing fluids or other liquids

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Social

  •         We were awarded a top rating by the Women on Boards 2020 organization for our board gender diversity rate of 30%

  •         In 2018, we increased our capacity for developing our employees and increasing opportunities for advancement through the hiring of a Senior Director of Talent Development and Learning

  •
  As in prior years, various Board members were able to interact with nonexecutive employees through a planned site visit, which constituted a key component of our Director onboarding program. Board and committee meetings were held during this site visit at which various nonexecutive employees presented key information on their topics of expertise.

  •
  We are an Equal Opportunity Employer

  •
  We have affirmative action plans in place to ensure that qualified applicants and employees are receiving an equal opportunity for recruitment, selection, advancement and every other term and privilege associated with employment with AAWW

  •
  We have a "zero tolerance" policy for harassment, discrimination or retaliation of any kind in the workplace, and provided Company-wide anti-harassment training to all employees

  •
  We seek to attract talented individuals as employees and to develop them to their fullest potential

  •
  We also seek to offer our employees highly competitive compensation and benefit packages to retain them for the long term

  •
  The health and safety of our employees, particularly our crewmembers, is paramount

  •
  Our crewmembers and dispatchers are represented by the International Brotherhood of Teamsters, Aviation Division

  •
  We encourage diversity and inclusiveness in our workforce

  •
  We have specific policies in place prohibiting human trafficking

  •
  We have provided cost-free charter flights for disaster relief and have encouraged our employees to support disaster relief and related activities

  •
  We sponsor fundraising efforts and employee volunteer events for nonprofit organizations such as Junior Achievement (with employees regularly volunteering at socioeconomically disadvantaged area schools) and the American Red Cross, including Company matches of employee donations

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Governance

  •         Atlas was recognized for having the Governance Team of the Year in 2018 by Corporate Secretary Magazine

  •
  We are firmly committed to maintaining a strong corporate governance program, which reflects best practices

  •
  We endorse the concept of Board and Committee refreshment, which has resulted in the election of five new Board members over the last three years and the rotation of the Chairman of the Board and the Chairs of our three standing Committees over the last three years

  •
  We have a rigorous and effective Board and Committee evaluation process in place, which evaluations are conducted internally or by an independent third party. The results and feedback of the evaluations are used to identify areas of future improvement, to update policies and practices, as appropriate, and to help the Board and the Nominating and Governance Committee evaluate future Board nominees to ensure we are adding the proper mix of subject matter expertise and perspectives to the Board

  •
  We require our employees to act responsibly in full compliance with all applicable laws and standards and to maintain the highest level of ethical conduct in their dealings with customers, suppliers and other stakeholders

  •
  We provide recurrent compliance training to our employees that supports their ability to act responsibly in full compliance with all applicable laws and standards

  •
  We are committed to maintaining a strong control environment and to making effective controls an integral part of our routine business practices and having effective checks and balances in place so that we can address many issues before they become larger problems

  •
  We are committed to frequent and extensive shareholder engagement, which has included Board-member participation, to learn what issues are important to the owners of your Company

  •
  Your Board of Directors is committed to enhancing shareholder value and has approved a long-term strategic plan, which is designed to achieve this objective and which is being implemented by senior management under the Board's close supervision

Compensation of Nonemployee Directors

The compensation of our nonemployee Directors is reviewed by the Compensation Committee on a periodic basis. In 2017, the Compensation Committee reviewed the current compensation amounts for nonemployee directors in tandem with Pay Governance. Based on such review, the Committee determined that the compensatory arrangements currently in place for the nonemployee Directors are reasonably aligned with Company size and that no changes to such arrangements would be made.

Compensation for our nonemployee Directors consists of the following:

Cash Retainer

  •
  Each of our nonemployee Directors receives a $95,000 annual cash retainer, payable quarterly in advance.

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Equity Compensation – Restricted Stock Units

  •
  On the date of our annual meeting of shareholders, each of our nonemployee Directors receives an annual grant of restricted stock units for a number of shares having a value (calculated based on the closing price of our Common Stock on the date of grant) of $110,000.

  •
  The RSUs generally vest and are automatically converted into common shares on the one-year anniversary of the date of grant.

  •
  Nonemployee directors have the option to defer the receipt of common shares resulting from the vesting of their restricted stock units.

Chairman Position

  •
  The Chairman of the Board receives $150,000 annually; and

  •
  The Chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee receive $20,000, $15,000 and $15,000, respectively, per year.

Meeting Fees

  •
  Directors do not receive regular meeting fees. However, if more than six meetings of the Board or any Committee occur (determined independently) in any given year, meeting fees are paid at the rate of $1,500 per meeting (with the Chairman of the Board or the Committee Chair being paid at the rate of $3,000 for any such meeting).

Medical, Dental and Vision Care Insurance

  •
  Optional medical, dental and vision care coverage have been made available to certain nonemployee Directors and their eligible dependents on terms and at a premium cost similar to that charged to Company employees. Eligibility for this benefit has ended, but remains in effect for nonemployee Directors whose original participation began in or before 2011.

  •
  Certain nonemployee Directors who opt not to stand for re-election to the Board after reaching age 60 and who have 10 or more years of Board service are eligible to participate in the Company's medical plans (at full premium cost to the Director) until they become eligible for Medicare benefits. Eligibility for this benefit has ended, but remains in effect for nonemployee Directors whose original participation began in or before 2011.

2018 Total Compensation of Nonemployee Directors

The following table shows (i) the cash amount paid to each nonemployee Director for his or her service as a nonemployee Director in 2018, and (ii) the grant date fair value of restricted stock units awarded to each

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nonemployee Director in 2018, calculated in accordance with the accounting guidance on share-based payments. Mr. Flynn did not receive any additional compensation for his service as a Director in 2018.

Name	Fees Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Robert F. Agnew	251,000	109,998	360,998

Timothy J. Bernlohr	121,000	109,998	230,998

Charles F. Bolden, Jr.	99,500	109,998	209,498

James S. Gilmore(2)	40,736	-	40,736

Bobby Griffin	99,500	109,998	209,498

Carol B. Hallett	116,000	109,998	225,998

Jane H. Lute	60,792	109,998	170,790

Frederick McCorkle(2)	39,236	-	39,236

Duncan McNabb	114,500	109,998	224,498

Sheila A. Stamps	59,292	109,998	169,290

John K. Wulff	101,000	109,998	210,998

(1)
These units vest on the one-year anniversary of the grant date. The grant date fair value was $67.90 per share.

(2)
Mr. Gilmore and Mr. McCorkle retired from the Board on May 23, 2018.

Nonemployee Directors' Outstanding Equity Awards at Fiscal Year-End 2018

The table below shows outstanding equity awards for our nonemployee Directors as of December 31, 2018. Market values reflect the closing price of our Common Stock on the NASDAQ Global Market on December 31, 2018, which was $42.19 per share.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Robert F. Agnew	5/23/2018	1,620	68,348

Timothy J. Bernlohr	5/23/2018	1,620	68,348

Charles F. Bolden, Jr.	5/23/2018	1,620	68,348

Bobby Griffin	5/23/2018	1,620	68,348

Carol B. Hallett	5/23/2018	1,620	68,348

Jane H. Lute	5/23/2018	1,620	68,348

Duncan McNabb	5/23/2018	1,620	68,348

Sheila A. Stamps	5/23/2018	1,620	68,348

John K. Wulff	5/23/2018	1,620	68,348

(1)
The grant date fair value of units granted on May 23, 2018 was $67.90 per share.

Board and Committee Information

Our Board maintains three standing committees, an Audit Committee, Compensation Committee, and Nominating and Governance Committee, each of which has a charter that details the committee's responsibilities. The charters

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for all the standing committees of the Board of Directors are available on our website located at www.atlasairworldwide.com under the "About Us – Structure and Governance" section. The charters are also available in print and free of charge to any shareholder who sends a written request to the Secretary at Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Mr. McNabb (Chairman), Messrs. Agnew, Bernlohr and Griffin, and Ms. Hallett, each of whom is an independent Director within the meaning of the applicable NASDAQ rules. The principal functions of the Nominating and Governance Committee are to:

  •
  Identify and approve individuals qualified to serve as members of our Board;

  •
  Select Director Nominees for the next annual meeting of shareholders;

  •
  Review at least annually the independence of our Directors;

  •
  Oversee our Corporate Governance Principles; and

  •
  Perform or oversee an annual review of the CEO, the Board and its committees.

The Nominating and Governance Committee held five in-person meetings in 2018.

Evaluation of Director Nominees

Our Nominating and Governance Committee is responsible for reviewing and developing the Board's criteria for evaluating and selecting new Directors. The Nominating and Governance Committee's charter sets forth the criteria for skills and characteristics for Directors (see "Election of Directors" for the qualifications and experience of current Directors). The Nominating and Governance Committee identifies new candidates from a variety of sources, including recommendations submitted by shareholders.

The Nominating and Governance Committee strives to maintain an independent Board with broad and diverse experience and judgment that is committed to representing the long-term interests of our shareholders. New and incumbent Directors are individually evaluated from a skills and characteristics perspective on a number of different factors, including the following traits: high personal standards; the ability to make informed business judgments; literacy in financial and business matters; the ability to be an effective team member; a commitment to active involvement and an ability to give priority to the Company; no affiliations with competitors; achievement of high levels of accountability and success in his or her given fields; experience in the Company's business or in professional fields or other industries or as a manager of international business so as to have the ability to bring new insight, experience or contacts and resources to the Company; no direct affiliations with major suppliers, customers or contractors; and preferably previous public-company board experience with good references.

The Nominating and Governance Committee will also consider whether potential Nominees are independent, as defined in applicable rules and regulations of the SEC and NASDAQ. The Board will nominate new Directors only from candidates identified, screened, and approved by the Nominating and Governance Committee. The Nominating and Governance Committee uses the criteria specified above when considering candidates for a Board seat and then searches for candidates that best meet those criteria without limitations imposed on the basis of race, gender, or national origin. The Board will also take into account the nature of and time involved in a Director's service on other boards in evaluating the suitability of individual Directors and making its recommendation to AAWW's shareholders. Service on boards of other organizations must be consistent with our conflict of interest policies applicable to Directors and other legal requirements.

The Board believes that diversity with respect to gender, ethnicity, background, professional experiences and perspectives is an important element in the Board selection process. During 2018, the Nominating and Governance

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Committee amended its charter to provide that diversity (including gender and ethnicity) should be a factor in assessing the Board's core competencies as a whole. Both the Nominating and Governance Committee and the full Board will consider such attributes, in addition to diversity of cultural background and professional experience, when reviewing candidates for the Board and in assessing the Board's overall composition. The goal is to achieve a Board that provides effective oversight of the Company through the appropriate balance of diversity of perspectives, experience, expertise, skills, specialized knowledge and other qualifications and attributes of the individual Directors.

Our Nominating and Governance Committee will consider shareholder recommendations for candidates to serve on the Board, provided that such recommendations are made in accordance with the Nominating and Governance Committee's policy on security-holder recommendations of Director Nominees (the "Shareholder Nominating Policy"), which is subject to a periodic review by the Nominating and Governance Committee. Among other things, the Shareholder Nominating Policy provides that a shareholder-recommendation notice must include the shareholder's name, address, and the number of shares beneficially owned, as well as the period of time such shares have been held, and should be submitted to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577. A copy of our current Policy on Security Holder Recommendation of Director Nominees is available in the "About Us – Structure and Governance" section of our website at www.atlasairworldwide.com. In evaluating shareholder Nominees, the Board and the Nominating and Governance Committee seek to achieve a balance of knowledge, experience, and capability. As a result, the Nominating and Governance Committee evaluates shareholder Nominees using the same membership criteria set forth above.

Corporate Governance Principles

We annually review our Corporate Governance Principles, believing that sound corporate governance practices provide an important framework to assist the Board in fulfilling its responsibilities. The business and affairs of AAWW are managed under the direction of our Board, which has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management. An informed, independent, and involved Board is essential for ensuring our integrity, transparency, and long-term strength, and maximizing shareholder value. The Corporate Governance Principles address such topics as codes of conduct; Director nominations and qualifications; Board committees; Director compensation; conflicts and waivers of compliance; powers and responsibilities of the Board; Board independence; meetings; Director access to officers and other employees; shareholder communications with the Board; annual Board evaluations; financial statements and disclosure matters; delegation of power; and oversight and independent advisors. During 2018, we moved to proactively prevent potential over-boarding issues by amending our Corporate Governance Principles to limit directors to serving on a maximum of four public-company boards (including the Company's board). A copy of our Corporate Governance Principles is available in the "About Us – Structure and Governance" section of our website at www.atlasairworldwide.com.

Audit Committee

The Audit Committee of the Board of Directors currently consists of five outside Directors: Messrs. Bernlohr (Chairman), Bolden, McNabb and Wulff and Ms. Stamps, each of whom is an independent Director within the meaning of the applicable rules and regulations of the SEC and NASDAQ (see also "Director Independence" above). The Board has determined that Messrs. Bernlohr and Wulff are "audit committee financial experts" as defined under applicable SEC rules.

The Audit Committee's primary function, as set forth in its written charter (available on our website at www.atlasairworldwide.com in the "About Us – Structure and Governance" section) is to assist the Board in overseeing the:

  •
  Quality and integrity of the financial statements of the Company;

  •
  Qualifications and independence of our independent registered public accounting firm;

  •
  Performance of the Company's internal audit function and independent registered public accounting firm;

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS
  •
  Compliance with legal and regulatory requirements by the Company; and

  •
  Effectiveness of the Company's financial reporting process, disclosure practices and systems of internal controls.

The Audit Committee is also responsible for overseeing the Company's Code of Ethics (see also "Code of Ethics and Employee Handbook" above) and related party transactions. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis and recommends proposed changes to the Board of Directors for approval. The Audit Committee held four in-person meetings and four telephonic meetings in 2018.

Evaluation of Independent Registered Public Accounting Firm

As noted above, the Audit Committee assists the Board in overseeing the independent registered public accounting firm's qualifications, independence and performance. The Audit Committee is also responsible for appointing the independent registered public accounting firm and approving, in advance, audit and permitted nonaudit services in accordance with the Committee's preapproval policy (see also "Proposal No. 2" below).

The Audit Committee received from AAWW's independent registered public accounting firm, PricewaterhouseCoopers LLP ("PwC"), the written communications required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence and satisfied itself as to the independence of PwC.

In addition to PwC's independence, the Audit Committee considered several other factors in deciding whether to reappoint PwC, including the quality of PwC's staff and work; PwC's procedures related to quality control; the quality and candor of communication and interaction with our PwC team; PwC's capability and expertise to perform an audit of a company having the complexity of AAWW's business; the length of time PwC has served as the Company's independent registered public accounting firm; the appropriateness of PwC's fees; and the potential impact of changing our independent registered public accounting firm. As a result, the Audit Committee has selected PwC as the Company's independent registered public accounting firm for the year ending December 31, 2019. See Proposal 2 herein for additional information concerning the reappointment of PwC as the Company's independent registered public accounting firm.

Audit Committee Report

AAWW management has responsibility for preparing the Company's financial statements and PwC is responsible for auditing those financial statements. In this context, the Audit Committee has reviewed and discussed AAWW's audited consolidated financial statements as of and for the fiscal year ended December 31, 2018 with management and with PwC. The Audit Committee discussed with PwC the matters required to be discussed by Auditing Standard No. 1301 – Communications with Audit Committees.

Based upon its reviews and discussions, including the matters related to PwC's independence, as described above, the Audit Committee recommended, and the Board of Directors approved, that AAWW's audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

THE AUDIT COMMITTEE
Timothy J. Bernlohr, Chair Charles F. Bolden, Jr. Duncan J. McNabb Sheila A. Stamps John K. Wulff

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Compensation Committee

Duties and Responsibilities

The Board's Compensation Committee assists the Board in discharging and performing its duties regarding the compensation of our executives, including our NEOs, executive succession planning, and other matters. The Compensation Committee also is the administrator of our long-term incentive award and annual bonus plans.

The Compensation Committee is also responsible for:

  •
  Reviewing, evaluating and establishing compensation plans, programs and policies for, and reviewing and approving the total compensation of, our senior executives at the level of executive vice president and above, including our CEO;

  •
  Monitoring the search for, and approving the proposed compensation for, all senior executives at the level of executive vice president and above and periodically reviewing and making recommendations to the full Board regarding the compensation of Directors; and

  •
  Retaining and overseeing the independent compensation consultant that provides advice regarding executive and Director compensation matters.

Processes and Procedures

Following approval of the annual budget, either before or during the first quarter of each year, the Committee establishes the minimum financial performance objective required before any annual incentive award payment may be made, as well as the year's objectives for financial, on-time customer service reliability and individual performance goals and objectives for senior executives. All are taken into account in setting the performance range for each such executive and ultimately in determining the amount of each such executive's annual award payment, if any. The Committee establishes these criteria, with the advice of the independent compensation consultant and outside counsel, as appropriate, after reviewing information submitted to the Committee by the CEO and General Counsel (at the request of the Committee). Our CEO and General Counsel also provide information to the Committee regarding annual and long-term incentive plans that the Committee considers, with the advice of the independent compensation consultant and outside counsel, in its determination of awards under those plans.

The Compensation Committee is required by its charter to meet at least four times annually. During 2018, the Compensation Committee held five in-person meetings and three telephonic meetings and acted once by written consent. In 2018, the Compensation Committee consisted of four outside Directors, Ms. Hallett (Chair), Mr. Wulff, Mr. Griffin and Ms. Lute, each of whom is an independent Director within the meaning of applicable SEC and NASDAQ rules.

Compensation Determination Process

The Compensation Committee has primary responsibility for determining and approving, on an annual basis, the compensation of our CEO and other executive officers. The Compensation Committee receives information and advice from its independent compensation consultant, as well as from our human resources, finance and legal departments and management to assist in compensation determinations.

  •
  Role of Independent Compensation Consultant

    •
    The Compensation Committee has engaged the services of Pay Governance, which reported directly to the Committee and provided no other services to the Company or any of its affiliates. For 2018, the Committee assessed the independence of Pay Governance pursuant to the SEC and NASDAQ rules and concluded that no conflict of interest existed that would prevent Pay Governance from independently representing the Compensation Committee.

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS
      •
      Pay Governance provides advice and analysis to the Compensation Committee on the design, structure and level of executive and director compensation, and, when requested by the Compensation Committee, attends meetings of the Compensation Committee and participates in executive sessions without members of management present. The independent compensation consultant reports directly to the Compensation Committee, and the Compensation Committee reviews, on an annual basis, the independent compensation consultant's performance and provides the independent compensation consultant with direct feedback on its performance.

  •
  Role of Our Senior Executives

    •
    While the Compensation Committee has the responsibility to approve and monitor all compensation for our executive officers, management plays an important role in determining executive compensation. Management, at the request of the Compensation Committee, recommends financial goals that drive the business and works with Pay Governance to analyze competitive market data and to recommend compensation levels for our executive officers. Our CEO and General Counsel likewise assist the Compensation Committee by providing their evaluation of the performance of our other executive officers and recommending compensation for NEOs other than themselves, based on individual performance. Any individual whose performance or compensation is to be discussed at a Compensation Committee meeting does not attend such meeting (or the applicable portion of such meeting) unless specifically invited by the Compensation Committee, and the CEO is not present during voting or deliberations regarding his compensation.

The Committee's Risk Assessment of Our Compensation Policies

The Compensation Committee is aware of the need to routinely assess the Company's compensation policies and practices as they relate to the Company's risk management and whether the structure and administration of the Company's compensation and incentive programs could promote imprudent in excessive risk-taking. With the support of Pay Governance, the Compensation Committee considered the structure and administration of our compensation program and determined that our program is appropriately balanced and does not promote imprudent or excessive risk-taking. Significant factors contributing to their conclusion included:

  •
  Extent of oversight.  The Compensation Committee, with support supplied from members of management, regularly reviews the performance of our compensation plans.

  •
  Governance.  Oversight roles are clearly defined throughout the Company to ensure that pay plans are aligned with business goals and risk tolerances, stress tested under realistic assumptions, and balanced between corporate standards and business-unit autonomy.

  •
  Risk profile and balance within the incentive structure.  Our plans are designed by the Compensation Committee to appropriately balance fixed and variable pay, cash and equity, short- and long-term incentives, and corporate, business-unit and individual performance goals.

  •
  Plan design.  Our plans are designed to avoid such features as overly steep incentive slopes, unreasonable goals or thresholds that may incentivize unnecessary risk-taking, uncapped payouts, rigidly formulaic awards, undue focus on any one element of compensation, and misaligned timing of payouts and we maintain risk mitigating features including the Compensation Committee's retained discretion with respect to assessing awards, clawbacks, and shareholding requirements.

  •
  Performance metrics.  Performance metrics reflect risk and use of capital, quality and sustainability of results and do not provide an incentive to management to seek short-term results that encourage high-risk strategies designed to exact short-term results at the expense of long-term performance and value. Starting with long-term incentive awards issued in 2018, such awards contain a direct shareholder-return metric, as described in more detail in the Compensation Discussion and Analysis section.

  •
  Individual performance.  Annual incentive awards are determined, in part, based on the Committee's evaluation of individual performance and contributions. Further, the Committee may exercise a certain amount of discretion

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CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

    in approving final award payouts, which mitigates the potential for inappropriate risk-taking that can result from a strict application of formulaic compensation arrangements. No such discretion was exercised in 2018.

  •
  Clawback policy.  The Compensation Committee has adopted a clawback policy, pursuant to which, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2018 (Ms. Hallet, Mr. Griffin, Mr. McCorkle, Ms. Lute and Mr. Wulff) has ever been an officer or employee of the Company or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. None of our executive officers served as a member of the board of directors or the compensation committee of any entity that had one or more of its executive officers serving as a member of the Board or Compensation Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (CD&A) describes Atlas Air's executive compensation program, including total 2018 compensation, for our named executive officers listed below:

William J. Flynn	President and Chief Executive Officer
John W. Dietrich	Executive Vice President and Chief Operating Officer
Michael T. Steen	Executive Vice President and Chief Commercial Officer
Adam R. Kokas	Executive Vice President, General Counsel and Secretary
Spencer Schwartz	Executive Vice President and Chief Financial Officer

The CD&A and the Executive Compensation Tables are organized as follows:

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COMPENSATION DISCUSSION AND ANALYSIS

Overview

We delivered record volumes, revenue and earnings in 2018, reflecting our growth initiatives and our focus on express, e-commerce and fast-growing global markets.

In 2018, we executed on our strategic initiatives to strengthen and diversify our business mix, expand our customer base, generate cost savings through operating efficiencies, and enhance our portfolio of assets and services. Our results reflected the strength of our ACMI and Charter businesses, growth in our Dry Leasing business, progress in our efficiency and productivity initiatives, and the addition of 16 aircraft to our operating fleet during the year in response to customer demand.

Performance Metrics ($ Millions, except for Block Hours)	2018 Results	Percent Change from 2017	GAAP Equivalents
Block Hours	296,264	↑ 17.2%	—	—	—

Revenue	$2,677.7	↑ 24.2%	—	—	—

Direct Contribution from Segments	$496.3	↑ 18.3%	GAAP Equivalent Metric	2018 Results	Percent Change from 2017

Free Cash Flow*	$306.4	↑ 29.4%	Net Cash Provided by Operating Activities	$425.6	↑ 28.3%

Adjusted EBITDA*	$540.6	↑ 26.1%	Income from Continuing Operations, Net of Taxes	$270.6	↑ 20.6%

Adjusted Income from Continuing Operations, Net of Taxes*	$204.3	↑ 52.8%	Income from Continuing Operations, Net of Taxes	$270.6	↑ 20.6%

*
Free Cash Flow, Adjusted EBITDA, and Adjusted Income from Continuing Operations, Net of Taxes, are non-GAAP measures. A reconciliation of Free Cash Flow to the corresponding GAAP number is contained in Exhibit A attached hereto. Reconciliations to Adjusted EBITDA and Adjusted Income from Continuing Operations, Net of Taxes, may be found on Page 45 and Page 46 of our 2018 Annual Report on Form 10-K, included with our Annual Report to Shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS

Direct Link between Compensation and Business Strategy

Our compensation programs are designed to drive achievement of our business strategies and provide competitive opportunities, principally dependent on the successful achievement of performance goals closely tied to Company performance, as exemplified by the features set forth below. Our strong 2018 performance resulted in annual incentive payouts reflecting these extremely positive outcomes.

Annual Incentives
Company Performance Metric		NEO Performance Metric
Company Financial Performance – Adjusted Net Income*	➨	Adjusted Net Income

Customer On-Time Performance – Stringent standards specified under customer contracts	➨	Customer On-Time Reliability

Company Business Plan and Strategic Initiatives	➨	Individual Performance Objectives (based heavily on annually set corporate strategic objectives)

Long-Term Incentives – PSUs and Performance Cash

EBITDA Growth	➨	EBITDA Growth

Return on Invested Capital	➨	Relative Return on Invested Capital

TSR (for awards granted in 2018 and later)	➨	Comparative TSR (for awards granted in 2018 and later)

*
We use Adjusted Net Income ("ANI") and EBITDA to measure our financial results. ANI excludes certain non-cash income and expenses and items impacting year-over-year comparisons of our results, providing useful information in evaluating our annual financial results. In addition, as a result of warrant accounting, our diluted shares outstanding fluctuate as a function of our share price throughout the year, making an absolute metric such as ANI more useful for our investors and analysts than a per-share metric.

Continued Focus on Shareholder Engagement, Responsiveness to Shareholder Feedback and Compensation Program Enhancements

As discussed in the following pages and on pages iii-vi, we have engaged in extensive ongoing shareholder outreach over the past eight years to better understand shareholder perspectives and consider ideas for improvements to, among other things, our corporate governance, sustainability and executive compensation practices. During all shareholder outreach meetings, AAWW sought input on proactively developed proposed changes to our pay program and practices.

In direct response to specific shareholder feedback, we made a number of meaningful, impactful changes to our pay program in 2018. We received many supportive and positive comments on the Company's direction (both from a business growth and governance perspective), the pay program changes implemented and our board rotation/refreshment and outlook.

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COMPENSATION DISCUSSION AND ANALYSIS

Enhancements to Address Shareholder Feedback

The tables below highlight the executive compensation changes made in response to specific shareholder feedback as part of our Compensation Committee's robust efforts to be responsive to items of importance to our shareholders. These most recent changes are in addition to numerous significant changes to our governance and compensation practices over the last several years.

Topic	What We Heard From Our Shareholders

Percentage Weighting of Performance-Based LTI Awards	• Support for our performance-based versus time-based LTI weighting of 50%/50%

Favorability of relative LTI metrics

•

Support for the use of a TSR metric with a thoughtful broad comparator group and no upward modification in the event the absolute total shareholder return is negative (even if the Comparative TSR performance achieved would have provided for an upward adjustment)

Peer Group Selection	• Supportive of revised, revamped peer group that more closely reflects the global nature and structure of our business and operations

Board Composition & Refreshment	• Supportive of extensive board refreshment in recent years, including emphasis on strengthening needed board skills/experience, in addition to expansion of gender and other diversity

ESG/Sustainability

•

Investors continued to encourage our focus on ESG factors and commitment to strong ESG practices

•

Investor interest in sustainability continues to gain momentum as investors seek to gain a deeper understanding of the Company's focus on, and commitment to, ESG matters

Share Ownership Guidelines	• Support for increased share ownership levels for the CEO and other executives to further align the interests of management with those of shareholders

Compensation Structure to Limit Inappropriate Risk Taking

•

Investors continued to encourage our ongoing monitoring and review of executive compensation program to identify potential sources of material risk within the program design and administration

•

Support for comprehensive risk assessment performed annually by independent compensation consultant

CHANGES MADE IN DIRECT	RESPONSE TO SHAREHOLDER FEEDBACK

• Enhanced graphic disclosure of long-term incentive mix and opportunity (see page 38)

• Two new Directors in 2018, with new director Jane Lute, who has extensive knowledge and experience in geopolitical and cybersecurity matters, joining the Compensation Committee (see page viii)

2017	• Transitioned to strict double-trigger standard for all awards, requiring actual separation from service for second trigger*

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COMPENSATION DISCUSSION AND ANALYSIS

2017	• Added relative TSR performance measure to LTI awards to strengthen pay-for-performance link*

2017	• Enhanced disclosure regarding LTI performance target setting

2017

•

Increased CEO stock ownership guidelines to 6x base salary to further align our CEO's interests with those of our shareholders (see page 54 for additional details and similarly rigorous ownership requirements for our other NEOs and Directors)

Annual Bonus Performance Metrics

•

Increased the weight of corporate financial and customer service goals for our NEOs from 70% to 80% effective 2017.

•

Enhanced disclosure to clarify that Company performance goals continue to be set at a higher level than actual Company performance in prior years

Recent Change in Independent Compensation Consultant	• Following a competitive and thorough selection process in 2016, the Compensation Committee retained Pay Governance as its new independent compensation consultant

*
Applicable beginning with awards granted in 2018 – outstanding awards granted in 2017 could not be modified retroactively without incurring materially adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). This was explained in detail during our shareholder outreach.

How We Incorporate Pay-for-Performance into Our Compensation Programs

Our Compensation Committee believes that our compensation practices have played a key role in our steady operating and financial results during transformative growth periods such as those experienced in 2018, 2017 and 2016 and challenging times experienced generally in the global freight industry over the recent previous years. Our compensation programs are designed to drive achievement of our business strategies and provide competitive opportunities, principally dependent on the successful achievement of performance goals closely tied to Company performance. The performance metrics within the executive compensation program are designed to drive the achievement of key business, financial, on-time customer, and operational annual and long-term results, in addition to individual contributions.

The Compensation Committee achieves its pay-for-performance goals by:

•
Aligning annual incentives with key annual financial, on-time customer reliability, and operating objectives that directly tie to the Company's strategy and holistic approach to achieving success;

•
Aligning long-term incentive awards with executive retention and our shareholders' interests by basing awards on key Company financial metrics and long-term operating performance;

•
Balancing pay mix appropriately between fixed and variable pay, short- and long-term pay and performance metrics that are tied to business strategy that aligns with shareholder interests and long-term value creation, including the incorporation of a relative total shareholder return metric into long-term incentive awards beginning with awards granted in 2018.

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COMPENSATION DISCUSSION AND ANALYSIS

Primary Components of NEO Compensation

The below table summarizes the three primary components of our NEOs' compensation:

Elements of Pay	Form	Links to Performance	Purposes
Base Salary	Cash	Fixed annual compensation	▪ Attract and retain executive talent ▪ Compensate executives for their responsibility, experience, sustained high performance and contributions to Company success

Annual Incentives	Cash	Adjusted Net Income (previously EPS) On-time customer reliability metrics Individual performance objectives

▪

Drives key business, operating and individual results on an annual basis (Adjusted Net Income)

▪

Derived from our annual operating plan (Adjusted Net Income)

▪

Strictly performance-based against measureable metrics; no payout guaranteed (all metrics)

Long-Term Incentives	Performance Share Units (PSU) and Performance Cash

Growth in Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA growth")

Return on Invested Capital ("ROIC")

Relative Total Shareholder Return ("TSR") (for awards granted in 2018 and later)

▪

Links NEO and long-term shareholder interests

▪

Serves as a key retention tool and a strong long-term performance driver

▪

Performance-based against measureable metrics; no payout guaranteed (all metrics)

▪

Close alignment to shareholder returns via a relative metric (TSR)

▪

Specific responsiveness to shareholder feedback

	RSUs	Alignment with shareholder returns	▪ Multiyear long-term retention ▪ Value tied to share price

Significant Portion of CEO Compensation Opportunity Performance-Based and/or At-Risk

We design our CEO's compensation opportunity to be largely performance-based and at-risk. 68.3% of the maximum total CEO compensation opportunity in 2018 was designed to be based on attainment of performance metrics, including approximately 47.0% in the form of long-term multiyear opportunities and 21.3% in annual incentive opportunity. An additional 21.0% of compensation opportunity was granted in the form of RSUs with three-year vesting, resulting in 89.3% of CEO compensation opportunity being at risk.

After five years of no increase to our CEO's base salary, his base salary was increased by 10% in 2018, his first salary increase since 2013, resulting in a 2% annualized increase over the past five years. This salary increase reflects:

  •
  A significant increase in the CEO's scope of responsibilities since the time of his last salary increase in 2013;

  •
  Growth in the size of the Company's fleet from 57 aircraft to 112 aircraft;

  •
  An increase in annual AAWW aggregate revenue from $2.4 billion in 2013 (including $722 million in revenue from Polar) to approximately $3.7 billion (including approximately $1.1 billion from Polar) in 2018;

  •
  Growth in the total number of employees from 1,943 at the end of 2013 (including 151 Polar employees) to 3,481 at the end of 2018 (including 206 Polar employees); and

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COMPENSATION DISCUSSION AND ANALYSIS

  •
  Completion of numerous successful strategic initiatives as part of the Company's long-term strategic plan, including the acquisition of Southern Air, a highly complementary business combination that has expanded our platform into 777 and 737 operations; the entry into a long-term commercial relationship with Amazon; and improved customer relationships both within the U.S. and internationally.

Our CEO's bonus opportunity has not been increased since 2010. Additionally, his long-term incentive opportunity was reduced from a 4.75 multiple of salary to a 3.75 multiple of salary in 2014 to be better aligned with peer group levels.

The following charts illustrate our CEO's total compensation opportunity in 2018, as well as the 2018 long-term incentive opportunity for our CEO (at target levels):

Starting with 2018 CEO compensation design, the addition of a comparative TSR modifier and other changes to performance-based long-term incentive awards results in significant compensation opportunity structured to be performance-based, as set forth below.

2018 Total CEO Compensation Opportunity	Long-Term Incentive Opportunity

* Consists of 25% PSUs and 25% performance cash.

For overall LTI opportunity structure for all our NEOs, please see pages 45-50.

Pay Outcomes Reflect Company Performance

Our compensation program is structured to be strongly aligned with the performance of the Company, with a significant portion of our NEOs' compensation based upon various performance metrics tied to our annual and long-term incentive plans. The performance metrics are designed to drive the achievement of key business, financial, on-time customer, and operational annual and long-term results, in addition to individual contributions. The performance-based payouts for 2018 demonstrate the Compensation Committee has set rigorous goals that align with the Company's strategy and reflect the performance outcomes over the past few years:

•
Annual Incentive (2018):  Payout at 1.95x of Target for our NEOs, reflecting our strong 2018 performance, which included record volumes, revenue, and earnings, the continued rollout of Amazon aircraft, fleet growth to meet new and existing customer demand, and an increase in adjusted net income of approximately 53%. Please see page 42 for a further discussion of our 2018 annual incentive ("AIP") payout.

•
Performance-Based Long-Term Incentive (for three-year period 2016 – 2018):  Payout reflecting transformative company growth and attainment of metrics due to 2016 Amazon transaction.

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COMPENSATION DISCUSSION AND ANALYSIS

Best Practices and Risk Mitigation

The Compensation Committee is required by its charter to meet at least four times annually. During 2018, the Compensation Committee held five in-person meetings and three telephonic meetings and acted once by written consent. In 2018, the Compensation Committee consisted of four outside Directors, Ms. Hallett (Chair), Mr. Wulff, Mr. Griffin and Ms. Lute, each of whom is an independent Director within the meaning of applicable SEC and NASDAQ rules.

We maintain stock ownership guidelines, anti-hedging and anti-pledging policies, as further described below and on page 55. All of our NEOs are in full compliance with all of such guidelines and policies. Through our compensation program design and related policies, we pursue the alignment of interests of our executives with those of our shareholders over a multiyear long-term basis and encourage thoughtful and appropriate business risk-taking.

The following table sets forth several of our compensation and corporate governance practices, which were primarily enacted in response to shareholder feedback and which reflect market best practices.

Compensation Practice	AAWW Policy

Strict "Double Trigger" for All NEO LTI Awards	✓	All awards granted in 2014 or after for NEOs other than the CEO provide for a strict "double trigger" to vest following a change-in-control event. For the CEO (whose 2014 – 2017 awards contained individual provisions relating to his retirement eligibility), starting with awards issued in 2018, in response to shareholder feedback, revisions were made to all his long-term awards to require a double trigger – a qualifying separation of service for vesting in connection with a change in control.
Significant "At-Risk" Compensation	✓
More than 83% of 2018 CEO total compensation opportunity was designed to be "at risk" at target payout while more than 89% of total CEO compensation opportunity was designed to be "at risk" at maximum opportunity.
"Clawback" Policy	✓	"Clawback" of annual incentive compensation to discourage imprudent risk taking.
No Adjustments for Shareholder Buybacks	✓	Executives' annual incentives do not benefit from share buybacks.
No Change in Control Gross-Ups	✓	Change of control payments are not grossed up for tax purposes.
Limited Perquisites	✓	Strictly limits perquisites and does not provide for items such as personal use of airplanes, Company-provided autos, and/or auto allowances or club dues.
No Grants of Stock Options	✓	The Company provides full value equity awards with either performance-based vesting or extended time-vesting requirements and has not granted stock options for many years.
No Repricing	✓	No repricing of underwater stock options allowed.
No Hedging or Pledging of Shares	✓
Strict prohibition on hedging and monetizing transactions involving the Company's securities and from engaging in certain speculative transactions in respect of the Company's securities. No waivers, preclearance or exceptions are permitted.
Risk Management	✓	Compensation program design does not promote excessive risk-taking.

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COMPENSATION DISCUSSION AND ANALYSIS

Discussion of Our Compensation Program

Components of Compensation

Three primary components for our NEOs' compensation include (1) Base Salary, (2) Annual Incentives and (3) Long-Term Incentives. See "Primary Components of NEO Composition" on page 36 as well as below for additional details on our compensation components.

1. Base Salary

Purpose: Compensate executives for their leadership, management responsibility, experience, sustained high level of performance, and contribution to our success.

Process for setting salaries: The amount of any senior executive salary increase has been determined by the Compensation Committee, in consideration of a number of factors, including but not limited to the nature and responsibilities of the position; level of performance of the individual; expertise of the individual; advice of the Compensation Committee's independent compensation consultant, including survey data; and recommendations of the CEO (except regarding his own salary) and the General Counsel (except regarding his own salary).

Salary levels for NEOs are generally reviewed annually by the CEO and the Compensation Committee as part of the performance review process.

Salary in 2018: The Compensation Committee adjusted the annual base salary of the CEO by an increase of $100,000, his first salary increase since 2013 and equal to a 2% annualized increase over the past five years. Further information regarding this adjustment may be found on pages 36-37.

The Compensation Committee also increased the salaries for the other NEOs, the first such increase since 2014, except for a February 2015 adjustment for Mr. Steen whose annual base salary was increased by $20,000 in connection with his promotion to President and CEO of the Company's Titan dry leasing subsidiary, while also retaining his EVP position for AAWW.

Following the adjustments described above, the 2018 annual base salary rates for Messrs. Flynn, Dietrich, Steen, Kokas and Schwartz were, respectively, $1,135,000, $715,000, $675,000, $625,000 and $625,000.

Performance-Based Compensation: Annual and Long-Term Incentive Compensation

The Compensation Committee takes a holistic approach to incentive compensation, using a combination of related short- and long-term performance-based incentives to encourage achievement of the Company's annual, as well as longer-term, strategic goals.

At-Risk Philosophy:

The Compensation Committee believes that a significant portion of a senior executive's compensation should be "at-risk," based upon the Company's financial and operating performance. Performance-based compensation aligns senior executive compensation with our goals for corporate financial and operating performance and encourages a high level of individual performance. For 2018, 68.3% of our CEO's maximum total direct compensation opportunity (base salary and maximum payout opportunity of annual and long-term incentive awards granted in 2018) was performance-based. Beginning with 2018, an even greater portion of our CEO's compensation has been placed "at-risk" due to changes to our performance-based long-term incentive awards, described further below, including the addition of a Comparative TSR modifier.

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COMPENSATION DISCUSSION AND ANALYSIS

2. Annual Incentive Program

Annual cash incentive compensation awards to our executives are made under our AIP. The AIP is a sub-plan and part of the Company's 2018 Plan, which has been approved by shareholders. Bonuses are payable based on the achievement of the ANI, on-time customer reliability, and individual business objectives as further described below. As a preliminary matter, the Company must generate a threshold level of ANI for any award to become payable under the AIP.

Each of our executives is assigned a minimum threshold, target bonus opportunity and a maximum bonus opportunity. The 2018 bonus opportunity range for each executive is set forth in the table below:

Executive	Range of Bonus Opportunity as % of Base Salary (Threshold – Target – Maximum)
Mr. Flynn	75 – 100 – 200%

Mr. Dietrich	67.5 – 90 – 180%

Mr. Steen	67.5 – 90 – 180%

Mr. Kokas	63.75 – 85 – 170%

Mr. Schwartz	63.75 – 85 – 170%

How We Set Our AIP Incentive Metrics:

We base a significant portion of our executives' compensation on the Company's financial and operating performance to align senior executive compensation with our goals for corporate financial as well as operating performance and to encourage a high level of individual performance. The annual metrics upon which our incentive plans are structured are designed to drive, on an integrated basis, the achievement of key business, financial, on-time customer reliability, and operational annual results, as well as to recognize the individual contributions of our executives towards these goals.

In designing the annual incentive awards for our executives, the Compensation Committee considers the Board-approved annual budget, as well as short- and long-term strategic goals, and then designs the annual targets, including adjusted net income, around the Board-approved budget and strategic plan, which is consistent with the earnings framework that we provide publicly in our related earnings release. As described below, each of our AIP metrics is set at a challenging, rigorous level, which results in payouts only for strong performance.

Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement   |   41

COMPENSATION DISCUSSION AND ANALYSIS

Alignment Between Our Performance, Our Strategy and Our AIP Incentive Metrics:

Set forth below are the metrics used under our AIP performance incentive plans in 2018 to provide appropriate rewards for prudent risk-taking, key financial performance and objective results in support of our business strategy. In addition, we believe that our performance metrics align and underscore the link between incentive compensation and the successful execution of our business strategy, and reflect our ongoing commitment to a pay-for-performance compensation philosophy.

Annual Incentives
Company Financial Performance Metrics	Weighting	Link to Company
Adjusted Net Income*	60%	• Aligned with the creation of shareholder value and the achievement of objective relevant financial performance targets.

On-time customer reliability	20%

•

Objective, measurable goals that provide an incentive to management to meet or exceed challenging standards set by our customers in the applicable service agreements (maintaining superior on-time customer reliability is essential to differentiating AAWW from its competitors and strengthening long-term customer relationships).

Individual Performance Metrics
Individual performance objectives	20%

•

Tied directly to the annual and long-term goals set in our board-approved annual operating budget and long-term strategic plan, including continuous improvement and cost savings, diversifying our business, and enhancing our financial results.

*
We use Adjusted Net Income (ANI) to measure our financial results. ANI excludes certain noncash income and expenses and items impacting year-over-year comparisons of our results, providing useful information in evaluating our annual financial results. In addition, as a result of warrant accounting, our diluted shares outstanding fluctuate as a function of our share price throughout the year, making an absolute metric, such as ANI, more useful for our investors and analysts than a per-share metric.

Note: Detailed quantitative Company financial performance goals for our incentive compensation plans are disclosed for the completed 2018 fiscal year. Due to the potential for competitive harm, 2019 goals will be disclosed in next year's Proxy Statement.

42  |   Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2018 AIP Payout

Based on our record financial and operating performance in 2018 (see pages i-ii for additional detail), which included exceptionally strong achievement of our ANI, on-time customer reliability, and individual performance objectives weighted for each executive as set forth immediately above and below, the Compensation Committee determined an AIP payout for 2018 at 1.952x of Target for our NEOs. The 2018 AIP as a percentage of salary for Messrs. Flynn, Dietrich, Steen, Kokas and Schwartz was 195%, 176%, 176%, 166% and 166%, respectively. Actual bonus amounts paid to Messrs. Flynn, Dietrich, Steen, Kokas, and Schwartz under the AIP are included in the Summary Compensation Table for Fiscal 2018 under the "Non-Equity Incentive Plan Compensation" column.

Adjusted Net Income – Objective Metric. The most heavily weighted performance factor in the 2018 AIP is ANI. For purposes of the AIP, the ANI performance range was (1) a threshold amount of $127.9 million, (2) $170.5 million for the target amount, and (3) $187.5 million representing maximum achievement. For 2018, ANI was $204.3 million, which resulted in a 2x target performance factor and which was approximately 53% higher than 2017 ANI.

Our ANI target setting under the AIP is designed to be rigorous. In 2018, the AIP's ANI target of $170.5 million:

  •
  represented an approximate 27% increase over the Company's actual ANI of $134.4 million in 2017 and

  •
  represented an approximate 36% increase over the Company's 2017 AIP's ANI target of $125.72 million.
*
ANI is a non-GAAP measure. A reconciliation to the most directly comparable GAAP measure may be found on page 45 of our 2018 Annual Report on Form 10-K, included with our Annual Report to Shareholders.

On-Time Customer Reliability – Objective Metric. An additional objective performance metric that was used to determine 2018 AIP payments was our on-time customer reliability. Our 2018 on-time customer reliability goals are objective, measurable goals that are set to meet or exceed challenging standards set forth in our customer contracts. In 2018, our weighted overall on-time performance was achieved at 1.76x of target. While such goals are customer-specific and proprietary, they are all very aggressive and denote a high level of on-time performance.

2018 Individual Performance Objectives. Individual annual performance objectives for our NEOs are reviewed with and approved by the Compensation Committee early in the year, or late in the preceding year, when the Company's operating plan is being reviewed and approved by the Board of Directors. These individual performance objectives are based in large part on our annual business plan and our long-term strategic plan, including continuous improvement and cost savings, diversifying our business, and enhancing our financial results, among others.

Our Compensation Committee reviewed each NEO's 2018 accomplishments in detail and certified that each of our NEOs exceeded their individual performance objectives, resulting in a 2x target performance factor.

Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement   |   43

COMPENSATION DISCUSSION AND ANALYSIS

2018 individual performance objectives for our NEOs included the following, among others:

Executive / Company Long-Term Strategic Plan Objective	Select 2018 Performance Objectives	Select 2018 Accomplishments
Mr. Flynn Recalibrate and Execute the Company's Strategic Plan; Develop and Structure Corporate Balance Sheet to Fund Growth Initiatives

•

Support plans to diversify and grow revenue and profitability, including recalibration of the Company's strategic plan

•

Continue development of the Atlas fleet plan to provide for customer growth and fleet modernization

✓

Delivered record levels of revenue, free cash flow, EBITDA and adjusted net income

✓

Operated a record number of block hours

✓

Added six 747s, one 777 and nine 767 aircraft to the Company's fleet, including the successful onboarding of all 767 freighters required to be converted for, and delivered to, Amazon in 2018

✓

Expanded ACMI and CMI operations with new and existing customers

Mr. Dietrich Execute Strategic Plan; Implement Long-Term Labor Strategy

•

Facilitate and lead the integration and merger with Southern Air, including further development of an Express Operations Center ("EOC") and pursuit of a Single Operating Certificate ("SOC")

•

Continue to implement the Amazon contract, including supporting timely aircraft conversions and onboarding of all newly acquired aircraft

•

Oversee pilot staffing and training plans to accommodate fleet growth plans

✓

Successfully integrated Southern Air into Atlas Air on time and on budget, achieving transactional synergies well beyond the business case, while completing all critical SOC requirements and positioned to implement SOC at Company discretion

✓

Integrated the Southern Air, Atlas Air, and Polar operating groups to create the EOC at Cincinnati/Northern Kentucky International Airport with a primary focus on express operations

✓

Successfully implemented the Amazon contract, including managing and supporting the operational implementation of the Amazon network, including crew training, station start-ups, and onboarding all scheduled 2018 aircraft conversions and deliveries

✓

Successfully met the 2018 crewmember hiring and training schedule to accommodate the Company's fleet growth plan

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COMPENSATION DISCUSSION AND ANALYSIS

Executive / Company Long-Term Strategic Plan Objective	Select 2018 Performance Objectives	Select 2018 Accomplishments
Mr. Steen Strategic Plan and Business Development	• Expand ACMI and CMI operations with existing customers • Develop and refine geographic growth opportunities • Continue to develop Titan and expand its portfolio of owned and managed assets

✓

Generated record revenues, earnings and growth from all business lines (Titan, ACMI, CMI, Charter and South America)

✓

Added several new strategic customers, particularly in the fast growing express segment and Asia-Pacific region

✓

Delivered record South American revenues, while strengthening and expanding the Company's position as a leading operator in all major markets in the region

✓

Continued refining and progressing the Company's strategic plan and made significant progress in several strategic areas

✓

Executed the first phase of the Titan expansion plan

Mr. Kokas Facilitate Growth Initiatives; Execute the Strategic Plan

•

Continue development of the fleet to provide for customer growth and fleet modernization

•

Enhance shareholder value through support of tax and other strategies and cultivating relationships with the Company's largest shareholders through a robust shareholder engagement program

✓

Provided legal advice and support related to the acquisition, leasing and financing of 16 aircraft in 2018, all in support of the Company's significant fleet expansion plans

✓

Successfully delivered record revenue, block hours, earnings and cash flows

✓

Continued proactive shareholder outreach and communications plan that articulates the Company's long-term strategy, goals and achievements, along with environmental, social and governance initiatives and achievements

Mr. Schwartz Recalibrate and Execute the Strategic Plan to Enhance Shareholder Value; Develop and Structure the Balance Sheet to Fund Growth Initiatives

•

Continue development of the Atlas fleet plan to provide for customer growth and fleet modernization and determine financing initiatives to address such growth while maintaining a strong balance sheet

•

Enhance shareholder value by driving continuous improvement savings, developing strategies to lower taxes and continuing proactive investor/analyst communication plan that articulates AAWW's strategy and goals

✓

Delivered record earnings and cash flows

✓

Supported the addition of 16 new aircraft to the Company's fleet in 2018 and arranged financings for these aircraft on terms that were favorable to the Company

✓

Negotiated reduced income tax rates and various incentives that resulted in significant savings

✓

Maintained proactive communication outreach effort detailing AAWW's strategies, goals and roadmap for delivering growth and value

Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement   |   45

COMPENSATION DISCUSSION AND ANALYSIS

3. Long-Term Incentive Compensation

During 2018, the Compensation Committee made long-term incentive grants to our NEOs in the form of performance share units, performance-based cash awards, and time-based restricted stock units.

Long-Term Incentive Awards

The total long-term incentive grant in a given year is based on a multiple calculated as a percentage of base salary. For the CEO, the multiple is based on his actual base salary and for the other NEOs and other executives, the multiple is based on an average base salary for all executives at a particular level (for example Executive Vice President, Senior Vice President or Vice President). The multiple is converted into an aggregate LTI plan award opportunity dollar amount, and for 2018 awards, which, consistent with prior years, is then converted into a target number of RSU, PSU and performance cash awards using the average closing price of the Company's common stock for the 30 trading days ending on February 28, 2018, trailing the grant date.

Assuming achievement at maximum performance opportunity, the performance share units and performance cash units together would pay at approximately two-thirds of the value of the overall award grant.

Long-term performance incentives are directly linked to Company long-term strategic initiatives that are intended to enhance shareholder long-term interests and are consistent with the key long-term metrics favored by a majority of our shareholders – currently, EBITDA growth and Average ROIC. Starting with awards granted in 2018, our performance LTI includes a Comparative TSR metric.

For 2018, the LTI award consisted of three-year performance stock units and performance cash awards and three-year vesting restricted stock units, all as more fully described below. The weighting mix of the LTI components were as follows:

Award mix at time of grant: (1) Time-vesting Restricted Stock Units 50%, (2) Performance Stock Units 25% (target level) and (3) Cash 25% (target level)

At a possible future maximum payout of our performance-based LTI: (1) Time-vesting Restricted Stock Units 33%, (2) Performance Stock Units 33% and (3) Performance Cash 33%.

LTI Mix at Target	LTI Mix at Maximum Opportunity

46  |  Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

How We Set Our LTI Incentive Metrics:

In designing the long-term incentive awards for our executives, the Compensation Committee considers the Board-approved business plan, as well as long-term strategic goals, and designs long-term incentive targets, including Average ROIC and EBITDA growth. We believe that most of our executives' total compensation should be at risk and that a significant portion of their total compensation should be equity-based, providing a strong alignment between the senior executives' compensation and shareholders' interests.

Our long-term business strategy contemplates initiatives that enhance our organizational and operating capabilities, generate additional operating efficiencies, broaden our portfolio of assets and services, and diversify our business mix.

Link Between Our Performance, Our Strategy and Our LTI Incentive Metrics:

Set forth below are the metrics used under our long-term performance incentives in 2018 to provide appropriate rewards for prudent risk-taking, key financial performance and objective results in support of our business strategy. In addition, we believe that our performance metrics align and underscore the link between incentive compensation and the successful execution of our business strategy, and reflect our ongoing commitment to a pay-for-performance compensation philosophy.

Long-Term Incentives
Performance Metrics	Weighting	Rationale
EBITDA growth	50%

•

Encourages management to pursue long-term profit potential and cash flow opportunities and is consistent with achievement of the Company's long-term strategic goals.

•

Used for companies in industries like ours that require significant upfront financial investments. EBITDA growth is an appropriate measure of underlying profit potential and an indicator of operating cash flow.

Average ROIC	50%

•

Drives growth and profitability through the efficient use of our capital and encourages prudent risk-taking.

•

Used because the Company's strategic plan involves a significant investment program in its aircraft fleet, and the ability of the Company to manage its balance sheet to generate returns is an important measure to investors.

Relative TSR modifier (effective beginning with 2018 awards)	+/– 20% adjustment based on relative performance against comparator group

•

Implemented as a direct result of shareholder feedback.

•

Adds relative metric to our LTI in accordance with shareholder feedback. (Company three-year share performance compared to S&P SmallCap 600 Index companies)

•

Further aligns compensation with shareholder returns and value

•

No upward modification in the event the absolute total shareholder return is negative (even if the Comparative TSR performance achieved would have provided for an upward adjustment)

Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement   |   47

COMPENSATION DISCUSSION AND ANALYSIS

We have not disclosed the 2018 specific EBITDA growth and Average ROIC targets for the three-year performance period because they represent confidential, commercially sensitive information that we do not disclose to the public and that could cause competitive harm if known in the marketplace.

Both EBITDA growth and Average ROIC targets, as well as the factors that influence these measures, such as revenue and efforts to control costs, are inherently competitive and, if disclosed, would provide valuable insight into areas of focus for the Company. The Compensation Committee sets the EBITDA growth and Average ROIC goals at a level that it believes would be challenging but possible for the Company to achieve. In the interest of providing as much disclosure as appropriate to aid shareholders in assessing the rigor of our LTI metrics, below is a detailed description of our LTI goal-setting process:

Additional Information on Long-term Incentive Goal Setting:

The performance LTI grant has three separate goals for both the EBITDA Growth and Average ROIC metrics – Threshold, Target, and Maximum. The Threshold values are set at levels the Compensation Committee believes are reasonably achievable, to motivate and support retention objectives. The Target values are set at levels that are expected to be difficult, but attainable. The Maximum levels require outstanding performance resulting from stronger than forecasted market growth and stretch by management to capitalize on that growth. Threshold levels for both the EBITDA Growth and Average ROIC metric of the 2018 grant were set at the Threshold levels of the 2017 grant.

The performance goals for the 2018 – 2020 performance period were established during the first quarter of 2018. When establishing the performance goals for the 2018 grant, the Compensation Committee took into account the Federal Reserve's real GDP growth outlook, commentary from the Organization for Economic Cooperation and Development (OECD), and freight-tonne kilometer (FTK) forecasts from the International Air Transport Association (IATA). The Committee used those inputs as a primary set of guidelines when establishing the goals, which are further described below. OECD is an intergovernmental economic organization with 35 member countries that was founded to stimulate world trade and economic progress, and IATA is a global organization of airlines. Since we are an airline with global reach, these entities' forecasts provide a reasonable and balanced prediction of macroeconomic trends against which to measure our performance and these forecasts are considered by AAWW (and often shareholders) when considering potential long term performance.

EBITDA Growth:

  •
  Threshold – Set at a level consistent with the OECD outlook and in excess of the Federal Reserve outlook

  •
  Target – Set consistent with the IATA FTK growth estimate and in excess of the US and OECD outlooks

  •
  Maximum – Growth well beyond industry and economist projections

Average ROIC:

  •
  Threshold – Slightly above Atlas' weighted average cost of capital

  •
  Target – Meaningfully above Atlas' weighted average cost of capital

  •
  Maximum – Significantly above Atlas' weighted average cost of capital

48  |   Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Our long-term incentive performance metrics relate to key Company long-term strategies and provide substantial payouts only upon achievement of exceptional performance.

At the end of the three-year period, the awards vest based on a performance matrix ranging from no vesting if the Company's performance is in the bottom quintile of both EBITDA growth and Average ROIC metrics to 2x target vesting if performance on both metrics is in the top quintile. Target vesting (100% of the award) is achieved if the Company's performance is at the target level. Starting with awards granted in 2018, performance LTI awards are further subject to a comparative total shareholder return ("Comparative TSR") modifier, based on AAWW share price performance during the three-year performance period relative to the component companies of the S&P 600 SmallCap Index. The Comparative TSR modifier will be applied to the vesting percentage determined based on the achievement of the EBITDA growth and Average ROIC metrics and could increase or decrease that vesting percentage by up to 20%. However, no upward modification will be made in the event the absolute total shareholder return is negative, even if the Comparative TSR performance achieved would have provided for an upward adjustment.

Payout of 2016-2018 Performance LTI Awards.    In the first quarter of 2019, the Compensation Committee reviewed AAWW's performance over the three-year performance period ended December 31, 2018 for grants made in 2016. The performance metrics for these awards were EBITDA growth and three-year average ROIC applied on an absolute basis. Performance LTI payouts for the 2016-2018 performance period were made in early 2019 for our NEOs other than our CEO Mr. Flynn, whose retirement eligibility entitled him to an accelerated payout in September 2016 due to the Amazon transaction. 2016-2018 Performance LTIs were paid at twice the target level due to the triggering of certain change in control provisions set forth in the Performance LTI as a result of our 2016 transaction with Amazon. Beginning in 2018, all of such performance awards provide for such payout not at the time of a change in control but only following a "double trigger" event – both a change of control and a related termination of employment. This strict double trigger standard is designed to provide retention incentives to key employees while appropriately adjusting for the changed performance environment brought about by a change in control.

Performance-Based Share Units

Performance share units, or PSUs, are paid in AAWW common shares upon vesting. Key characteristics of the PSUs granted in 2018 are as follows:

  •
  Pays only if the Company achieves, over a three-year period, rigorous preset objective financial targets measured as compared to comparative financial targets for a peer group.

  •
  Subject to the following financial metrics for the 2018 grant: EBITDA growth, average ROIC and Comparative TSR.

  •
  The grant date value is reported in the Summary Compensation Table, but actual value (if any) will not be realized by the NEOs until the three-year period ends and then only if the awards meet applicable performance criteria.

Cash-based Long-Term Incentive Awards

Cash-based long-term incentive awards are paid at the end of a three-year performance period. Key characteristics of the cash-based long-term incentive awards are as follows:

  •
  Pays only if the Company achieves, over a three-year period, rigorous preset comparative financial targets.

  •
  Subject to the following financial metrics for the 2018 grant: EBITDA growth, average ROIC and Comparative TSR.

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COMPENSATION DISCUSSION AND ANALYSIS

Restricted Stock Units

Restricted stock units, or RSUs, are paid in shares of Common Stock and have the following key characteristics:

  •
  Vest annually on the anniversary of grant date over a three-year period.

  •
  Align economic interests of management with long-term shareholders.

RSUs are designed to attract and retain executives by providing them with (1) stock ownership during the applicable vesting period, and (2) a strong incentive to remain with the Company until at least the applicable vesting period ends. In addition, our stock ownership guidelines described below encourage continued alignment between NEOs and other executives and our shareholders.

Transformative Events Impacting CEO Compensation (2016 – 2018)

2016 was a truly historic and transformative year for the Company, with an immediately accretive acquisition of a competitor, Southern Air, that expanded our fleet into the 777 and 737 operating platforms, followed shortly by a transaction with Amazon that was approved by over 99% of shareholders. Due to long-standing arrangements with our CEO at the time relating to his retirement eligibility, payouts of certain then-outstanding long-term incentive awards were accelerated in 2016 due to a deemed "change of control" related to the transaction with Amazon. As set forth in the "Summary Compensation" Table, the acceleration resulted in an extraordinary one-time increase in the reportable amount of our CEO's 2016 total compensation value.

Mr. Flynn did not receive any incremental LTI vesting or payouts in 2017 or 2018, due to the 2016 payouts.

Following such acceleration, and consistent with shareholder feedback, revisions were made to all CEO (and other executive) long-term awards to require a double trigger – a qualifying separation of service for vesting in connection with a change of control. In fact, the Company recently entered into an incremental transaction with Amazon and no such "change of control" or related payout occurred.

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COMPENSATION DISCUSSION AND ANALYSIS

Peer Group

Carefully Analyzed Peer Group to Aid Our Compensation Decisions

Our Compensation Committee, together with its independent compensation consultant, periodically reviews relevant competitive market pay data for executives in our industry and similar industries. The Committee identifies a core group of companies, used to periodically assess the Company's compensation levels and practices, as one factor in the compensation-setting process. In late 2017, our Compensation Committee worked closely with its independent compensation consultant over the course of many months to refine our peer group. The refined group, which was used for comparator purposes when making 2018 compensation decisions, appears below. We did not change our peer group in 2018.

The Compensation Committee believes that identification of peers using a broad industry sector code is inadequate and does not establish similarity of operations and business models, nor adequately represent past, current and future competitors for managerial talent, factors the Compensation Committee considers in the selection of companies for these purposes.

Given the global nature and structure of our business, we believe it is critical to recruit and retain executives with a breadth of experience in global markets. A significant portion of our revenue is derived from companies and business activity based outside of the United States, including those of our unconsolidated subsidiary, Polar, which is operated by our leadership team. In 2018, we operated almost 60,000 flights, serving 382 destinations in 89 countries.

AAWW's 2018 revenue was approximately $3.7 billion.

For peer comparison purposes, AAWW's revenue includes its airline subsidiary Polar's revenue of approximately $1,059 million.

  •
  AAWW holds a 75% voting interest and 51% economic interest in Polar.

  •
  Polar operates a fleet of 747 and 767 freighters in time-definite, airport-to-airport scheduled air cargo service to North America, Asia, Europe and the Middle East.

  •
  Mr. Flynn serves as Chairman, CEO and President, Mr. Dietrich serves as Executive Vice President and Chief Transportation Officer and Mr. Kokas serves as Executive Vice President, General Counsel and Assistant Secretary of Polar. As executive officers of Polar, Messrs. Flynn, Dietrich and Kokas have significant Polar-related executive, operating and administrative responsibilities. In addition, Messrs. Flynn, Dietrich, Kokas and Schwartz are members of the Polar board of directors, with Mr. Flynn serving as Chairman.

Because AAWW controls the voting interests of Polar and many of AAWW's NEOs serve in executive positions at Polar for the benefit of both AAWW (as majority owner of Polar) and Polar, we believe including Polar's revenues with AAWW's for purposes of peer group comparisons is appropriate.

For 2018, our peer group includes companies that are, in comparison to AAWW:

  •
  Comparably sized as measured by revenue, with median revenue peer group in 2018 of $2.0 billion, and with revenues that range from .24 to ..85 of AAWW's revenue. (AAWW's 2018 revenue (i) was approximately $3.7 billion, including approximately $1,059 million from Polar and (ii) estimated at $4.0 billion in 2019, inclusive of Polar revenue).

  •
  Operate and compete for business and talent in similar industries, including transportation, logistics and aerospace services industries.

Other factors considered by the Compensation Committee in making 2018 peer group decisions included the following, among others:

  •
  Companies that are among the Russell 3000 index and proxy advisory firm peers

  •
  Companies with assets between $1 and $10 billion and a market capitalization ranging from $0.5 to $6.0 billion.

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COMPENSATION DISCUSSION AND ANALYSIS

As a secondary source and broader group, the Compensation Committee may also refer to the S & P SmallCap 600 or S & P Composite 1500 Indices as additional reference points.

Our 2018 peer group is comprised of the following companies:

Company	Description	Revenue for FY2018 ($ in millions)
AAR Corp.	Provider of aviation services to the worldwide commercial aerospace and government/defense industries	$1,748

Aerojet Rocketdyne Holdings, Inc.	Aerospace and defense manufacturer	1,896

Air Transport Services Group, Inc.	Provider of air cargo transportation and related services	892

Barnes Group Inc.	Aerospace and industrial manufacturer	1,496

BWX Technologies, Inc.	Supplier of nuclear components and products	1,800

Cubic Corp.	Provider of diversified systems and services to the transportation and defense markets	1,203

Curtiss-Wright Corp.	Engineered, technologically advanced products and services	2,412

Esterline Technologies Corp.	Aerospace and defense manufacturer	2,035

GATX Corporation	Railcar leasing	1,361

Genesee Wyoming Inc.	Rail operator and infrastructure owner	2,349

Hawaiian Holdings Inc.	Parent company of Hawaiian Airlines, Inc.	2,837

Hexcel Incorporated	Manufacturer of advanced composite materials	2,189

Moog Inc.	Supplier of motion control and electronic solutions	2,709

Park-Ohio Holdings Corp.	Industrial supply chain logistics and diversified manufacturing industries	1,658

Teledyne Technologies, Inc.	Provider of enabling technologies for industrial growth markets	2,902

Triumph Group Inc.	Manufacturer of aerospace structures, systems and components	3,199

Werner Enterprises, Inc.	Freight carrier and transportation and logistics company	2,458

Wesco Aircraft Holdings, Inc.	Distributor and producer of supply chain management services to the aerospace industry	1,570

Median Revenue of Peers*		1,965

Atlas Air Worldwide Holdings, Inc.		3,746

*
KLX Inc. was acquired by Boeing in October 2018 and Engility Holdings, Inc. was acquired by Science Applications International Corp in January 2019. These companies are no longer part of our peer group.

52  |   Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Other Elements of Compensation

Limited Other Benefits and Limited Perquisites

We provide our executives with common benefits, which include health insurance (including certain limited retiree health benefits), severance benefits commensurate with position, 401(k) plan participation, and a retirement restoration program. The Compensation Committee believes that perquisites should be limited and not broad-based. Such perquisites are limited principally to financial counseling and limited travel-related benefits, including limited tax reimbursement payments related thereto. Details concerning these perquisites can be found in the footnotes to the "2018 Summary Compensation Table" below.

Retirement Plans

In addition to the Company's 401(k) plan, the Company maintains the 401(k) Restoration and Voluntary Deferral Plan (the "Retirement Restoration Plan") for employees holding the title of Executive Vice President or higher. This plan is a nonqualified deferred compensation plan intended to make eligible employees whole for compensation limits imposed under our 401(k) plan. Under the retirement restoration plan, a participant is eligible to make elective deferrals and to receive employer credits equal to 5% of eligible compensation in excess of the limits described in Sections 401(a)(17) and 402(g) of the Code. Initial employer credits vest upon the third anniversary of the executive's initial eligibility for the plan, and all employer credits after such anniversary are fully vested. Deferrals and employer credits are credited with notional earnings equal to the prime interest rate until distributed on the earliest of (i) the participant becoming disabled, (ii) the participant's separation from service (including death), or (iii) a change of control of the Company.

Under our Benefits Program for Senior Executives, employees holding the rank of Executive Vice President or above would become retirement-eligible upon attaining age 60 and 10 years of service. Of our NEOs, only Mr. Flynn is currently retirement-eligible, and no other NEO is retirement-eligible.

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COMPENSATION DISCUSSION AND ANALYSIS

Additional Compensation Policies

Executive Stock Ownership

In support of the Board philosophy that performance and equity incentives provide the best incentives for our NEOs and other members of management and promote increases in shareholder value, the Board monitors compliance with Stock Ownership Guidelines (the "Guidelines") covering all Directors, NEOs, and certain other executives. Such guidelines include both stock ownership and recommended stock holding periods as described below. The Guidelines require executives to achieve certain levels of share ownership over a five-year period based on the lesser of a percentage of annual base salary or a fixed number of shares.

Current target share ownership levels for the Directors and the NEOs under the Guidelines are generally based on the lesser of: (1) 4x annual base cash retainer, or 7,500 shares, for independent Directors, (2) 6x base salary, or 120,000 shares, for the CEO, (3) 3.5x base salary, or 40,000 shares, for the Chief Executive Officer of Titan (currently, Mr. Steen) and the President of Atlas Air (currently, Mr. Dietrich,) and (4) 3x base salary, or 30,000 shares, for other executive vice presidents.

All of our Directors and NEOs are in full compliance with the requisite Common Stock ownership levels set forth in the Guidelines.

Tax Considerations

Section 162(m) of the Code, as in effect for 2017, restricts the deductibility for federal income tax purposes of the compensation paid to the CEO and each of the other NEOs who was an executive officer at the end of the applicable fiscal year (other than our Chief Financial Officer) for such fiscal year to the extent that such compensation for such executive exceeds one million dollars and does not qualify as "qualified performance-based compensation" as defined under Section 162(m) of the Code. The Compensation Committee historically considered available opportunities to deduct compensation paid to NEOs for U.S. federal income tax purposes. The Tax Cuts and Jobs Act, which was enacted on December 22, 2017, eliminated the exception for "performance-based" compensation and expanded the number of executives to which the 162(m) limit may apply. As a result, except to the extent provided in limited transition relief, compensation over one million dollars paid to any named executive officer will no longer be deductible under Section 162(m) of the Code. The Compensation Committee reserves the right to provide compensation to our executives that is not deductible, including but not limited to when necessary to comply with contractual commitments, or to maintain the flexibility needed to attract talent, promote retention, or recognize and reward desired performance.

Equity Grant Practices

The Compensation Committee generally grants equity awards to NEOs in the first quarter of each year. The Compensation Committee does not have any programs, plans or practices of timing these awards in coordination with the release of material nonpublic information. In fact, such awards are granted a week or more following the filing of the Company's 10-K and the related issuance of its earnings release. We have never backdated, repriced, or spring-loaded any of our equity awards.

Clawback Policy

We have had a compensation clawback policy since 2014, in order to enhance the alignment of our compensation program features with best practices and consistent with feedback received from our shareholders. Our clawback policy permits us to seek to recover certain amounts of annual cash incentive compensation awarded to any executive officers on or after February 2014 if payment of such compensation was based on the achievement of financial results that were subsequently the subject of a substantial restatement of our financial statements due to material noncompliance and the executive officer's intentional misconduct after February 2014 that contributed to a higher amount of cash incentive compensation received.

54  |  Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

Letter to the Shareholders from the Board of Directors

In managing the Company, our entire Board of Directors seeks to achieve long-term, sustainable performance and to create value through a well-reasoned, long-term strategic plan; prudent risk management; effective corporate governance practices and executive compensation programs; and well-functioning talent and succession planning. Please see "Letter to the Shareholders from the Board of Directors" appearing at the beginning of this Proxy Statement.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with senior management. Based on this review, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

THE COMPENSATION COMMITTEE
Carol B. Hallett, Chair Bobby J. Griffin Jane H. Lute John K. Wulff

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2018 SUMMARY COMPENSATION TABLE

Compensation Tables and Explanatory Notes

2018 Summary Compensation Table

As described in the Compensation Discussion and Analysis "Overview" section of this Proxy Statement, based on our extensive shareholder outreach over the last several years, we have made numerous changes to our compensation programs, while maintaining and enhancing our pay-for-performance philosophy and ensuring that these programs do not promote excessive risk taking. Please read the Compensation Discussion and Analysis "Overview" appearing on pages 33-39 of this Proxy Statement, along with the remainder of the Compensation Discussion and Analysis section on pages 40-54 and the material presented below.

The following table provides information concerning compensation for our NEOs during fiscal year 2018:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($) (i)	Total ($) (j)
William J. Flynn	2018	1,135,040	—	3,345,266	—	2,215,514	216,839	6,912,660

President and Chief	2017	1,035,040	—	2,973,791	—	1,821,639	194,974	6,025,445

Executive Officer	2016	1,035,040	—	2,717,144	—	9,112,626	622,977	13,487,787

John W. Dietrich	2018	708,777	—	1,912,169	—	2,358,609	214,530	5,194,085

Chief Operating Officer	2017	665,026	—	1,689,468	—	1,053,383	188,711	3,596,588

	2016	665,026	—	1,543,654	—	4,873,328	188,754	7,270,763

Michael T. Steen	2018	665,651	—	1,912,169	—	2,288,337	189,456	5,055,612

Chief Commercial Officer	2017	600,023	—	1,689,468	—	950,421	177,755	3,417,667

	2016	600,023	—	1,543,654	—	4,786,044	179,606	7,109,328

Adam R. Kokas	2018	614,024	—	1,692,251	—	2,037,347	171,375	4,514,998

General Counsel	2017	537,021	—	1,388,821	—	803,369	164,280	2,893,491

	2016	537,021	—	1,268,939	—	4,363,036	158,273	6,327,269

Spencer Schwartz	2018	612,524	—	1,692,251	—	2,037,347	180,584	4,522,707

Chief Financial Officer	2017	525,020	—	1,388,821	—	785,417	177,415	2,876,672

	2016	525,020	—	1,268,939	—	4,347,817	157,113	6,298,889

Summary Compensation Table Notes

Column (e) – Stock Awards

The amounts included reflect the grant date fair value of stock awards, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures and with performance awards valued based on the probable outcome of performance conditions. For more information about the assumptions used in valuing these awards, see Note 15 in our Annual Report on Form 10-K and footnote (5) to the Grants of Plan-Based Awards table below. Stock awards for 2018 reflect the aggregate grant date fair value of (i) time-based restricted stock units vesting over three years and (ii) performance share units for the three-year performance period ending December 31, 2020 (see pages 36-37 for a discussion of the methodology followed by the Compensation Committee to determine the number of performance share units awarded) assuming target level performance. Performance share units are settled in shares of Common Stock at 0% to 240% of target based upon AAWW's EBITDA growth and average ROIC performance relative to internal targets and Comparative TSR over such three-year performance period. Assuming that the performance share units are paid at the maximum level, including the maximum impact of the TSR modifier, the aggregate dollar values of restricted stock unit and performance share unit awards for 2018 (based on the closing

56  |   Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement

2018 SUMMARY COMPENSATION TABLE

price of our Common Stock on the date of grant) would be $4,683,373 for Mr. Flynn, $2,677,061 for Mr. Dietrich and Mr. Steen and $2,369,152 for Mr. Schwartz and Mr. Kokas.

Column (g) – Non-Equity Incentive Plan Compensation

Reflects cash payments made under the AIP Program, a subplan of our 2016 Incentive Plan, as well as the value of the NEOs' cash-based long-term incentive awards. The performance goals for the cash-based long-term incentive awards granted in 2016, were deemed satisfied at maximum performance levels in accordance with their terms in connection with the Amazon transaction.

Column (i) – All Other Compensation

"All Other Compensation" includes Company matching contributions under our 401(k) plan. For 2018, these amounts totaled $12,250 for Messrs. Flynn, Dietrich and Schwartz and $9,250 for Messrs. Steen and Kokas.

We provide a limited number of perquisites and other personal benefits to our senior executives. We believe these benefits are reasonable, competitive and consistent with our overall executive compensation program and philosophy and with comparable programs maintained by the companies with which we compete for executive talent. The costs of these benefits constitute only a small percentage of each NEO's total compensation. For 2018, these personal benefits included financial counseling and tax-preparation fees and limited travel-related expenses. Reimbursement of taxes owed for these benefits for 2018 totaled $28,375 for Mr. Flynn, $28,149 for Mr. Dietrich, $21,307 for Mr. Steen, $20,385 for Mr. Kokas, and $23,519 for Mr. Schwartz. These amounts are included in the "All Other Compensation" column.

As described above in the section entitled "Other Elements of Compensation – Retirement Plans," our NEOs are entitled to receive an employer contribution under the Retirement Restoration Plan. The portion of account balances attributable to employer contributions made under the Retirement Restoration Plan to each of our NEOs during 2018 totaled $133,584 for Mr. Flynn, $134,296 for Mr. Dietrich, $127,147 for Mr. Steen, $112,187 for Mr. Kokas and $111,290 for Mr. Schwartz. These amounts are included in the "All Other Compensation" column. See "Nonqualified Deferred Compensation" below for additional information about the Retirement Restoration Plan.

The "All Other Compensation" column also includes de minimis amounts for group term life insurance and long-term disability insurance.

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2018 GRANTS OF PLAN-BASED AWARDS

2018 Grants of Plan-Based Awards

The grants set forth in the following table were made pursuant to (i) our 2016 Incentive Plan, as amended and restated, and related award agreements and (ii) our AIP, each of which is described in more detail in the section entitled "Compensation Discussion and Analysis" above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Stock or Units (#) (i)	Underlying Options (#) (j)	Option Awards ($) (k)	Option Awards (5) ($) (l)
William J. Flynn
AIP(1)		851,250	1,135,000	2,270,000	—	—	—	—	—	—	—

LTIP–LTC(2)	3/8/18	—	1,065,000	2,556,000	—	—	—	—	—	—	—

LTIP–PSUs(3)	3/8/18	—	—	—	—	18,416	44,198	—	—	—	1,115,089

LTIP–RSUs(4)	3/8/18	—	—	—	—	—	—	36,832	—	—	2,230,177

John W. Dietrich
AIP(1)		482,625	643,500	1,287,000	—	—	—	—	—	—	—

LTIP–LTC(2)	3/8/18	—	608,750	1,461,000	—	—	—	—	—	—	—

LTIP–PSUs(3)	3/8/18	—	—	—	—	10,527	25,265	—	—	—	637,410

LTIP–RSUs(4)	3/8/18	—	—	—	—	—	—	21,053	—	—	1,274,759

Michael T. Steen
AIP(1)		455,625	607,500	1,215,000	—	—	—	—	—	—	—

LTIP–LTC(2)	3/8/18	—	608,750	1,461,000	—	—	—	—	—	—	—

LTIP–PSUs(3)	3/8/18	—	—	—	—	10,527	25,265	—	—	—	637,410

LTIP–RSUs(4)	3/8/18	—	—	—	—	—	—	21,053	—	—	1,274,759

Adam R. Kokas
AIP(1)		398,438	531,250	1,062,500	—	—	—	—	—	—	—

LTIP–LTC(2)	3/8/18	—	538,750	1,293,000	—	—	—	—	—	—	—

LTIP–PSUs(3)	3/8/18	—	—	—	—	9,316	22,358	—	—	—	564,084

LTIP–RSUs(4)	3/8/18	—	—	—	—	—	—	18,632	—	—	1,128,168

Spencer Schwartz
AIP(1)		398,438	531,250	1,062,500	—	—	—	—	—	—	—

LTIP–LTC(2)	3/8/18	—	538,750	1,293,000	—	—	—	—	—	—	—

LTIP–PSUs(3)	3/8/18	—	—	—	—	9,316	22,358	—	—	—	564,084

LTIP–RSUs(4)	3/8/18	—	—	—	—	—	—	18,632	—	—	1,128,168

(1)
Represents the range of potential cash payouts under the AIP for 2018. The actual AIP payouts for 2018 are included in the Summary Compensation Table above.

(2)
Represents the grant (under the Long-Term Incentive Plan) of performance cash awards that vest only if certain preestablished performance criteria for the period beginning on January 1, 2018 and ending December 31, 2020 are achieved. Pursuant to SEC rules, the value of these awards is reported in the 2018 Summary Compensation Table even though the awards will not be paid until 2021, subject to the executive's continued employment.

(3)
Represents the grant (under the Long-Term Incentive Plan) of performance-based long-term stock awards that vest only if certain preestablished performance criteria for the period beginning on January 1, 2018 and ending December 31, 2020 are achieved.

(4)
Represents award of time-based restricted stock units that vest ratably over a three-year period.

(5)
The fair value of the restricted stock units and performance share units shown in the table is based on the closing market price of our Common Stock as of the date of the particular award, computed in accordance with GAAP, excluding the effect of estimated forfeitures and with performance awards valued based on the probable outcome of performance conditions. See footnote (e) to the Summary Compensation table for the assumptions used in valuing these awards and for the grant date fair value of awards if maximum levels of performance were achieved.

58  |   Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement

2018 OUTSTANDING EQUITY AWARDS

2018 Outstanding Equity Awards

The table below shows outstanding equity awards for our NEOs as of December 31, 2018. Market values reflect the closing price of our common stock on the NASDAQ Global Market on December 31, 2018, which was $42.19 per share.

Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
	—	—	—	—	—	27,434	(5)	1,157,440	18,289	(4)	771,613

William J.	—	—	—	—	—	36,832	(7)	1,553,942	18,416	(6)	776,971

Flynn	—	—	—	—	—	—		—	—		—

	—	—	—	—	—	5,865	(1)	247,444	—		—

John W.	—	—	—	—	—	14,507	(3)	612,050	29,014	(2)	1,224,101

Dietrich	—	—	—	—	—	15,586	(5)	657,573	10,390	(4)	438,354

	—	—	—	—	—	21,053	(7)	888,226	10,527	(6)	444,134

	—	—	—	—	—	5,865	(1)	247,444	—		—

Michael T.	—	—	—	—	—	14,507	(3)	612,050	29,014	(2)	1,224,101

Steen	—	—	—	—	—	15,586	(5)	657,573	10,390	(4)	438,354

	—	—	—	—	—	21,053	(7)	888,226	10,527	(6)	444,134

	—	—	—	—	—	5,321	(1)	224,493	—		—

Adam R.	—	—	—	—	—	11,925	(3)	503,116	23,850	(2)	1,006,232

Kokas	—	—	—	—	—	12,813	(5)	540,580	8,541	(4)	360,345

	—	—	—	—	—	18,632	(7)	786,084	9,316	(6)	393,042

	—	—	—	—	—	5,321	(1)	224,493	—		—

Spencer	—	—	—	—	—	11,925	(3)	503,116	23,850	(2)	1,006,232

Schwartz	—	—	—	—	—	12,813	(5)	540,580	8,541	(4)	360,345

	—	—	—	—	—	18,632	(7)	786,084	9,316	(6)	393,042

(1)
Restricted stock units awarded on February 24, 2015 vest 25% ratably on each anniversary date of grant, with a remaining outstanding vesting date of February 24, 2019, and would fully vest upon certain terminations of employment, as described in more detail in the section entitled "Potential Payments Upon Termination or Change of Control – Payments Upon a Change of Control and Termination of Employment – Long-Term Incentive Awards."

(2)
Performance share units awarded on February 11, 2016 vest on attainment of certain preestablished performance criteria during the three-year performance period ended December 31, 2018. The performance goals were deemed satisfied at maximum performance levels in accordance with their terms in connection with the Amazon transaction due to the change of control.

(3)
Restricted stock units awarded on February 11, 2016 vest 25% ratably on each anniversary date of grant, with remaining outstanding vesting dates of February 11, 2019 and 2020, and would fully vest upon certain terminations of employment, as described in more detail in the section entitled "Potential Payments Upon Termination or Change of Control – Payments Upon a Change of Control and Termination of Employment – Long-Term Incentive Awards."

(4)
Performance share units awarded on March 9, 2017 vest on attainment of certain preestablished performance criteria during the three-year performance period ended December 31, 2019.

(5)
Restricted stock units awarded on March 9, 2017 vest 25% ratably on each anniversary date of grant, with remaining outstanding vesting dates of March 9, 2019, 2020, and 2021.

(6)
Performance share units awarded on March 8, 2018 vest on attainment of certain preestablished performance criteria during the three-year performance period ended December 31, 2020.

(7)
Restricted stock units awarded on March 8, 2018 vest 33.3% ratably on each anniversary date of grant, with remaining outstanding vesting dates of March 8, 2019, 2020, and 2021.

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2018 STOCK VESTINGS; NONQUALIFIED DEFERRED COMPENSATION

2018 Stock Vestings

The following table sets forth information relating to stock vesting during fiscal 2018 for each of our NEOs:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired On Exercise (b)(#)	Value Realized on Exercise (c)($)	Number of Shares Acquired on Vesting (d)(#)	Value Realized on Vesting (e)($)(1)
William J. Flynn	—	—	9,144	562,813

John W. Dietrich	—	—	48,916	2,927,312

Michael T. Steen	—	—	48,916	2,927,312

Adam R. Kokas	—	—	43,984	2,632,285

Spencer Schwartz	—	—	43,984	2,632,285

(1)
The value is calculated based on the closing market price of our Common Stock as of the vesting date of the applicable award.

Nonqualified Deferred Compensation

As described above in the section entitled "Other Elements of Compensation – Retirement Plans," our NEOs are entitled to receive an annual employer contribution under the Retirement Restoration Plan.

The table below sets forth the amount of employer contributions made under the Retirement Restoration Plan to each of our NEOs during 2018. Each Executive Officer is 100% vested in his aggregate account balance.

Name (a)	Executive Contributions in Last Fiscal Year (b)($)	Registrant Contributions in Last Fiscal Year (c)($)(1)	Aggregate Earnings in Last Fiscal Year (d)($)	Aggregate Withdrawals/ Distributions (e)($)	Aggregate Balance at Last Fiscal Year End (f)($)
William J. Flynn	—	133,584	7,147	—	270,669

John W. Dietrich	—	134,296	7,076	—	270,024

Michael T. Steen	—	127,147	6,605	—	253,837

Adam R. Kokas	—	112,187	6,037	—	228,004

Spencer Schwartz	—	111,290	5,953	—	225,487

(1)
The amounts reported in this column for each NEO are reflected in the "All Other Compensation" column of the Summary Compensation Table.

60  |   Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement

EMPLOYMENT AGREEMENTS

Employment Agreements

There were no changes to either of Mr. Flynn's or Mr. Dietrich's employment agreements in 2018.

William J. Flynn.    Pursuant to Mr. Flynn's employment agreement, he receives a base annual salary at a rate that is reviewed at least annually and may be adjusted from time to time by our Compensation Committee. If Mr. Flynn is terminated by the Company for cause, or if he resigns other than for good reason, he would be entitled to receive salary earned up to date of termination or resignation. If Mr. Flynn is terminated by the Company without cause, or if he resigns for good reason (as defined in the agreement and discussed in the section entitled "Payments Upon a Change of Control and Termination of Employment" below), he would be entitled to (i) an amount equal to two times his then-current annual base salary (one-third of which would be payable on the first day of the seventh month following termination of employment (the "Payment Commencement Date"), with the balance payable in accordance with Atlas' normal pay schedule beginning on the Payment Commencement Date and continuing for one year thereafter); (ii) accrued but unused vacation pay; (iii) all vested rights and benefits pursuant to other Company plans and programs; (iv) health and welfare benefits coverage for 12 months (provided that such coverage will cease if Mr. Flynn receives comparable coverage from subsequent employment); and (v) a cash payment under our AIP equal to the lesser of (a) the amount he would have received if he had been employed by Atlas on the last day of such year (assuming for such purpose that 50% of any individual bonus objectives had been achieved) or (b) his target bonus percentage. Substantially equivalent compensation and benefits would be payable in the event of Mr. Flynn's permanent disability (as defined) or his death. If, within 12 months immediately following a change of control (as defined in the agreement and discussed in the section entitled "Payments Upon a Change of Control and Termination of Employment" below), Mr. Flynn's employment is terminated not for cause or if he resigns for good reason, Mr. Flynn would be entitled to the same compensation and benefits as described above, except that the amount of the payment to which he would be entitled would be increased from two to three times his then-current annual base salary (one-fourth of which would be payable on the Payment Commencement Date, with the balance payable in accordance with Atlas' normal pay schedule beginning on the Payment Commencement Date and continuing for 18 months thereafter). Moreover, if, within six months following termination of employment by Atlas for reasons other than cause or by Mr. Flynn for good reason, a change of control occurs, then, in addition to the payment described above, Mr. Flynn would be entitled to an additional amount equal to 12 months of his then-current monthly base salary.

Under the terms of his employment agreement, Mr. Flynn is prevented from soliciting or interfering with any of our contracts, client relationships, independent contractors, suppliers, customers, employees, or Directors for a period of two years following termination of his employment with us. Additionally, for a period of one year following termination of his employment, Mr. Flynn may not accept employment with, or give advice to, any air cargo carrier carrying on a business substantially similar to Atlas. Mr. Flynn's employment agreement was entered into on April 21, 2006 and became effective on June 22, 2006. It was initially amended at year-end 2008 and further amended in 2011.

John W. Dietrich.    Pursuant to Mr. Dietrich's employment agreement, he receives an annual base salary at a rate that is reviewed and adjusted from time to time by our Compensation Committee. Under the agreement, if Mr. Dietrich is terminated by the Company for cause, or if he resigns for other than good reason, he would be entitled to receive salary earned up to the date of termination or resignation. If Mr. Dietrich's employment is terminated without cause, or if Mr. Dietrich resigns for good reason (as defined in his agreement), he would be entitled to an amount equal to two times his then current annual base salary, payable in a single lump sum on the Payment Commencement Date, which amount increases to three times his then current annual base salary if his employment is terminated or he resigns for good reason within 12 months immediately following a change of control. Mr. Dietrich would also be entitled to (i) any accrued but unused vacation pay; (ii) all vested rights and benefits pursuant to our Company plans and programs; (iii) relocation benefits back to the Chicago, IL area; (iv) health and welfare benefits coverage for 12 months (provided such coverage will cease if Mr. Dietrich receives comparable coverage from subsequent employment); and (v) a cash payment under our AIP equal to the lesser of (a) the amount he would have received if he had been employed by Atlas on the last day of such year (assuming for such purpose that 50% of any individual bonus objectives had been achieved) or (b) his target bonus percentage. Substantially equivalent compensation and benefits would be payable in the event of Mr. Dietrich's permanent disability (as defined) or his death. Moreover, if,

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EMPLOYMENT AGREEMENTS

within six months following termination of employment by Atlas for reasons other than cause or by Mr. Dietrich for good reason, a change of control occurs, then, in addition to the payment described above, Mr. Dietrich would be entitled to an additional amount equal to 12 months of his then-current monthly base salary.

Mr. Dietrich's employment agreement also provides that he will not, for a period of one year following the termination of his employment with us, solicit or interfere with any of our contracts, client relationships, independent contractors, suppliers, customers, employees, or Directors. Additionally, for a period of one year following termination of his employment, Mr. Dietrich may not accept employment in a non-attorney capacity with, or give nonlegal advice to, certain of our major competitors. Mr. Dietrich's employment agreement was amended and restated effective September 15, 2006 and was further amended at year-end 2008 and in 2011.

Aside from Messrs. Flynn and Dietrich, our other NEOs do not have employment agreements.

Potential Payments Upon Termination or Change of Control

Our AIP for Senior Executives, Incentive Plans and related award agreements, employment agreements with Mr. Flynn and Mr. Dietrich and Benefits Program for Senior Executives (the "Benefits Program") provide for payments and benefits to our executive officers upon certain terminations of employment, a change of control of the Company, or retirement.

For purposes of these plans and arrangements, a change of control of the Company means a "change of control" as defined in Section 409A of the Code and in the regulations promulgated thereunder, which generally includes (i) the acquisition by any person or group of more than 50% of the total fair market value or total voting power of the Common Stock, (ii) the acquisition by any person or group, during any twelve-month period of ownership, of stock possessing 30% or more of the total voting power of the Company, (iii) the replacement of a majority of the membership of the Company's Board of Directors during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Company's then Board of Directors, or (iv) the acquisition by a person or group during any twelve-month period of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of the Company.

Based on our extensive shareholder outreach and related feedback, equity and other long-term incentive award agreements under our Incentive Plan generally are subject to "double-trigger" provisions that require a change of control to be accompanied by a qualifying termination of employment in order for any such award to vest on an accelerated basis. However, in 2016, due to Mr. Flynn's retirement eligibility, the terms of his then-existing awards entitled him to acceleration and payment in connection with the Amazon transaction. In response to specific shareholder feedback received through our extensive outreach efforts in which a Compensation Committee member participated, the Compensation Committee restructured Mr. Flynn's awards starting in 2018 to contain a strict double-trigger requirement (his 2017 awards could not be similarly modified retroactively without causing materially adverse tax consequences under Code Section 409A). All other NEOs also have strict double trigger requirements.

Payments Upon Termination of Employment or Retirement (Without a Change of Control)

Severance Entitlements

Mr. Steen, Mr. Schwartz and Mr. Kokas participate in the Benefits Program as do Mr. Flynn and Mr. Dietrich to the extent severance benefits and related matters are not specifically covered in their respective employment agreements. The Benefits Program provides for the following severance payments and benefits in the event the executive is terminated by the Company without cause or due to disability, or the executive resigns for "good reason" (as defined below), in the absence of a change of control of the Company: (i) 24 months' continued base salary; (ii) twelve months of reimbursement of the portion of COBRA health and welfare continuation coverage premiums attributable to employer cost-share on an after-tax basis; and (iii) an annual bonus payment for the year of termination, based on the lesser of actual and target performance.

62  |   Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

For purposes of the Benefits Program, "good reason" means (i) a reduction in the executive officer's annual base salary, except where such reduction is part of a general salary reduction by the Company, or the executive officer ceasing to be eligible to earn an annual bonus under the Company's annual bonus plan, (ii) the executive officer ceasing to hold the title of Executive Vice President, other than through promotion or through reassignment to another job title of comparable responsibility, or (iii) a reduction in job responsibilities which diminishes the executive officer's opportunity to earn a bonus under the Company's annual bonus plan.

Mr. Flynn's and Mr. Dietrich's severance benefits under their individual employment agreements in the event of certain terminations in the absence of a change of control of the Company are described above under the section entitled "Employment Agreements".

Annual Incentive Program

A participant in our AIP for Senior Executives would be entitled to receive an annual bonus payment under the plan, based on the lesser of actual and target level performance, in the event of a termination by the Company without cause or a resignation for "good reason" (as defined below), or in the event of the participant's retirement, in each case in the absence of a change of control of the Company. In the event of a participant's death or termination by reason of disability in the absence of a change of control, the Company may in its sole discretion pay all or a portion of the participant's annual incentive award based on participant's performance and duration of employment during the plan year.

For purposes of the AIP, "good reason" means (i) a material reduction in the participant's duties and responsibilities or (ii) a reduction of the participant's aggregate salary, benefits and other compensation, except where such reduction is part of a general salary reduction by the Company.

Long-Term Incentive Awards

In the event of a termination of employment by the Company without cause or due to death or disability in the absence of a change of control of the Company, a pro-rata portion of our executive officers' outstanding PSUs and cash-based long-term incentive awards would vest, based on the portion of the performance period elapsed prior to such termination, with all applicable performance goals determined at the end of the performance period based on actual performance. Mr. Flynn's outstanding PSUs would vest without proration but payout would be based on actual performance determined at the end of the performance period in the event of a qualifying retirement approved by a majority of the Board of Directors (not including Mr. Flynn). Our executive officers' outstanding RSUs would immediately vest in the event of a termination by the Company due to death or disability (or, with respect to Mr. Flynn, a Board-approved retirement) in the absence of a change of control of the Company.

Payments Upon a Change of Control (Without Termination of Employment)

Annual Incentive Program

In the event of a change of control of the Company, a participant in our AIP for Senior Executives would remain eligible to receive an annual bonus payment following the completion of the plan year in which the change of control occurs, based on the greater of target level performance and actual performance determined at the end of the performance period.

Long-Term Incentive Awards

In the event of a change of control of the Company, all outstanding PSUs and cash-based long-term incentive awards would be deemed satisfied at maximum performance levels, other than any applicable Comparative TSR modifier, which would be deemed satisfied based upon actual performance as of the date of the change in control. All outstanding long-term incentive awards would immediately vest in connection with the change of control if the awards are not assumed or substituted by the acquiror in the transaction. If, however, the awards are assumed or substituted by the acquiror in the transaction (as was the case in the Amazon transaction), then the awards would remain

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

outstanding subject to the executive officer's continued employment, and would immediately vest in the event of certain terminations of employment following the change of control, as described in the section entitled "Payments Upon a Change of Control and Termination of Employment – Long-Term Incentive Awards" below.

Nonqualified Deferred Compensation

As described above in the section entitled "Other Elements of Compensation – Retirement Plans," our NEOs are entitled to receive an annual employer contribution under the Retirement Restoration Plan. Each of our executive officers is fully vested in his account balance under the Retirement Restoration Plan. All account balances under the plan would become immediately payable in the event of a change of control.

Payments Upon a Change of Control and Termination of Employment

Severance Entitlements

Mr. Steen, Mr. Schwartz and Mr. Kokas participate in the Benefits Program, which provides for the following severance payments and benefits in the event the executive is terminated by the Company without cause or resigns for "good reason" (as defined above), within the twelve-month period following a change of control of the Company: (i) a cash payment equal to three times his then-current annual base salary, payable in a lump sum, (ii) twelve months' reimbursement of the portion of COBRA health and welfare continuation coverage premiums attributable to employer cost-share on an after-tax basis and (iii) an annual bonus payment for the year of termination, based on the lesser of actual and target performance.

If Mr. Steen, Mr. Schwartz or Mr. Kokas is terminated by the Company without cause or due to disability, or resigns for "good reason," within the six-month period prior to a change of control of the Company, then he would be entitled to receive a cash payment equal to one-times his then-current annual base salary (in addition to any payments or benefits he was otherwise entitled to receive in connection with such termination, as described in the section entitled "Payments Upon Termination of Employment or Retirement (Without a Change of Control) – Severance Entitlements"), payable in a lump sum six months following the change of control.

None of Mr. Steen, Mr. Schwartz or Mr. Kokas is entitled to any tax gross-up payments in the event the executive officer is subject to the "golden parachute" excise tax under Section 4999 of the Code. Receipt of the separation payments and benefits described above is conditioned upon the applicable executive officer executing a release of claims in favor of the Company and complying with a restrictive covenant agreement.

Mr. Flynn's and Mr. Dietrich's severance benefits under their individual employment agreements in the event of certain terminations following a change of control are described under the section entitled "Employment Agreements" above.

Long-Term Incentive Awards

In the event of a termination by the Company without cause or due to death or disability, or the executive officer's resignation for "good reason" (as defined below) (or, for Mr. Flynn, a Board-approved retirement), in each case following a change of control of the Company, all outstanding long-term incentive awards that were not substituted or assumed by the acquiror in connection with the transaction would immediately vest, with any applicable performance goals deemed satisfied at maximum performance levels, other than any applicable Comparative TSR modifier, which would be deemed satisfied based upon actual performance as of the date of the change in control.

For purposes of the long-term incentive awards, "good reason" means (i) a material reduction in the executive officer's duties and responsibilities, (ii) a reduction in the executive officer's aggregate salary, benefits and other compensation (including any incentive opportunity), other than as part of a general reduction applicable to all similarly situated employees, or (iii) a relocation to a position that is located greater than 40 miles from the executive officer's most recent principal location of employment with the Company.

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POST-TERMINATION AND CHANGE OF CONTROL TABLE

POST-TERMINATION AND CHANGE OF CONTROL TABLE

The table below sets forth the estimated dollar value of the payments and other benefits our NEOs would receive in the event of his termination of employment or a change of control that are in addition to amounts previously earned and accrued by the executive, in each case assuming that such termination is without cause and such termination or change of control occurred on December 31, 2018.

These estimates were valued based on the closing price of our Common Stock as quoted on the NASDAQ Global Market on December 31, 2018, which was $42.19 per share. The actual amounts to be paid can only be determined at the time of such events.

These estimates assume that the NEO (a) executes a release of claims, (b) does not violate the executive's noncompetition or nonsolicitation agreements or any other restrictive covenants with us following termination, (c) does not receive medical and life insurance coverage from another employer within twelve months of the termination of his employment, (d) does not have any unused vacation time and (e) does not incur legal fees requiring reimbursement from us.

These estimates exclude payments under our AIP for Senior Executives that each NEO became entitled to as of December 31, 2018.

Name	Payments on Termination of Employment Due to Death(1)	Payments on Termination of Employment Due to Disability(2)	Payments on Termination of Employment Without Cause(3)	Payments in Connection with a Change of Control Without Qualifying Termination of Employment	Payments in Connection with a Change of Control With a Qualifying Termination of Employment(4)
William J. Flynn	$7,336,052	$7,336,052	$8,471,052	$270,669	$15,163,809

John W. Dietrich	7,683,110	7,683,110	5,921,315	270,024	11,774,916

Michael T. Steen	6,186,923	7,536,923	5,739,129	253,837	11,552,730

Adam R. Kokas	5,212,213	6,462,213	4,939,190	228,004	9,991,164

Spencer Schwartz	5,209,695	6,459,695	4,936,672	225,487	9,988,646

(1)
Represents (a) two times Mr. Flynn's and Mr. Dietrich's annual base salary, (b) the estimated cost of 12 months of reimbursement of the portion of COBRA health and welfare continuation coverage premiums attributable to employer cost-share on an after-tax basis, (c) the estimated cost of relocation reimbursement for Mr. Dietrich and (d) the aggregate value of the NEO's long-term incentive awards outstanding, prorated based on the portion of the performance period elapsed prior to December 31, 2018 and assuming target level performance, in the case of the NEO's PSUs and cash-based long-term incentive awards. However, a change of control of the Company occurred on September 20, 2016 in connection with the Amazon transaction ("Amazon Transaction") for purposes of certain of the Company's benefit plans and arrangements. As a result, instead of the benefits otherwise receivable in the case of death, all of the NEO's long-term incentive awards granted prior to the change of control would have vested, without proration and with any applicable performance criteria deemed satisfied at maximum levels (except the CEO, as his long-term incentive awards granted prior to the change of control vested in connection with the change of control), in the event of the NEO's death on December 31, 2018.

(2)
Represents (a) two times the NEO's annual base salary, (b) the estimated cost of 12 months of reimbursement of the portion of COBRA health and welfare continuation coverage premiums attributable to employer cost-share on an after-tax basis, (c) the estimated cost of relocation reimbursement for Mr. Dietrich and (d) the aggregate value of the NEO's long-term incentive awards outstanding, prorated based on the portion of the performance period elapsed prior to December 31, 2018 and assuming target level performance, in the case of the NEO's PSUs and cash-based long-term incentive awards. However, in connection with the Amazon Transaction, instead of the benefits otherwise receivable in the case of disability, all of the NEO's long-term incentive awards granted prior to the change of control would have vested, without proration and with any applicable performance criteria deemed satisfied at maximum levels, in the event of a termination of employment by the Company due to disability on December 31, 2018.

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POST-TERMINATION AND CHANGE OF CONTROL TABLE
(3)
Represents (a) two times the NEO's annual base salary, (b) the estimated cost of 12 months of reimbursement of the portion of COBRA health and welfare continuation coverage premiums attributable to employer cost-share on an after-tax basis, (c) the estimated cost of relocation reimbursement for Mr. Dietrich and (d) the aggregate value of the NEO's PSUs and cash-based long-term incentive awards, prorated based on the portion of the performance period elapsed prior to December 31, 2018 and assuming target level performance. However, as described above, in connection with the Amazon Transaction, instead of the benefits otherwise receivable upon termination of employment, all of the NEO's long-term incentive awards granted prior to the change of control would have vested, without proration and with any applicable performance criteria deemed satisfied at maximum levels, in the event of a termination of employment by the Company without cause on December 31, 2018.

(4)
Represents (a) three times the NEO's annual base salary, (b) the estimated cost of twelve months of reimbursement of the portion of COBRA health and welfare continuation coverage premiums attributable to employer cost-share on an after-tax basis, (c) the estimated cost of relocation reimbursement for Mr. Dietrich and (d) the aggregate value of the NEO's long-term incentive awards, with any applicable performance criteria (including any applicable Comparative TSR modifier) deemed satisfied at maximum levels. The amounts in this column do not reflect any reductions for federal excise tax levied on certain excess termination payments under Section 4999 of the Code.

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PAY RATIO

PAY RATIO

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act (together with any SEC guidance issued thereunder, the "pay ratio rules"), presented below is the ratio of annual total compensation of our CEO to the annual total compensation to our median employee (excluding our CEO).

Median Employee

Our median employee is a First Officer pilot flying one of our Boeing 747-400 freighter aircraft.

Company crew member (pilot) salaries are determined under a collective bargaining agreement. Seniority, performance, job skills and rank are some of the factors that go into determining crew member compensation.

Pay Ratio

The 2018 annual total compensation as determined in accordance with the applicable pay ratio rules for our CEO was $6,912,660. The 2018 annual total compensation as determined under the pay ratio rules for our median employee was $98,722. The ratio of our CEO's annual total compensation to our median employee's total compensation for fiscal year 2018 is 70.0 to 1.

Such ratio for 2017 was 62.9, based on the annual total compensation for our CEO of $6,025,445 and the annual median employee compensation of $95,761.

The 2018 pay ratio increase is attributable primarily to the increase in CEO base salary (the first such increase in five years, as discussed further on pages 36-37) relative to the increased salary of the median employee (a pilot).

Measurement Process

The ratio is calculated in a manner consistent with the pay ratio rules. In identifying our median employee, we calculated the annual total compensation of each of our employees and our consolidated subsidiaries for the 12-month period that ended on December 31, 2018. Total compensation for these purposes included base wages or salary, any applicable bonuses or profit sharing plan payouts and any other taxable elements of compensation and was calculated using IRS Form W-2 data supplemented with internal payroll and HR records. We did not apply any cost-of-living adjustments as part of the calculation.

We selected the median employee based on approximately 3,259 full-time, part-time and temporary workers who were employed as of December 31, 2018, which number excludes all employees located outside of the United States (109 individuals; 42 in Hong Kong, 10 in the United Kingdom, 11 in the United Arab Emirates, 4 in Germany, 4 in South Korea, 1 in Luxembourg, 12 in Japan, 5 in Australia, 4 in the Netherlands, 5 in Chile, 4 in Brazil, 1 in Belgium, 1 in Peru, 1 in Taiwan and 4 in Singapore). These persons were excluded pursuant to the de minimis exemption provided under the pay ratio rules. For full-time and part-time employees who were hired in 2018 but did not work the full year, we annualized their compensation but did not make any full-time equivalent adjustments. We did not include independent contractors in our determination.

The detailed process through which our Compensation Committee determines our executive compensation, including our CEO's compensation, is detailed in pages 29-30 and our Compensation and Discussion and Analysis section.

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PROPOSAL NO. 2

PROPOSAL NO. 2 – RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

The Audit Committee has selected PwC as the Company's independent registered public accounting firm for the year ending December 31, 2019 and has requested that the Board of Directors submit the selection of that firm to the shareholders for ratification at the Annual Meeting. PwC has served as the Company's independent registered public accounting firm since 2007. In accordance with SEC rules and PwC policies, the firm's lead engagement partner rotates every five years. The Audit Committee is directly involved in the selection of the new partner when there is a rotation. Representatives from PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. For additional information concerning the various factors considered by the Audit Committee in reappointing PwC as the Company's independent registered public accounting firm for 2019, see "Audit Committee – Evaluation of Independent Registered Public Accounting Firm" above.

Shareholder ratification of the selection of PwC as the Company's independent registered public accounting firm is not required by the Company's By-Laws or otherwise. However, we are submitting the selection of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

Services provided to us by PwC for each of the last two fiscal years are described below (dollars in thousands):

	2018	2017
Audit Fees	$2,406	$2,449

Audit-Related Fees	106	131

Tax Fees	1,668	1,719

Total	$4,180	$4,299

  •
  Audit Fees represent professional services, including out-of-pocket expenses, rendered for the integrated audit of our consolidated financial statements, for reviews of our financial statements included in our Quarterly Reports on Form 10-Q, for services provided in connection with statutory and regulatory filings and for consents and comfort letters in connection with registration statements.

  •
  Audit-Related Fees consist of services in 2018 and 2017 related to the impact of adopting amended accounting guidance and a subscription for accounting research software.

  •
  Tax Fees consist of tax services, including tax compliance, tax advice, and tax planning.

68  |  Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement

PROPOSAL NO. 2

The Audit Committee preapproves audit and permissible nonaudit services provided by the independent registered public accounting firm in accordance with the Committee's preapproval policy. These services may include audit services, audit-related services, tax services, and other services. Necessary approvals required between Audit Committee meetings must be preapproved by the Audit Committee Chairman, or such other Audit Committee member who has been delegated this authority by the Audit Committee Chairman. For any such approvals between meetings, a description is provided to the Audit Committee for discussion at its next regularly scheduled meeting. The Audit Committee has concluded that the provision of the nonaudit services described above are compatible with maintaining the independence of PwC. The Audit Committee has met with management and PwC to review and approve the overall plan and scope of the audit for the current year.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"  THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

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PROPOSAL NO. 3

PROPOSAL NO. 3 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking shareholder input on our NEO compensation as disclosed in this Proxy Statement, and particularly in the Compensation Discussion and Analysis. The Board and the Compensation Committee assess and structure our executive compensation practices to align with our pay-for-performance philosophy and with a focus on industries where we operate and the marketplace where we compete for executive talent. We seek to compensate each NEO consistently with the principle of pay-for-performance while providing an overall compensation structure that serves to attract and retain the best talent and without encouraging excessive risk-taking.

As described in our Letter to the Shareholders, Proxy Summary and Compensation Discussion and Analysis, our executive compensation program features various shareholder-favored aspects obtained during especially robust outreach cycles, including:

  •
  Long-term incentive maximum opportunity consisting of 2/3 performance-based components

  •
  Newly elected director Jane Lute joining the Compensation Committee

  •
  Strict "double-trigger" requirements for vesting and payout of long-term incentives for all NEOs

  •
  A comparative total shareholder return (TSR) element utilized in our performance-based long-term incentive awards (including no upward modification in the event the absolute total shareholder return is negative)

  •
  CEO stock ownership guidelines at a stringent 6x base salary requirement

  •
  Affirmation of no employee hedging or pledging of shares

Our principal compensation policies, which enable us and are designed to attract and retain strong and experienced senior executives and drive long-term company performance, include:

  •
  Establishing meaningful objective performance metrics under our AIP each year at challenging levels;

  •
  Granting performance-based, long-term equity and cash awards that will be earned only upon the achievement of key long-term strategic goals;

  •
  Setting compensation and incentive levels that reflect competitive market practices, reflect the global nature of our business and reward senior executives for significant achievements;

  •
  Requiring material stock holdings to align the interests of senior executives with those of our shareholders and prohibiting these persons from hedging, maintaining margin accounts and otherwise engaging in speculative trading activities;

  •
  Prohibiting tax gross-ups for any change of control payments; and

  •
  Prohibiting the grant of excessive perquisites such as the personal use of airplanes, Company-provided auto, and/or auto allowances or club dues.

The Board has adopted a policy of providing for annual say-on-pay votes. The next say-on-pay vote will occur at our 2020 annual meeting.

70  |  Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement

PROPOSAL NO. 3

We are asking our shareholders to support our NEO compensation program as described in this Proxy Statement. This is an advisory vote and is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices described in this Proxy Statement. However, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

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PROPOSAL NO. 4

PROPOSAL NO. 4 – APPROVAL OF AN AMENDMENT TO OUR 2018 INCENTIVE PLAN

Overview

At the 2018 Annual Meeting, shareholders approved the adoption of the Atlas Air Worldwide Holdings, Inc. 2018 Incentive Plan (the "2018 Plan"), including the material terms of performance goals for performance awards to be granted under the 2018 Plan. The purpose of the 2018 Plan is to advance the interests of the Company by providing for the grant to eligible participants of stock-based and other incentive awards. The 2018 Plan is intended to accomplish these goals by enabling the Company to grant awards in the form of stock options, stock appreciation rights, restricted stock, unrestricted stock, performance awards, cash awards, restricted and unrestricted stock units and other awards, all as more fully described below.

The 2018 Plan replaced the 2016 Amended and Restated Incentive Plan (the "2016 Plan") on May 23, 2018, and no new awards have been granted under the 2016 Plan since that time. Awards outstanding under the 2016 Plan, as well as under the 2007 Incentive Plan (the "2007 Plan"), will continue to be governed by the terms of those plans and the agreements under which they were granted.

We are asking shareholders to approve an amendment to Section 4(a) of the 2018 Plan to increase the aggregate number of shares available for awards from 450,651 to 1,385,651. No other amendments or revisions to the 2018 Plan are being submitted to shareholders for their consideration at this time. A copy of the 2018 Plan as it is proposed to be amended is attached as Exhibit B to this proxy statement.

Of the number of shares currently available for issuance under the 2018 Plan, as of April 8, 2019, 37,724 shares remain available for issuance with respect to future awards (assuming maximum payout of all equity awards currently outstanding under the 2016 Plan and the 2018 Plan). As discussed in further detail below, we do not believe these remaining shares are sufficient to continue implementing our long-term incentive program over the next year based on historic grant rates and other factors. Accordingly, the Board has approved an amendment to Section 4(a) of the 2018 Plan to increase the shares available for awards by 935,000 shares from 450,651 to 1,385,651. By taking this action, we believe the new maximum share amount will be sufficient to meet our equity grant needs for the next one-to-two years based on historical grant rates. If the amendment to the 2018 Plan is not approved by the shareholders, the proposed 935,000 shares will not become available for issuance under the 2018 Plan, but the 2018 Plan will otherwise remain in effect, and the Company will continue to grant limited awards under the 2018 Plan to the extent that shares remain available for future issuance.

Shareholders should note that we tie our target annual stock grants to a dollar amount (based on a trailing 20 day closing stock price) rather than a fixed number of shares in accordance with shareholder-favored grant practices.

Plan Features That Protect Shareholder Interests

The Board believes that our 2018 Plan promotes the interests of our shareholders and is consistent with principles of good corporate governance. The 2018 Plan contains several features that are intended to protect the interests of our shareholders, including:

  •
  No Single-Trigger Vesting on a Change in Control. The 2018 Plan does not provide for acceleration of equity or cash awards in connection with a change in control unless there is no assumption or substitution of awards in connection with such change in control. All outstanding NEO awards granted under the 2018 Plan are "double-trigger."

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PROPOSAL NO. 4
  •
  Minimum Vesting. The 2018 Plan limits the number of awards (other than cash-based awards) that may be granted with a less than one-year vesting term. (As described on page 36, all our outstanding NEO awards are subject to multiyear vesting provisions).

  •
  Limits on Awards. The 2018 Plan limits the number of stock options, stock appreciation rights ("SARs") and other awards that may be granted to plan participants and the amount that may be paid in respect of cash awards in any calendar year. The 2018 Plan also contains separate limits on the value of awards that may be granted to nonemployee directors in any calendar year.

  •
  Independent Plan Administration. The Compensation Committee, comprised solely of nonemployee, independent directors who meet NASDAQ standards for independence and who meet the definition of "nonemployee directors" under Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended, administers the 2018 Plan.

  •
  No Liberal Share Recycling. Shares underlying stock options and other awards issued under the 2018 Plan will not be recycled back into the share pool under the 2018 Plan if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of the award. The number of shares available for delivery under the 2018 Plan will not be increased by any shares that are repurchased by the Company on the open market using proceeds directly attributable to stock option exercises.

  •
  No Repricing. Stock options and SARs may not be repriced or otherwise terminated, surrendered, cancelled or exchanged for consideration without shareholder approval.

  •
  No Discounted Stock Options or SARs. Stock options and SARs may not be granted with an exercise price or base price that is less than the fair market value of the underlying stock on the date of grant.

  •
  Clawback Policy.Awards under the 2018 Plan are subject to the terms of the applicable Company clawback policies. Please see page 54 for additional information regarding our clawback policies.

Why You Should Vote for the Amendment of our 2018 Plan

We believe that the amendment to our 2018 Plan is important to our continued growth and success and is essential to our ability to attract, motivate and retain highly qualified officers, directors, key employees and other key individuals. We believe that continuing to provide these individuals with an opportunity to acquire a direct proprietary interest in the operations and future success of the Company will motivate these individuals to serve the Company and our shareholders by expending the maximum effort to improve our business and results of operations. We believe that equity award grants under the 2018 Plan are a valuable incentive to participants and benefit shareholders by aligning more closely the interests of plan participants with those of our shareholders.

A combination of factors, including among other things, increased reliance upon restricted stock units and performance units for equity compensation, have driven increased share usage under the 2018 Plan, thereby reducing the shares remaining available for future issuance under the 2018 Plan. We are therefore asking shareholders to consider the following factors and to vote for the approval of the proposed amendment to our 2018 Plan:

Equity incentive awards are an important part of our overall compensation philosophy.    The 2018 Plan is critical to our ongoing effort to build shareholder value. Equity incentive awards have historically been and remain a critically important component of our compensation program. Our Compensation Committee believes that our ability to grant equity incentive awards to employees is an important factor in our ability to attract, retain and motivate key employees. Our Compensation Committee believes that equity compensation provides a strong incentive for employees to work to grow the business, build shareholder value over the long term and strongly align the interests of our employees with our other shareholders. Moreover, equity awards to our senior executives reflect the Compensation Committee's "pay for performance" philosophy since payout amounts are "at risk" and contingent on Company performance as described in the "Compensation Discussion and Analysis" section of this Proxy Statement.

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PROPOSAL NO. 4

Share exhaustion under the 2018 Plan would harm the competitiveness of our compensation offerings.     We believe that the remaining shares reserved for issuance under the 2018 Plan (37,724 shares) are insufficient to meet our future compensation requirements if we continue to make grants consistent with historic grant levels and with the Compensation Committee's practices as described in the "Compensation Discussion and Analysis" section of this Proxy Statement. We believe we must continue to offer a competitive equity compensation program to attract and motivate our workforce. If the 2018 Plan were to run out of shares available for grant, we would not be able to grant additional equity awards. We also believe that our inability to award equity compensation will result in difficulty in attracting, retaining and motivating our employees, whose efforts are a necessary element to implement our strategic plan and to ensure our future success. The 935,000 additional shares that would be available for future issuance under the 2018 Plan should be sufficient to cover grants for the next one-to-two years based on historical grant rates. Any shortfall may be accommodated through other compensatory measures. Therefore, we are asking our shareholders to approve an amendment to our 2018 Plan for such purpose.

Existing Equity Plan Information

At present, the 2018 Plan, which was previously approved by our shareholders, is the only long-term incentive plan of the Company under which equity awards may be granted.

The table below includes aggregated information regarding awards outstanding under the 2018 Plan, as well as the 2016 Plan and the 2007 Plan under which we cannot make additional grants but under which certain awards remain outstanding, the number of shares available for future awards under our 2018 Plan as of March 31, 2019, and the proposed number of new shares available for delivery under the 2018 Plan as it is proposed to be amended.

	Number of Shares as of March 31, 2019	As a Percentage of Stock Outstanding (25,850,498 Shares) as of March 31, 2019
Shares subject to outstanding stock options and SARs under the 2007 Plan, the 2016 Plan and the 2018 Plan	0	0%

Shares subject to awards, other than stock options and SARs, outstanding under the 2007 Plan, the 2016 Plan and the 2018 Plan (so called "full-value awards")(1)	1,107,841	4.3%

Total shares subject to existing outstanding equity awards:	1,107,841	4.3%

Proposed new shares available for future awards under the 2018 Plan	935,000	3.6%

Total shares subject to existing outstanding equity awards and reserved for issuance under the 2018 Plan:	2,042,841	7.9%

Shares available for future awards under the 2018 Plan	37,724	0.1%

TOTAL:	2,080,565	8.0%

(1)
For purposes of determining shares available under the 2018 Plan, each share subject to an award will count as one share. Other share-counting provisions of the 2018 Plan are described below under "Authorized Shares." Because the 2018 Plan does not specify the mix of stock options and SARs, on one hand, and full-value awards, on the other, it is not possible to determine the amount of subsequent dilution that may ultimately result from such awards. Also includes restricted stock units and performance share units and assumes the target performance requirements for outstanding performance share units are achieved.

74  |  Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement

PROPOSAL NO. 4

Plan Summary

A summary of the 2018 Plan as proposed to be amended is set forth below. This summary is qualified in its entirety by the full text of the 2018 Plan as proposed to be amended, which is attached as Exhibit B to this Proxy Statement.

Administration.    The 2018 Plan is administered by our Compensation Committee, which has the authority to, among other things, interpret the 2018 Plan; determine eligibility for, grant and determine the terms and conditions of awards; prescribe forms, rules and procedures; and otherwise do all things necessary or desirable to administer the 2018 Plan. The Compensation Committee has the authority to delegate certain of its duties, powers and responsibilities to one or more of its members, to certain officers, and to certain other persons in accordance with the terms of the 2018 Plan. As used herein, the term "Administrator" refers to our Compensation Committee or its authorized delegates, as applicable.

Term.    No awards may be granted after May 22, 2028 but previously granted awards may continue beyond that date in accordance with their terms.

Eligibility.    Key employees, directors, consultants and advisors of the Company and its affiliates who are in a position to make a significant contribution to the success of the Company or its affiliates and are selected by the Administrator will be eligible to receive awards under the 2018 Plan. Eligibility is generally limited to individuals who may permissibly use a Form S-8 registration statement. Eligibility for stock options intended to be "incentive stock options" within the meaning of Section 422 of the Code ("ISOs") is limited to employees of the Company or its parents and subsidiaries, in accordance with Section 422 of the Code. As of April 8, 2019, we estimate that approximately 95 employees will be eligible to receive grants under the 2018 Plan, with an additional 471 employees who would, at the discretion of the Administrator, be eligible for one-time "high-performer" grants. As of April 8, 2019, the Company had nine nonemployee directors eligible to receive grants under the 2018 Plan.

Authorized Shares.    Subject to adjustment as described below, the maximum number of shares of Common Stock that may be delivered in satisfaction of awards under the 2018 Plan is 1,385,651 newly issued shares (the "Share Pool"), plus any shares that return to the Share Pool as a result of an award granted under the 2016 Plan or the 2007 Plan terminating, expiring or otherwise being satisfied without the delivery of shares or, in the case of restricted stock awards, being forfeited. The following rules apply in respect of the Share Pool:

  •
  No more than five percent of the Share Pool may be issued as awards that have a vesting date that is less than one year from the date of grant. Cash-based awards and awards that vest on account of death, disability or a change in control do not count toward the foregoing limit.

  •
  Any shares of Common Stock underlying the portion of any award granted under the 2018 Plan that is settled in cash or that otherwise expires, terminates or is forfeited, in each case, without the issuance of the underlying shares, will not reduce the Share Pool.

  •
  All shares covering any portion of a SAR that is settled in shares and any shares withheld from a stock option or other award in satisfaction of the exercise price or tax withholding obligations will be treated as having been delivered under the 2018 Plan and will not be added back to the Share Pool.

  •
  The Share Pool will not be increased by any shares that are repurchased by the Company from the open market using proceeds directly attributable to stock option exercises.

  •
  Shares issued under awards of an acquired company that are converted, replaced or adjusted for in connection with the acquisition will not reduce the Share Pool.

Shares that may be delivered under the 2018 Plan may be authorized but unissued shares of our Common Stock or previously issued shares of our Common Stock acquired by the Company and held in its treasury. The closing price of our Common Stock as reported on NASDAQ on April 18, 2019 was $50.06 per share.

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PROPOSAL NO. 4

Annual Individual Limitations (other than Nonemployee Directors).

  •
  The maximum number of shares for which stock options may be granted and the maximum number of shares for which SARs may be granted to any person during any calendar year under the 2018 Plan is, in each case, 200,000 shares.

  •
  The maximum number of shares subject to other awards that are denominated in our Common Stock that may be granted to any person during any calendar year is 500,000 shares.

  •
  The maximum dollar amount payable to any person in respect of cash awards in any calendar year is $7,000,000.

The foregoing limitations do not apply to nonemployee members of the Board, whose awards are subject to the limits described below.

Annual Nonemployee Director Limits.    In the case of a nonemployee director, the maximum grant-date fair market value (determined in accordance with applicable financial accounting rules) of stock-based awards granted under the 2018 Plan in any calendar year is $400,000 (or $500,000, in the case of a nonemployee chairman of the Board or lead director). Nonemployee directors are not eligible to receive cash awards under the 2018 Plan. The foregoing limitations do not apply to any award granted pursuant to a director's election to receive shares in lieu of cash retainers or other fees.

Types of Awards.    The 2018 Plan provides for grants of stock options, SARs, restricted and unrestricted stock, restricted and unrestricted stock units, performance awards, cash awards and other awards convertible into or otherwise based on shares of our Common Stock. Dividend equivalents may also be provided in connection with awards under the 2018 Plan. Awards may be settled in shares of our Common Stock, in cash or in a combination of cash and shares.

  •
  Restricted and Unrestricted Stock Units.  A stock unit is an unfunded and unsecured promise, denominated in shares of Common Stock, to deliver Common Stock or cash measured by the value of our Common Stock in the future. The delivery of Common Stock or cash in respect of a stock unit may be subject to satisfaction of performance or other vesting conditions.

  •
  Performance Awards.  A performance award is an award the vesting, settlement or exercisability of which is subject to specified performance criteria.

  •
  Cash Awards.  A cash award is an award denominated in cash and may include performance awards.

  •
  Stock Options.  The 2018 Plan provides for the grant of ISOs and nonqualified stock options ("NSOs"). The exercise price of a stock option granted under the 2018 Plan shall not be less than 100% of the fair market value of a share of Common Stock (or, in the case of an ISO granted to a ten percent shareholder, 110%) on the date of grant. Fair market value shall be determined in accordance with the requirements of Section 422 and Section 409A of the Code. Subject to the foregoing, the Administrator will determine the exercise price of each stock option granted under the 2018 Plan on the basis of the closing price of the stock on the date of grant. Stock options will have a maximum term of ten years from the date of grant. The exercise price of stock options may be paid in cash, by check or by such other means as may be acceptable to the Administrator.

  •
  SARs.  A SAR entitles the holder upon exercise to receive an amount (payable in cash or Common Stock) equal to the excess of the fair market value of the shares of Common Stock subject to the SAR over the base value from which appreciation is measured. Such base value may not be less than the fair market value of a share of our Common Stock on the date of grant. SARs will have a maximum term of ten years from the date of grant.

  •
  Restricted and Unrestricted Stock.  A restricted stock award is an award of Common Stock subject to restrictions requiring it to be redelivered or offered for sale to the Company if specified conditions are not satisfied, while an unrestricted stock award is an award of Common Stock that is not subject to restrictions.

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PROPOSAL NO. 4

Vesting; Other Terms and Conditions.    The Administrator determines the terms and conditions of all awards, including the vesting schedule, if any, applicable to each award. Subject to the terms of the 2018 Plan, the Administrator has the authority to waive or modify the terms and conditions applicable to any award and to accelerate the vesting or exercisability of any award.

Termination of Employment or Service.    The Administrator determines the effect of termination of employment or other service on awards. The 2018 Plan provides default rules governing how awards are treated in the event that a participant's employment or other service terminates. Upon termination of a participant's employment or other service, all awards requiring exercise will cease to be exercisable and will terminate, and all other awards, to the extent not vested, will be forfeited unless the Administrator provides otherwise. Notwithstanding the above, unless the Administrator provides otherwise, if a participant dies or terminates employment or service by reason of disability, stock options and SARs exercisable immediately prior to such death or disability may be exercised by the participant or the participant's executor, Administrator or transferee, as applicable, during a period of one year following such death or termination by reason of disability (or for the remainder of their original term, if less). In the case of termination of the participant's employment or service for reasons other than death or disability, stock options and SARs will remain exercisable, to the extent they were exercisable immediately prior to termination, for three months (or for the remainder of their original term, if less); provided that if in the Administrator's judgment the reason for the participant's termination casts such discredit on the participant so as to justify immediate termination of the award, then such award, whether or not vested, will immediately terminate.

Transferability.    Neither ISOs nor, except as the Administrator otherwise expressly provides, other awards may be transferred other than by will or by the laws of descent and distribution. During a participant's lifetime ISOs and, except as the Administrator otherwise expressly provides, other awards requiring exercise may be exercised only by the recipient.

Performance Criteria.    The 2018 Plan provides that performance awards may be made subject to achieving "performance criteria" over a specified performance period. The Administrator will use one or more objectively determinable measures of performance relating to any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis (basic or fully diluted); return on equity, investment, capital or assets; one or more operating ratios such as earnings before interest, taxes, and/or depreciation and amortization; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; free cash flow, cash flow, return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; stock price; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); economic value added; strategic business criteria, consisting of one or more objectives based on meeting specific market penetration, geographic business expansion goals, facility construction or completion goals, geographic facility relocation or completion goals, cost targets, customer satisfaction, supervision of litigation or information technology; joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings.

Performance criteria and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss. The Administrator may provide in the case of any award that one or more of the performance criteria applicable to such award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable performance criteria.

Repricing.    Stock options or SARs granted under the 2018 Plan may not be repriced, nor may any consideration be paid upon the termination, cancellation, voluntary surrender or exchange of any stock options or SARs, in each case, without shareholder approval in accordance with any applicable stock exchange listing standards, other than in the event of certain corporate transactions.

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PROPOSAL NO. 4

Clawback.    Awards granted under the 2018 Plan are subject to forfeiture, termination and rescission, and a participant will be obligated to return any payments received in respect of awards to the extent provided in the award, as may be required by law or applicable stock exchange listing standards, or as provided in any applicable Company clawback or recoupment policy.

Corporate Transactions.    Except as otherwise provided in an award agreement, in the event of the consummation of a consolidation, merger or similar transaction or series of related transactions, a sale of all or substantially all of the Company's assets or a dissolution or liquidation of the Company (each, a "Covered Transaction"), the 2018 Plan permits the Administrator to, among other things and, as applicable, provide for (i) the continuation or assumption of outstanding awards, (ii) new grants in substitution of outstanding awards, or (iii) a cash-out of outstanding awards. In the event of certain specified Covered Transactions, the 2018 Plan provides for the accelerated vesting or delivery of shares of Common Stock under awards on a basis that gives the holder of the award a reasonable opportunity to participate as a shareholder in the Covered Transaction, in each case on such terms and with such restrictions as the Administrator deems appropriate. Except as the awards may otherwise provide, awards not assumed or converted generally will terminate upon the consummation of such Covered Transaction.

Adjustments.    In the event of a stock dividend, stock split or combination or shares (or reverse stock split), recapitalization or other change in the Company's capital structure that constitutes an equity restructuring within the meaning of FASB ASC Topic 718, the Administrator will make appropriate adjustments to the limits described above and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, to the exercise prices of awards and to other provisions of awards affected by the change. The Administrator may also make similar adjustments to take into account other distributions to shareholders or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the 2018 Plan and to preserve the value of awards.

Amendment.    The Administrator may amend the 2018 Plan or any outstanding award at any time, provided that except as otherwise expressly provided in the 2018 Plan the Administrator may not, without the participant's consent, alter the terms of an award so as to affect materially and adversely the participant's rights under the award, unless the Administrator expressly reserved the right to do so at the time of the award. No such amendment will, without the approval of the shareholders of the Company, effectuate a change for which shareholder approval is required by law (including the Code and applicable stock exchange requirements).

Federal Income Tax Consequences

The following discussion summarizes certain U.S. federal income tax consequences of the issuance and receipt of awards under the 2018 Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the 2018 Plan, nor does it cover state, local or non-U.S. taxes, except as specifically noted.

Restricted Stock Units and Performance Share Units.    The grant of a restricted stock unit or a performance share unit does not itself generally result in taxable income. Instead, the participant realizes taxable ordinary income upon settlement, in an amount generally equal to the fair market value of any cash or shares received in settlement (a corresponding deduction is generally available to the Company at this time), and the participant will be subject to withholding for federal income and other taxes, each as applicable.

If the shares delivered in settlement of a restricted stock unit or a performance share unit are restricted for tax purposes, the participant will instead be subject to the rules described below for restricted stock.

Incentive Stock Options.    In general, a participant does not realize taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant.

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PROPOSAL NO. 4

With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a corresponding deduction to the Company) equal to the difference between the fair market value of the shares at the time of exercise and the exercise price. Any additional gain recognized in the disposition is treated as a capital gain to the participant (for which the Company would not be entitled to a deduction).

If, instead, the participant does not dispose of ISO shares until after the expiration of the above-described one-and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss to the participant and the Company would not be entitled to a corresponding deduction.

Nonstatutory Options.    In general, in the case of an NSO, a participant does not realize taxable income at the time of grant. Upon the participant's exercise of the NSO, the participant would generally realize taxable income in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which the Company would not be entitled to a deduction.

In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death or permanent and total disability) is treated as an NSO. ISOs are also treated as non-ISOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

SARs.    The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.

Restricted Stock.    A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not realize taxable income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant would realize ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction would generally be available to the Company in the same year that the participant recognizes income. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock at the time of grant or purchase. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of grant or acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions. Any subsequent gain would be capital gain income to the participant (for which the Company would not be entitled to a corresponding deduction).

Dividends that are received by a participant before the shares are taxed to the participant under the rules described in the preceding paragraph are taxed as additional ordinary income, not as dividend income. The tax basis in the ordinary shares received by a participant will equal the amount recognized by the participant as ordinary income under the rules described in the preceding paragraph, and the participant's capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse or, in the event the participant makes an effective 83(b) election, on the date the shares are received.

Unrestricted Stock.    A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares over the purchase price, if any, and a corresponding deduction is generally available to the Company in the same year that the participant recognizes income. A participant who purchases or is awarded restricted stock has income as described in the preceding paragraph.

Certain Change of Control Payments.    Under Section 280G of the Code, the vesting or accelerated exercisability of stock options or the vesting and payments of other awards in connection with a change of control of the Company or

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PROPOSAL NO. 4

its affiliates may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change of control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards may be subject to an additional 20% federal excise tax and may be non-deductible to the Company. The Company does not provide for reimbursement or "gross-ups" of any such excise tax incurred by a participant.

Section 409A.    Awards under the 2018 Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly. The Company does not provide for reimbursement or "gross-ups" to any participant with respect to any adverse tax consequences arising to a participant under Section 409A of the Code.

Plan Benefits

Future benefits under the 2018 Plan are discretionary and are therefore undeterminable at this time.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 2018 INCENTIVE PLAN AS SET FORTH HEREIN.

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STOCK OWNERSHIP

STOCK OWNERSHIP

The following table sets forth, as of April 8, 2019, information regarding beneficial ownership of our Common Stock by:

  •
  Each shareholder who is known to us to be the beneficial owner of 5% or greater of our Common Stock, based on currently available Schedules 13G and 13D filed with the SEC, as may be updated by a Statement of Change of Beneficial Ownership of Securities on Form 4 subsequently filed with the SEC;

  •
  Each Director;

  •
  Each of our NEOs; and

  •
  All of our Executive Officers and members of our Board as a group.

Unless otherwise indicated, each shareholder has sole voting and dispositive power with respect to the shares of Common Stock beneficially owned by that shareholder. The number of shares of Common Stock beneficially owned is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of April 8, 2019, through the exercise of any stock option or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner. The number of shares of our Common Stock issued and outstanding as of April 8, 2019 was 25,852,099. Except as otherwise indicated in the table below, addresses of named beneficial owners are c/o Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577.

Beneficial Ownership Table

Name and Address of Beneficial Owner	Number of shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned

5% Shareholders:
BlackRock, Inc.(a) 55 East 52nd Street New York, NY 10055	3,623,263	14.0%

The Vanguard Group(b) 100 Vanguard Boulevard Malvern, PA 19355	2,403,594	9.3%

Amazon.com, Inc.(c) 410 Terry Avenue North Seattle, WA 98109	2,250,666	8.7%

Dimensional Fund Advisors LP )(d) Building One 6300 Bee Cave Road Austin, TX 78746	2,151,827	8.3%

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STOCK OWNERSHIP

Name and Address of Beneficial Owner	Number of shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned

Directors:
Robert F. Agnew (e)	33,593	*

Timothy J. Bernlohr (e)	37,362	*

Charles F. Bolden, Jr. (e)	4,905	*

Bobby J. Griffin (e)	6,360	*

Carol B. Hallett (f)	36,082	*

Jane H. Lute (e) (f)	1,620	*

Duncan J. McNabb (e)	16,400	*

Sheila A. Stamps (e)	1,620	*

John K. Wulff (e)	23,860	*

Director and NEO:
William J. Flynn	121,979	*

Other NEO:
John W. Dietrich	48,510	*

Michael T. Steen	97,448	*

Adam R. Kokas	57,404	*

Spencer Schwartz	61,241	*

All Directors and executive officers as a group (15 persons, including the persons listed above)	555,437	2.1%

*
Represents less than 1% of the outstanding shares of Common Stock.

(a)
This information is based on a Schedule 13G/A filed with the SEC on January 24, 2019. As set forth in this filing, BlackRock, Inc. has sole voting power over 3,562,961 shares and sole dispositive power with regard to 3,623,263 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

(b)
This information is based on Schedule 13G/A filed with the SEC on February 11, 2019. As set forth in this filing, The Vanguard Group has sole voting power over 22,029 shares, sole dispositive power with regard to 2,381,577 shares, shared voting power over 678 shares and shared dispositive power over 22,017 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

(c)
This information is based on Schedule 13G/A filed with the SEC on February 13, 2019. Amazon.com, Inc. has sole voting power and sole dispositive power over 2,250,666 shares. These notional share amounts are calculated with reference to applicable notification and clearance thresholds in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and are reported with reference to the market price of the Company's common stock (as calculated pursuant to the HSR Act) and the applicable HSR thresholds as of December 31, 2018. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we make by reason of inclusion of such shareholder or their shares in this table.

(d)
This information is based on Schedule 13G/A filed with the SEC on February 8, 2019. As set forth in this filing, Dimensional Fund Advisors LP has sole voting power over 2,070,279 shares and sole dispositive power with regard to 2,151,827 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

(e)
Includes shares credited under the Company's Non-Employee Director Restricted Stock Unit Deferral Program and that are payable on termination of Board service or on the occurrence of certain other specified events: 1,620 for Mr. Agnew; 1,620 for Mr. Bernlohr; 3,881 for Mr. Bolden; 3,881 for Mr. Griffin; 810 for Ms. Lute; 3,881 for Mr. McNabb; 1,620 for Ms. Stamps; and 3,881 for Mr. Wulff.

(f)
Includes shares issuable on vesting of restricted stock units on May 23, 2019: 1,620 for Ms. Hallett and 810 for Ms. Lute.

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STOCK OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires certain of our executive officers, as well as our Directors and persons who own more than 10% of a registered class of AAWW's equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of the reporting forms received by us or written representations from reporting persons, we believe that during the last fiscal year all executive officers and Directors complied with their filing requirements under Section 16(a) for all reportable transactions during the year.

Certain Relationships and Related-Person Transactions

Our Code of Conduct Applicable to our CEO, Senior Financial Officers and Members of the Board of Directors (the "Code of Ethics"), which is available on our website at www.atlasairworldwide.com under the "About Us – Structure and Governance" section, provides that such officers and Directors should follow the guidelines outlined in our Employee Handbook and Code of Conduct and communicate any potential or actual conflicts of interest (however immaterial) to the Chairman of the Board, the Chairman of the Audit Committee of the Board of Directors, and the General Counsel so that an objective, third-party review can be made of the matter. Pursuant to our Audit Committee Charter, which is also available on our website at www.atlasairworldwide.com, the Audit Committee reviews reports and disclosures of insider and affiliated party transactions and/or conflicts of interest or potential conflicts of interest involving corporate officers and members of the Board of Directors. The Audit Committee, when appropriate, will also review and approve any involvement of corporate officers and members of the Board of Directors in matters that might constitute a conflict of interest or that may otherwise be required to be disclosed as a related person transaction under SEC regulations. Since January 1, 2018, there have been no related person transactions. Our Nominating and Governance Committee separately determines Director Independence as summarized in "Director Independence" above.

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DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

DEADLINE FOR RECEIPT OF SHAREHOLDER
PROPOSALS TO BE PRESENTED
AT THE 2020 ANNUAL MEETING

Shareholder Proposals to Be Included in Our 2020 Proxy Statement

We currently expect to hold our 2020 annual meeting of shareholders on or about May 20, 2020. Under the rules of the SEC, if a shareholder wants us to include a proposal in the proxy statement and form of proxy for presentation at our 2020 annual meeting, the proposal must be received by our Secretary no later than December 24, 2019. All shareholder proposals must be made in writing and addressed to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577.

Proxy Access Notice Procedures

Notices of proxy access Director Nominees for the 2020 annual meeting of shareholders must include the information required by the By-Laws and be delivered to our Secretary at our principal executive offices at 2000 Westchester Avenue, Purchase, NY 10577 not earlier than November 24, 2019 and not later than December 24, 2019. A copy of the By-Laws will be sent to any shareholder upon written request to the Secretary.

Advance-Notice Procedures

In addition, under our By-Laws, and as permitted by the rules of the SEC, no shareholder nominations of persons for election to the Board of Directors (other than a Director Nominee nominated for inclusion in our proxy materials pursuant to our proxy access By-Law) and no other business may be brought before the 2020 annual meeting of shareholders except as specified in the notice of the meeting or otherwise brought before such annual meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered notice to us (containing certain information specified in our By-Laws) not earlier than January 23, 2020 and not later than February 22, 2020. A copy of the By-Laws will be sent to any shareholder upon written request to the Secretary of AAWW. These requirements are separate and apart from, and in addition to, the SEC's requirements that a shareholder must meet in order to have his or her proposal included in our Proxy Statement as discussed above.

ADDITIONAL INFORMATION

Shares Registered in the Name of a Bank, Broker or Nominee

Brokerage firms and banks holding shares in street name for customers are required to vote such shares in the manner directed by their customers. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the meeting. Your broker, bank or nominee has enclosed herewith or separately provided a voting instruction form for you to use in directing the broker, bank or nominee how to vote your shares. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares. You should note that if you hold your shares through a brokerage firm, a bank or other nominee, the broker, bank or other nominee that holds the stock will not be able to vote your shares on any proposal other than ratifying the selection of PricewaterhouseCoopers LLP, unless you have provided specific voting instructions. See "Broker Non-Votes" and "Quorum, Vote Required" herein for additional information.

If you hold your shares directly in your own name, they will not be voted if you do not vote them at the Annual Meeting or provide a proxy.

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ADDITIONAL INFORMATION

Broker Non-Votes

A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other "routine" items and submits votes for those matters. As discussed above, if you hold your shares through a broker, bank or other nominee and do not provide specific instructions to your broker, bank or other nominee, your shares may not be voted with respect to the following nonroutine proposals:

  •
  Proposal No. 1 (election of the Company's Directors);

  •
  Proposal No. 3 (the Say-on-Pay vote); and

  •
  Proposal No. 4 (approval of an amendment to our 2018 Incentive Plan)

We do not expect to have any broker non-votes with respect to Proposal No. 2, which is routine and which provides for the ratification of the selection of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2019.

Revocability of Proxies

If you hold your shares registered in your name, you may revoke your proxy at any time before its use by delivering to the Secretary of AAWW a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.

If your shares are held in street name and you wish to revoke your proxy and vote at the Annual Meeting, you must contact your broker, bank or other nominee and follow the requirements set by your broker, bank or nominee. We cannot guarantee that you will be able to revoke your proxy or attend and vote at the Annual Meeting.

Proxy Solicitation

This proxy solicitation is being made by our Board, and the cost of soliciting proxies will be borne by us. We expect to reimburse brokerage firms, banks, custodians and other persons representing beneficial owners of shares of Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of our Directors, officers and other employees, without additional compensation, in person or by telephone, e-mail or facsimile. We have retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist us in the solicitation of proxies and will pay Morrow Sodali a fee of approximately $14,000, plus out-of-pocket expenses, all related to the solicitation.

Proxy Tabulation

Proxies and ballots will be received and tabulated by an independent entity that is not affiliated with us. The inspectors of election will also be independent of us. Comments on written proxy cards will be provided to the Secretary of AAWW without disclosing the vote unless the vote is necessary to understand the comment.

Separate Voting Materials

Some banks, brokers and other record holders have begun the practice of "householding" proxy statements and annual reports. "Householding" is the term used to describe the practice of delivering a single set of proxy statements and annual reports to a household at which two or more shareholders reside if a company reasonably believes the shareholders are members of the same family. This procedure reduces the volume of duplicate information

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ADDITIONAL INFORMATION

shareholders receive and also reduces printing and mailing costs. If you participate in "householding" and wish to continue receiving individual copies of our proxy statement and annual report, please write or call us at the following address or phone number: Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, (914) 701-8000. We will promptly deliver an additional copy of the proxy and/or the annual report to any shareholder who so requests.

List of Shareholders

At the Annual Meeting and for 10 days prior to the meeting, the names of shareholders entitled to vote at the Annual Meeting will be available for inspection for any purpose germane to the meeting, between the hours of 9 a.m. and 5 p.m., at our principal executive offices located at 2000 Westchester Avenue, Purchase, New York 10577, by contacting the Secretary of AAWW.

Additional Copies of Annual Report

A copy of our 2018 Annual Report accompanies this Proxy Statement. If any person who was a beneficial owner of Common Stock on the Record Date desires additional copies, such copies may be obtained without charge upon request in writing addressed to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577. Each such copy of our 2018 Annual Report so furnished does not include any exhibits thereto, but is accompanied by a list briefly describing all such exhibits. We will furnish any such exhibit upon written request and upon payment of a reasonable specified fee. The Form 10-K is also available on our website at www.atlasairworldwide.com.

Limited Voting by Foreign Owners

To comply with restrictions imposed by federal aviation law on foreign ownership of U.S. airlines, our Certificate of Incorporation and By-Laws restrict foreign ownership of shares of our Common Stock. The restrictions imposed by federal aviation law (49 U.S.C. §41102) currently include a requirement that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not "Citizens of the United States." There is a separate requirement that we be under the actual control of Citizens of the United States.

Pursuant to our By-Laws, there is a separate stock record, designated the "Foreign Stock Record" for the registration of Voting Stock that is Beneficially Owned by aliens. "Voting Stock" means all outstanding shares of our capital stock that we may issue from time to time which, by their terms, may vote. "Beneficially Owned" refers to owners of our securities who, directly or indirectly, have or share voting power and/or investment power.

At no time will ownership of our shares of Common Stock representing more than the Maximum Percentage be registered in the Foreign Stock Record. "Maximum Percentage" refers to the maximum percentage of voting power of Voting Stock which may be voted by, or at the direction of, aliens without violating applicable statutory, regulatory or interpretative restrictions or adversely affecting our, Atlas's or Polar's operating certificates or authorities. If we find that the combined voting power of Voting Stock then registered in the Foreign Stock Record exceeds the Maximum Percentage, the registration of such shares will be removed from the Foreign Stock Record sufficient to reduce the combined voting power of the shares so registered to an amount not in excess of the Maximum Percentage.

86  |  Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement

ADDITIONAL INFORMATION

The enclosed proxy card contains a certification that by signing the proxy card the shareholder certifies that such shareholder is a "Citizen of the United States" as defined by 49 U.S.C. §40102(a)(15) or that the shares represented by the proxy card have been registered on our Foreign Stock Record.

We will promptly deliver a copy of our By-laws to any shareholder who writes or calls us at the following address or phone number: Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, (914) 701-8000.

Extent of Incorporation by Reference of Certain Materials

The Audit Committee Report and the Compensation Committee Report on Executive Compensation included in this Proxy Statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under or subject to Regulation 14A or 14C (other than Item 7 to Regulation 14A), or to the liabilities of Section 18 of the Exchange Act, except to the extent we specifically incorporate such reports by reference therein.

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OTHER MATTERS

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the election of Directors, the ratification of the selection of our independent registered public accounting firm, the approval of an amendment to our 2018 Incentive Plan and the advisory vote on Say-on-Pay, all as described above. If any other matter is properly brought before the Annual Meeting for action by the shareholders, all proxies (in the enclosed form) returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

WILLIAM J. FLYNN President and Chief Executive Officer

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EXHIBIT A

Atlas Air Worldwide Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Measures

(in thousands)
(Unaudited)

The Compensation Discussion and Analysis contains certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include Free Cash Flow, which excludes certain items. This non-GAAP measure may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for net cash provided by operating activities, which is the most directly comparable measure of performance prepared in accordance with GAAP.

Our management uses Free Cash Flow in assessing the performance of the Company's ongoing operations. We believe that this measure provides meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. Free Cash Flow helps investors assess our ability, over the long term, to create value for our shareholders as it represents cash available to execute our capital allocation strategy.

We calculate Free Cash Flow as Net Cash Provided by Operating Activities minus Capital expenditures, excluding the purchase of flight equipment, and Capitalized interest.

	2018	2017	Change

Net Cash Provided by Operating Activities	$425,580	$331,719
Less:
Capital expenditures, excluding payments for flight equipment
and modifications	(114,415)	(87,555)
Capitalized interest	(4,727)	(7,389)

Free Cash Flow	$306,438	$236,775	29.4%

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EXHIBIT B

Atlas Air Worldwide Holdings, Inc.
2018 INCENTIVE PLAN, as Amended

1. DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2. PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3. ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary or desirable to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4. LIMITS ON AWARDS UNDER THE PLAN

(a)    Number of Shares.    Subject to adjustment as provided in Section 7(b), the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan is 1,385,561 shares of Stock plus unused Prior Plan shares of Stock. For purposes of the preceding sentence, shares of Stock shall be treated as unused Prior Plan shares of Stock (i) if they were subject to awards under the Prior Plan, other than restricted stock awards, that were outstanding on the day preceding the Effective Date, to the extent such Prior Plan awards are exercised or are satisfied, or terminate or expire, on or after the Effective Date without the delivery of such underlying shares, or (ii) if they were outstanding on the day preceding the Effective Date as restricted stock awards under the Prior Plan and are thereafter forfeited. For purposes of this Section 4(a), the number of shares of Stock delivered in satisfaction of Awards under the Plan will be determined (i) without regard to shares of Stock underlying the portion of any Award that is settled in cash or the portion of any Award that expires, terminates, or is forfeited, in each case, without the issuance of Stock, (ii) by treating as having been delivered the full number of shares covered by any portion of a SAR that is settled in Stock (and not only the number of shares of Stock delivered in settlement) and (iii) by treating as having been delivered any shares of Stock withheld from a Stock Option or other Award to satisfy the tax withholding obligations with respect to such Stock Option or other Award or in payment of the exercise price of such Stock Option. For the avoidance of doubt, the number of shares of Stock available for delivery under the Plan shall not be increased by any shares of Stock that are repurchased on the open market by the Company using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4(a) shall be construed to comply with Section 422. To the extent consistent with the requirements of Section 422 and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.

(b)    Type of Shares.    Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c)    Individual Limits.    The maximum number of shares of Stock for which Stock Options may be granted to any person (other than a nonemployee member of the Board, whose Awards shall be subject to the limits set forth in subsection (d) below) in any calendar year and the maximum number of shares of Stock subject to SARs granted to

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EXHIBIT B

any person in any calendar year will each be 200,000. The maximum number of shares subject to other Awards granted to any such person in any calendar year will be 500,000 shares. The maximum amount payable to any such person in any calendar year under Cash Awards will be $7,000,000.

(d)    Limitations on Awards to Nonemployee Directors.    Notwithstanding any other provision of the Plan to the contrary, including subsection (c) above, in the case of a nonemployee director, the maximum grant-date fair value of Stock-based Awards granted in any calendar year during any part of which the director is then eligible under the Plan shall be $400,000, except that such limit for a nonemployee chairman of the Board or lead director shall be $500,000, in each case, computed in accordance with FASB ASC Topic 718 (or any successor provision. The foregoing limits related to nonemployee directors of the Company shall not apply to any Award or shares of Stock granted pursuant to a Director's election to receive an Award or shares of Stock in lieu of cash retainers or other fees (to the extent such Award or shares of Stock have a fair value equal to the value of such cash retainers or other fees).

(e)    Additional Limitations.    No more than five percent (5%) of the maximum number of shares of Stock authorized to be issued under the Plan may be issued as Awards (other than Cash Awards) that specify a vesting date that is less than one year from the date of grant. Accelerated vesting on account of death, disability, or a Change in Control shall not be taken into account in applying the immediately preceding sentence.

5. ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company and its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates; provided that, subject to such express exceptions, if any, as the Administrator may establish, eligibility shall be further limited to those persons as to whom the use of a Form S-8 registration statement is permissible; and provided further that nonemployee directors shall not be eligible for Cash Awards under the Plan. Eligibility for ISOs is limited to employees of the Company or of a "parent corporation" or "subsidiary corporation" of the Company as those terms are defined in Section 424 of the Code.

6. RULES APPLICABLE TO AWARDS
(a)
All Awards

(1)    Award Provisions.    The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2)    Term of Plan.    No Awards may be made after May 22, 2028, but previously granted Awards may continue beyond that date in accordance with their terms.

(3)    Transferability.    Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant's lifetime ISOs (and, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards requiring exercise) may be exercised only by the Participant. The Administrator may permit Awards other than ISOs to be transferred by gift, subject to such limitations as the Administrator may impose.

(4)    Vesting, Etc.    The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any

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EXHIBIT B

adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply: immediately upon the cessation of the Participant's Employment, each Award requiring exercise that is then held by the Participant or by the Participant's permitted transferees, if any, will cease to be exercisable and will terminate, and all other Awards that are then held by the Participant or by the Participant's permitted transferees, if any, to the extent not already vested will be forfeited, except that:

  (A) subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant's permitted transferees, if any, immediately prior to the cessation of the Participant's Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;

  (B) all Stock Options and SARs held by a Participant or the Participant's permitted transferees, if any, immediately prior to the Participant's death or termination from Employment by reason of Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant's death or termination of Employment by reason of Disability or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate; and

  (C) all Stock Options and SARs (whether or not vested) held by a Participant or the Participant's permitted transferees, if any, immediately prior to the cessation of the Participant's Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

(5)    Taxes.    The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements.

(6)    Dividend Equivalents, Etc.    The Administrator may provide for the payment of amounts in lieu of dividends or other distributions with respect to Stock subject to an Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with the requirements of Section 409A. Any such dividend equivalents or similar entitlements will be paid only to the extent that the underlying Award has vested.

(7)    Rights Limited.    Nothing in the Plan will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(8)    Performance Awards.    This Section 6(a)(8) generally applies to any Performance Award intended to constitute performance-based compensation. With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific Performance Criteria promptly after the commencement of the period of service to which the performance relates. Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive.

(9)    Coordination with Other Plans.    Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares delivered shall be

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EXHIBIT B

treated as awarded under the Plan (and shall reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4).

(10)    Section 409A.    Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies such requirements. Notwithstanding anything to the contrary in the Plan or any Award, if at the time of the Participant's termination of Employment, the Participant is a "specified employee," within the meaning of Treasury Regulation 1.409A-1(i), as determined in the Administrator's sole discretion, any and all amounts payable pursuant to any Award that constitute a deferral of compensation subject to Section 409A and would (but for this provision) be payable within six (6) months following the date of termination of Employment, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Participant's death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b), as determined by the Administrator in its reasonable good faith discretion or (B) other amounts or benefits that are not subject to the requirements of Section 409A.

(11)    Certain Requirements of Corporate Law.    Awards shall be granted and administered consistent with the requirements of applicable Delaware law (or the corporate law of the state that the Company shall be then incorporated in) relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b)
Awards Requiring Exercise

(1)    Time And Manner Of Exercise.    Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in a form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2)    Exercise Price.    The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be no less than 100% (in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant on the basis of the closing price of the Stock on such date, or such higher amount as the Administrator may determine in connection with the grant. Subject to Section 7, no Stock Option or SAR, once granted, may be repriced nor may any payment or other consideration be made upon the termination, cancellation, voluntary surrender or exchange of any such Stock Option or SAR, in each case, without prior stockholder approval in accordance with any applicable stock exchange listing standards. Fair market value shall be determined by the Administrator consistent with the applicable requirements of Section 422 and Section 409A.

(3)    Payment Of Exercise Price.    Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a fair market value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4)    Maximum Term.    Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant.

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EXHIBIT B

7. EFFECT OF CERTAIN TRANSACTIONS

(a)    Mergers, etc.    Except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction:

  (1)    Assumption or Substitution.    If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

  (2)    Cash-Out of Awards.    If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing) and in which there is no assumption or substitution, the Administrator may provide for payment (a "cash-out"), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of a SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, that the Administrator shall not exercise its discretion under this Section 7(a)(2) with respect to an Award or portion thereof providing for "nonqualified deferred compensation" subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the applicable requirements of Section 409A.

  (3)    Acceleration of Certain Awards.    If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, each Award requiring exercise will become fully exercisable, and the delivery of any shares of Stock remaining deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction; provided, that to the extent acceleration pursuant to this Section 7(a)(3) of an Award subject to Section 409A would cause the Award to fail to satisfy the requirements of Section 409A, the Award shall not be accelerated and the Administrator in lieu thereof shall take such steps as are necessary to ensure that payment of the Award is made in a medium other than Stock and on terms that as nearly as possible, but taking into account adjustments required or permitted by this Section 7, replicate the prior terms of the Award.

  (4)    Termination of Awards Upon Consummation of Covered Transaction.    Each Award will terminate upon consummation of the Covered Transaction, other than the following: (i) Awards assumed pursuant to Section 7(a)(1) above; (ii) Awards converted pursuant to the proviso in Section 7(a)(3) above into an ongoing right to receive payment other than Stock; and (iii) outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below).

  (5)    Additional Limitations.    Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. In the case of Restricted Stock that does not vest in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

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EXHIBIT B
(b)
Changes in and Distributions With Respect to Stock

  (1)    Basic Adjustment Provisions.    In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company's capital structure that constitutes an equity restructuring within the meaning of FASB ASC Topic 718 (or any successor provision), the Administrator shall make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(c), and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

  (2)    Certain Other Adjustments.    The Administrator shall also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422 and the requirements of Section 409A where applicable.

  (3)    Continuing Application of Plan Terms.    References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8. LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9. AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant's consent, alter the terms of an Award so as to affect materially and adversely the Participant's rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10. OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company's right to award a person bonuses or other compensation in addition to Awards under the Plan.

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EXHIBIT B

11. MISCELLANEOUS

(a)    Waiver of Jury Trial.    By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b)    Limitation of Liability.    Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 11(b) shall limit the ability of the Administrator or the Company to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

(c)    Forfeiture.    Awards held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company payments received with respect to Awards, in each case (a) to the extent provided in a Participant's Award, (b) in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or (c) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required under this Section 11(c) at such time and in such manner as the Administrator shall determine in its sole discretion and consistent with applicable law. The Company will not be responsible for any adverse tax or other consequences to a Participant that may arise in connection with this Section 11(c).

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EXHIBIT B

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

"Administrator": The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term "Administrator" shall include the person or persons so delegated to the extent of such delegation.

"Affiliate": Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

"Award": Any or a combination of the following:

  (i) Stock Options.

  (ii) SARs.

  (iii) Restricted Stock.

  (iv) Unrestricted Stock.

  (v) Stock Units, including Restricted Stock Units.

  (vi) Performance Awards.

  (vii) Cash Awards, including Cash Awards that are Performance Awards.

  (viii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

"Board": The board of directors of the Company.

"Cause": In the case of any Participant who is party to an employment, severance-benefit, change in control or similar agreement with the Company or any of its Affiliates that contains a definition of "Cause," the definition set forth in such agreement shall apply with respect to such Participant under the Plan during the term of such agreement. In the case of any other Participant, except as expressly provided otherwise in an Award agreement, "Cause" shall mean: (i) the Participant's refusal or failure (other than during periods of illness or Disability) to perform the Participant's material duties and responsibilities to the Company or its subsidiaries, (ii) the conviction or plea of guilty or nolo contendere of the Participant in respect of any felony, other than a motor vehicle offense, (iii) the commission of any act which causes material injury to the reputation, business or business relationships of the Company or any of its subsidiaries including, without limitation, any breach of written policies of the Company with respect to trading in securities, (iv) any other act of fraud, including, without limitation, misappropriation, theft or embezzlement, or (v) a violation of any applicable material policy of the Company or any of its subsidiaries, including, without limitation, a violation of the laws against workplace discrimination.

"Cash Award": An Award denominated in cash.

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EXHIBIT B

"Change in Control": A "change in control event" (as that term is defined in Section 1.409A-3(i)(5) of the Treasury Regulations) with respect to the Company, which generally will include the consummation of following events, subject to such additional rules and requirements as may be set forth in the Treasury Regulations and related guidance:

  (i) a transfer or issuance of stock of the Company, where stock in the Company remains outstanding after the transaction, and one person, or more than one person acting as a group (as determined under the Treasury Regulations), acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company (however, if a person or group is considered to own more than 50% of the total fair market value or 30% of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group will not be considered a change in control for purposes of the Plan;

  (ii) the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of ownership of stock possessing 30% or more of the total voting power of the Company (however, if a person or group is considered to control the Company within the meaning of this sentence (i.e., owns stock of the Company possessing 30% of the total voting power of the Company), then the acquisition of additional control will not be considered a change in control for purposes of the Plan;

  (iii) the replacement of a majority of members of the Company's Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board of Directors before the appointment or election; or

  (iv) the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company, as determined under the Treasury Regulations (however, a transfer of assets to certain related persons, as provided under the Treasury Regulations, or to an entity that is controlled by the shareholders of the Company immediately after the transfer, will not be considered a change in control for purposes of the Plan).

"Change in Control Termination": Unless expressly provided otherwise in an Award agreement, the termination of a Participant's Employment following a Change in Control (i) by the Company and its subsidiaries not for Cause, (ii) by the Participant for Good Reason, or (iii) by reason of the Participant's death or Disability.

"Code": The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

"Compensation Committee": The Compensation Committee of the Board.

"Company": Atlas Air Worldwide Holdings, Inc.

"Covered Transaction": Any consummation of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company's then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company's assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

"Disability": In the case of any Participant who is party to an employment, severance-benefit, change in control or similar agreement with the Company or any of its Affiliates that contains a definition of "Disability," the definition set forth in such agreement shall apply with respect to such Participant under the Plan during the term of such agreement. In the case of any other Participant, except as expressly provided otherwise in an Award agreement,

Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement   |   B-9

EXHIBIT B

"Disability" shall mean such Participant's having been continuously disabled from performing duties assigned to the Participant for a period of not less than six consecutive calendar months, in which case such Disability shall be deemed to have commenced on the date following the end of such six consecutive calendar months.

"Effective Date": The date on which the stockholders of the Company approve the Plan.

"Employee": Any person who is employed by the Company or an Affiliate.

"Employment": A Participant's employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant's Employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant's Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. In construing the Plan or any Award relating to the payment of "nonqualified deferred compensation" (subject to 409A) upon a termination or cessation of Employment, references to termination or cessation of Employment, separation from service, retirement or similar or correlative terms shall be construed to require a "separation from service" (as defined in Section 1.409A-1(h) of the Treasury Regulations after giving effect to the presumptions contained therein).

"Good Reason": In the case of any Participant who is party to an employment, severance-benefit, change in control or similar agreement with the Company or any of its Affiliates that contains a definition of "Good Reason," the definition set forth in such agreement shall apply with respect to such Participant under the Plan during the term of such agreement. In the case of any other Participant, except as expressly provided otherwise in an Award agreement, "Good Reason" shall mean: (i) a material reduction in the Participant's duties and responsibilities from those of the Participant's most recent position with the Company, (ii) a reduction of the Participant's aggregate salary, benefits and other compensation (including any incentive opportunity) from that which the Participant was most recently entitled during Employment other than in connection with a reduction as part of a general reduction applicable to all similarly-situated employees of the Company, or (iii) a relocation of the Participant to a position that is located greater than 40 miles from the location of such Participant's most recent principal location of employment with the Company; provided, however, that the Participant will be treated as having resigned for Good Reason only if he or she provides the Company with a notice of termination within 90 days of the initial existence of one of the conditions described above, following which the Company shall have 30 days from the receipt of the notice of termination to cure the event specified in the notice of termination and, if the Company fails to so cure the event, the Participant must terminate his or her Employment not later than 30 days following the end of such cure period.

"ISO": A Stock Option intended to be an "incentive stock option" within the meaning of Section 422. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

"Participant": A person who is granted an Award under the Plan.

"Performance Award": An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to constitute performance-based compensation. Such Award may be granted at a target level, subject to a future payout of a multiple of target, subject to specified Performance Criteria.

"Performance Criteria": Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. Generally, a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis (basic or fully diluted); return on equity, investment, capital or assets;

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EXHIBIT B

one or more operating ratios such as earnings before interest, taxes, and/or depreciation and amortization; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; free cash flow, cash flow, return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); economic value added; strategic business criteria, consisting of one or more objectives based on meeting specific market penetration, geographic business expansion goals, facility construction or completion goals, geographic facility relocation or completion goals, cost targets, customer satisfaction, supervision of litigation or information technology; joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. The Administrator may provide in the case of any Award that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

"Plan": The Atlas Air Worldwide Holdings, Inc. 2018 Incentive Plan as from time to time amended and in effect.

"Prior Plan": The Atlas Air Worldwide Holdings, Inc. Amended and Restated 2016 Incentive Plan.

"Restricted Stock": Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

"Restricted Stock Unit": A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

"SAR": A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

"Section 409A": Section 409A of the Code.

"Section 422": Section 422 of the Code.

"Stock": Common Stock of the Company, par value $0.01 per share.

"Stock Option": An option entitling the holder to acquire shares of Stock upon payment or satisfaction of the exercise price.

"Stock Unit": An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

"Unrestricted Stock": Stock not subject to any restrictions under the terms of the Award.

Atlas Air Worldwide Holdings, Inc.    2019 Notice & Proxy Statement   |   B-11

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal Nos. 2, 3 and 4. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 02 - Timothy J. Bernlohr 03 - Charles F. Bolden, Jr. 01 - Robert F. Agnew 05 - Bobby J. Griffin 06 - Carol B. Hallett 04 - William J. Flynn 08 - Duncan J. McNabb 09 - Sheila A. Stamps 07 - Jane H. Lute 10 - John K. Wulff For Against Abstain For Against Abstain 2. Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2019. 3. Advisory vote to approve the compensation of the Company’s Named Executive Officers. For Against Abstain 4. Approval of an amendment to our 2018 Incentive Plan. Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears on this Proxy. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title. If signing in the name of a Corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. //

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Atlas Air Worldwide Holdings, Inc. Proxy for the Annual Meeting of Shareholders — May 22, 2019 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned appoints Adam R. Kokas, Spencer Schwartz, and Michael W. Borkowski, and each of them, with full power of substitution in each, as proxies and authorizes them to vote all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Atlas Air Worldwide Holdings, Inc., to be held at the Doral Arrowwood Hotel and Conference Center, 975 Anderson Hill Road, Rye Brook, New York 10573 on Wednesday, May 22, 2019 at 10:00 a.m., local time, and at any adjournment or postponement of the meeting, as indicated below. Please date, sign and return this proxy promptly. This Proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR the election as directors of all of the nominees listed on the reverse side, FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, FOR the advisory vote to approve the compensation of the Company’s Named Executive Officers, and FOR the approval of an amendment to our 2018 Incentive Plan, all as described in the Proxy Statement. The undersigned authorizes the Proxies to vote, in their discretion, upon any other matters as may properly come before the Annual Meeting. The Board of Directors recommends a vote FOR the election as directors of the persons named in Proposal No. 1, FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 as set forth in Proposal No. 2, FOR the advisory vote to approve the compensation of the Company’s Named Executive Officers as set forth in Proposal No. 3, and FOR the approval of an amendment to our 2018 Incentive Plan as set forth in Proposal No. 4. IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE Certification: Pursuant to federal law and Atlas Air Worldwide Holdings, Inc.‘s certificate of incorporation and By-laws, voting stock is subject to certain foreign ownership restrictions. By signing on the reverse side, you represent that (1) you are a United States citizen as that term is defined by federal aviation law, or (2) the shares of stock represented by this Proxy have been registered on the foreign stock record of the Company, as provided in the By-laws.